Filed Pursuant to 424(b)(5)
Registration No. 333-126895
PROSPECTUS
MOVIE GALLERY, INC.
Offer to Exchange $325,000,000 of Its
11% Senior Notes Due 2012,
Registered under the Securities Act,
for $325,000,000 of Its Outstanding Unregistered
11% Senior Notes Due 2012
This exchange offer will expire at 5:00 p.m.,
New York City time, on September 6, 2005, unless extended.

•	We are offering to exchange $325,000,000 aggregate principal amount of registered 11% senior notes due May 1, 2012, registered under the Securities Act of 1933, as amended, or, the “Securities Act,” and which are referred to in this prospectus as the new notes, for all $325,000,000 aggregate principal amount of outstanding unregistered 11% senior notes due May 1, 2012, which are referred to in this prospectus as the old notes.

•	The terms of the new notes will be substantially identical to the outstanding unregistered 11% senior notes that we issued on April 27, 2005, except that the new notes will be registered under the Securities Act and will not be subject to transfer restrictions or registration rights. The outstanding unregistered 11% senior notes were issued in reliance upon an available exemption from the registration requirements of the Securities Act.

•	We will pay interest on the new notes on each May 1 and November 1, beginning November 1, 2005.

•	The new notes will be fully and unconditionally guaranteed on a senior basis by each of our current and future domestic restricted subsidiaries.

•	Subject to the terms of this exchange offer, we will exchange the new notes for all old notes that are validly tendered and not withdrawn prior to the expiration of this exchange offer.

•	The exchange of old notes for new notes pursuant to this exchange offer generally will not be a taxable event for U.S. federal income tax purposes. See “Summary of Certain United States Federal Tax Considerations.”

•	We will not receive any proceeds from this exchange offer.
      Investing in the new notes involves risks. You should consider carefully the risk factors beginning on page 14 of this prospectus before tendering your old notes in this exchange offer.
       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the new notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
      Each broker-dealer that receives new notes for its own account pursuant to the Registered Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer during the Exchange Offer Registration Period in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, during the Exchange Offer Registration Period, it will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”
The date of this prospectus is August 5, 2005

IMPORTANT INFORMATION ABOUT THIS PROSPECTUS
      You should rely only on the information in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to exchange and issue the new notes in any jurisdiction where the offer or exchange is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.
      This exchange offer is not being made to, and we will not accept surrenders for exchange from, holders of old notes in any jurisdiction in which this exchange offer or the acceptance of this exchange offer would violate the securities or blue sky laws of that jurisdiction.
      Unless the context otherwise requires, as used in this prospectus:

•	the terms “company,” “we,” “us,” “our,” “ours,” and “us” refer to Movie Gallery Inc. and its subsidiaries and the term “Hollywood” refers to Hollywood Entertainment Corporation and its subsidiaries;

•	the term “combined company” refers to Movie Gallery after consummation of the merger with Hollywood;

•	references to ”first quarter 2005” refer to Movie Gallery’s quarter ended April 3, 2005 or to Hollywoods quarter ended March 31, 2005, as appropriate;

•	references to “2000,” “2001,” “2002,” 2003,” and “2004” respectively refer to Movie Gallery’s fiscal years ended December 31, 2000, January 6, 2002, January 5, 2003, January 4, 2004 and January 2, 2005, or to Hollywood’s fiscal years ended December 31, 2000, December 31, 2001, December 31, 2002, December 31, 2003 and December 31, 2004, as appropriate;

•	the term “old notes” refers to the 11% senior notes due 2012 that we issued on April 27, 2005;

•	the terms “new notes” and “Exchange Notes” refer to the 11% senior notes due 2012 that we registered under the Securities Act and that we are offering in exchange for the old notes; and

•	the term “notes” refers to the old notes and the new notes, collectively.

i

WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and current reports and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of those documents upon payment of a duplicating fee to the SEC. You may also review a copy of those documents at the SEC’s regional offices in Chicago, Illinois and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You can review our SEC filings by accessing the SEC’s Internet site at http://www.sec.gov.
      We “incorporate by reference” in this prospectus the information filed by us with the SEC, which means that we disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus and information that we subsequently file with the SEC will automatically update and supersede the information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering of the new notes contemplated by this prospectus is terminated:

•	Movie Gallery’s Annual Report on Form 10-K for the fiscal year ended January 2, 2005;

•	Movie Gallery’s Quarterly Report on Form 10-Q for the quarter ended April 3, 2005; and

•	Movie Gallery’s Current Reports on Form 8-K dated January 11, February 3, February 14, February 17, March 3, March 11, March 25, April 1, April 15, April 26, April 27, May 19, June 15, June 22, June 23, July 11, July 27, July 29 and August 3, 2005.
      You may request a copy of any of these filings, at no cost, by writing or telephoning us at the following address or telephone number: 900 West Main Street, Dothan, Alabama 36301, (334) 677-2108, Attention: Chief Financial Officer.
      This document contains summaries of the terms of certain agreements that we believe to be accurate in all material respects. However, we refer you to the actual agreements for complete information relating to those agreements. All summaries are qualified in their entirety by this reference. We will make copies of those documents available to you upon your request to us or to the initial purchasers. While any of the old notes remain outstanding, we will make available to any holder or any prospective purchaser the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which we are not subject to the reporting requirements of the Exchange Act.
      If you would like to request documents, please do so by no later than August 29, 2005 in order to receive the documents before this exchange offer expires on September 6, 2005.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Act of 1934. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws. Forward looking statements may include the words “may,” “will,” “plans,” “believes,” “estimates,” “expects,” “intends” and other similar expressions. Forward-looking statements include statements regarding our ability to continue our expansion strategy, our ability to make projected capital expenditures and our ability to achieve cost savings in connection with our acquisition of Hollywood, as well as general market conditions, competition and pricing. Our forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, including that:

•	we may not successfully integrate the operations of Hollywood into our operations and may be subjected to liabilities as a result of our acquisition of Hollywood;

•	our management information systems may fail to perform as expected;

ii

•	we may fail to manage merchandise inventory effectively;

•	movie studios may alter their current movie distribution practices or revenue sharing programs;

•	advances in technologies may adversely affect our business;

•	customers may choose to purchase, rather than rent, movies in greater proportion than anticipated;

•	video game hardware and software manufacturers may fail to introduce new products in a timely manner; and

•	the other risks described in “Risk Factors.”
Any forward-looking statements in this prospectus are based on certain assumptions and analyses made by us in light of our experience and perception of historical trends, current conditions, expected future developments and other factors that we believe are appropriate under the current circumstances. However, events may occur in the future that we are unable to accurately predict, or over which we have no control. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. You are therefore cautioned not to place undue reliance on such forward-looking statements. We do not intend to update any forward-looking statements contained in this document. When considering our forward-looking statements, also keep in mind the risk factors and other cautionary statements in this prospectus.

iii

PROSPECTUS SUMMARY
      This brief summary highlights selected information from this prospectus. It may not contain all the information that is important to you. For a more complete understanding of this exchange offer, our company, and the notes, we encourage you to read this entire prospectus carefully, including the risk factors and the other documents referred to in this prospectus.
Our Company
      We are a leading specialty home video retailer primarily focused on both rural and suburban markets. Before our acquisition of Hollywood, we were the third-largest specialty home video retailer in the industry based on revenue and the second-largest based on number of retail stores. As of April 3, 2005, we owned and operated 2,543 retail stores, located throughout North America, that rent and sell DVDs, videocassettes and video games. Our target markets are small towns and suburban areas of cities with populations generally between 3,000 and 20,000, where the primary competitors are typically independently owned stores and small regional chains. The average size of our stores is approximately 4,200 square feet. Prior to our acquisition of Hollywood, we competed directly with the largest national chain (Blockbuster Inc.) in approximately one-third of our store locations. Since our initial public offering in August 1994, we have grown from 97 stores to our present size through acquisitions and new store openings.
      We believe we are the lowest cost operator among the leading national specialty home video retail chains. We have developed and implemented a flexible and disciplined business strategy that centers on driving revenue growth, maximizing store level productivity and profitability and minimizing operating costs. By focusing on rural and suburban markets, we are able to control operating costs through lower rents, flexible leases, reduced labor costs and economies of scale, while simultaneously offering a large product assortment.
      As a result of our competitive strengths, our operating and growth strategies and our management team, we have grown substantially over the past four years. From 2000 to 2004, our total revenues have grown from $318.9 million to $791.2 million, a compound annual growth rate of 25.5%.
Competitive Strengths
Primary Focus on Rural and Suburban Markets
      We aim to locate our stores in small towns or suburban areas of cities with populations typically between 3,000 and 20,000 where we can be the market leader. We believe our focus on smaller markets allows us to achieve a higher return on invested capital with less risk than we would face in larger urban markets because of the reduced level of competition, lower operating costs and our expertise in operating in rural and suburban markets. Typically, our principal competitors in these markets are single store and small chain operators that generally have smaller advertising budgets than ours, higher cost of inventory and more limited access to studio revenue sharing, thus resulting in limited inventory breadth and depth and less access to capital than we have.
      We believe our high concentration of stores in rural and suburban markets also allows us to compete effectively against new technologies such as video on demand, or “VOD.” We expect that the rural and suburban markets in which we operate are likely to be among the last markets to build the infrastructure necessary to support VOD. The typical plant upgrades required to deliver VOD are costly, and as a result, cable and digital subscriber line operators generally have pursued development in higher density areas where they can achieve better returns on invested capital.
      In addition to our prominent position in rural and suburban markets, a portion of our stores are located in urban markets. Our presence in urban markets has increased following consummation of the Hollywood merger, and we believe that our experience in successfully operating stores in these markets will allow us to leverage the historical strength of the Hollywood store platform.

Low Cost Operator
      We believe that we are the lowest cost operator of the leading national chains. In 2004, our average initial investment to build new Movie Gallery stores was approximately $125,000 per store. This investment included leasehold improvements, fixtures, signage and inventory (net of payables). We have developed a strategy to minimize operating expenses that includes:

•	negotiating favorable lease terms;

•	centralized purchasing;

•	reduced labor costs; and

•	stringent expense controls.
Flexible and Disciplined Business Model
      We have a flexible and disciplined business model designed to maximize our revenues and reduce our costs. The key components of our business model include:

•	flexible store formats, which allow us to tailor the size, inventory and look of each store to fit its locale; our stores average approximately 4,200 square feet, and have rental inventories ranging from approximately 2,500 to 15,000 movies and 200 to 1,500 video games;

•	short lease terms that allow us to respond quickly to changing demographics, competition and other market conditions and to close non-performing stores promptly; our remaining lease terms for Movie Gallery stores currently average three years, with approximately 15% of our stores considered for lease renewal each year;

•	inventory management that targets customer demographics and customer preferences in each of our markets; and

•	pricing management, including store-specific pricing of promotional programs that are managed and modified based upon competitive, demographic and various other operating considerations.
Proven Acquisition Strategy
      From 1994 to April 3, 2005, we grew from 97 stores to 2,543 stores, primarily as a result of an active acquisition strategy. Historically, acquired stores have been rapidly integrated into our operations, and we have completed over 200 acquisitions with minimal disruption. Typically, we are able to increase the revenue and cash flow of our acquired stores due to our product purchasing practices and economies of scale. The average cost of converting an acquired store to the Movie Gallery format has been minimal.
Proprietary Information Systems to Drive Revenue and Enhance Profitability
      We compete with other specialty home video retailers to provide customers in each of our stores with a broad selection of between 2,500 to 15,000 movies and 200 to 1,500 video games for rental at competitive prices. To help us manage our extensive inventory in the most profitable manner, we have developed proprietary management information systems and a point of sale system for our stores designed to enable us to optimize inventory levels, monitor customer purchase patterns and selection preferences, as well as provide comparative revenue data on a daily basis. We believe these capabilities enable us to efficiently manage our rental inventory as well as reallocate rental inventory and adjust our merchandising selection to meet the specific product selection requirements of individual stores or markets.
Focus on Customer Service
      We view the personal interaction of our employees with our customers as an integral part of our organizational culture and point of differentiation from our competitors. We believe that our culture, together with our established training programs for our hourly employees, store managers and field management, results in a superior customer experience and higher visit frequency. As part of our customer service initiatives, we maintain a database of approximately 6.0 million active Movie Gallery customers that captures pertinent customer preferences and purchase history and enables our store associates to provide our customers with useful product rental guidance and offer suggestive selling reminders. We believe providing prompt, friendly and knowledgeable service helps us ensure higher levels of customer satisfaction and customer loyalty.
Experienced Management Team
      Our executive management team has demonstrated an ability to grow our business profitably through new store openings, same store growth and acquisitions. We have a highly experienced executive management team with an average of 13 years in specialty home video retailing and an average of 11 years with us in an industry that is only approximately 20 years old. We believe this continuity has allowed us to deliver a consistent offering for our customers and, in turn, generate high levels of customer loyalty.
Merger with Hollywood Entertainment Corporation
      On April 27, 2005, we completed our acquisition of Hollywood, and Hollywood became our wholly-owned subsidiary. In connection with the merger, the following transactions occurred:

•	We obtained a new senior credit facility guaranteed by all of our domestic subsidiaries in an aggregate amount of $870.0 million, consisting of a $75.0 million revolving credit facility and two term loan facilities in an aggregate principal amount of $795.0 million, in connection with the refinancing of substantially all of the other indebtedness of Movie Gallery and Hollywood.

•	We issued the old notes simultaneously with the closing of our new senior credit facility and the consummation of the merger.

•	At our request, Hollywood completed a tender offer, sometimes referred to in this prospectus as the “9.625% Senior Subordinated Note Tender Offer,” where it purchased for cash $224.6 million aggregate principal amount of its outstanding 9.625% Senior Subordinated Notes due 2011. The tender offer price for each $1,000 principal amount of 9.625% Senior Subordinated Notes purchased was $1,142.13. The tender offer price included a consent payment equal to $30 per $1,000 principal amount of the 9.625% Senior Subordinated Notes purchased. In connection with the 9.625% Senior Subordinated Note Tender Offer, Hollywood has received from the holders of 9.625% Senior Subordinated Notes sufficient consents to the adoption of specified amendments to the indenture governing the 9.625% Senior Subordinated Notes to remove substantially all of the restrictive covenants.
      In this prospectus, we sometimes refer to the offering of our old notes, our new senior credit facility and the 9.625% Senior Subordinated Note Tender Offer as the “Refinancing.”
Hollywood
      Before the merger with Movie Gallery, Hollywood was the second-largest specialty home video retailer in the industry based on revenue and the third-largest based on number of retail stores. Hollywood opened its first Hollywood Video store in October 1988 and, as of March 31, 2005, operated 2,027 Hollywood Video stores in 47 states and the District of Columbia. Hollywood’s stores are typically located in high-traffic, high-visibility, urban and suburban locations with convenient access and parking. Inside the store, Hollywood focuses on providing a superior selection of movies and games for rent, as well as new and used movies and video games for sale, in a friendly and inviting atmosphere that encourages browsing. The average Hollywood Video store is approximately 6,600 square feet, and typically carries more than 10,000 movie and video game titles on more than 25,000 units of DVD, videocassette and video game formats.

      Hollywood’s strategy is to make each Hollywood Video store a total home entertainment destination. Hollywood believes that many consumers continue to view movie and video game rentals as a convenient form of entertainment and an excellent value. In addition to its leading movie and game rental business, Hollywood believes it is well positioned to capitalize on the growing trend of consumers purchasing movies and games. Hollywood focuses its movie sales efforts on used DVD and videocassette movies, which it believes offer a better value to its customers than new products. Hollywood’s DVD and videocassette movie rental inventory provides a continuous source of used DVD and videocassette movies and, to a lesser extent, video games for sale when such products are no longer needed as rental inventory. Hollywood’s approach to video game sales is to build dedicated game retail departments within its Hollywood Video stores. As of March 31, 2005, 698 Hollywood Video stores included an in-store “Game Crazy” department where game enthusiasts can buy, sell and trade new and used video game hardware, software and accessories. A typical Game Crazy department carries over 2,500 video game titles and occupies an area of approximately 700 to 900 square feet within the store. In addition, Hollywood had 20 free-standing Game Crazy stores as of March 31, 2005.
      As a large and established specialty home video retailer, we believe Hollywood’s size provides it with a competitive advantage over smaller operators, because it allows Hollywood to benefit from strong studio relationships, access to more copies of individual movie titles through direct revenue sharing arrangements, sophisticated information systems, greater access to prime real estate locations, and other operating efficiencies made possible by its size and experience.
      Since opening its first store, Hollywood has focused on increasing store productivity. Over the last five years Hollywood has increased net sales per square foot from $107 to $137 while at the same time increasing operating profit per square foot from $18 to $27. During that same period, Hollywood added 457 stores, closed 66 unproductive stores, and remodeled more than 600 stores. Hollywood believes that its remodeling activity has resulted in a store base that is fresh, updated and provides consumers with a convenient and appealing entertainment destination.
Hollywood Merger Rationale
      Movie Gallery believes that the acquisition of Hollywood represents a unique strategic opportunity to join two companies with complementary business strategies and complementary geographical presence and operations. We anticipate that the combined company will have greater financial strength, operational efficiencies, earning power and growth potential than either Movie Gallery or Hollywood would have on its own.
      The combined company has a store base of approximately 4,570 stores, making it the second-largest specialty home video retailer in the industry based on revenue and number of retail stores. In addition, the combined company provides the movie studios with a significant strategic partner and alternative for movie distribution. Through a larger cash flow base and access to customers, we believe that the combined company is better positioned to compete, as well as adapt to and shape changes in the industry.
      Movie Gallery’s strategic rationale for the acquisition is as follows:

•	Geographic footprint of combined companies. The merger forms a strong number two competitor in the specialty home video retail industry that combines Hollywood’s prime urban superstore locations with our substantial presence in rural and suburban markets. The two companies possess minimal store overlap as a result of our significant east coast presence and focus on rural and suburban locations and Hollywood’s significant west coast presence and focus on urban locations.

•	Cost savings. We expect the combined operation to achieve cost benefits resulting from the reduction of duplicative general and administrative costs and the realization of scale economies with respect to products and services purchased from studios and merchandisers.

•	Operating efficiencies. We expect to improve operational performance due to greater distribution density, consolidation of duplicative functions and the adoption of best practices at the approximately 4,570 store locations that the combined company will have after the merger.

      We anticipate that we will maintain the Hollywood format and brand separately from our Movie Gallery business because of Hollywood’s distinct operational model and to ensure customer continuity. While integrating Hollywood’s operations with ours, we will evaluate our respective operational, growth and other strategies and policies and will modify those strategies and policies as appropriate or required by industry and operating conditions.
Growth Strategy of the Combined Company
      The key objective of the combined company’s growth strategy is to increase market share in existing and new markets. The key elements of the combined company’s growth strategy are:
Increasing Same-Store Revenues and Enhancing Operating Margins
      We focus on continuous improvement of same-store revenues and profit growth through:

•	capitalizing on the continued industry growth driven by strong DVD trends;

•	capitalizing on trends in the video game business cycle;

•	pursuing ancillary sales initiatives such as the sale of new and previously viewed videos and games, video and game trading and in-store subscription programs;

•	adopting merchandising and pricing programs;

•	managing cost through effective budgeting; and

•	providing superior service with a knowledgeable and enthusiastic staff of associates.
Developing New Stores in Attractive Markets
      We believe that the transferability of our standardized retail format, which can be adapted easily to a variety of locations, and our record of successfully opening stores provide us with a strong foundation for expansion through new store development. Although new stores generally require approximately one year for revenues to reach the level of mature stores, our expectation for new stores is that they become profitable within the first six months of operation and produce a positive return on investment within approximately 24 months. We believe there are 2,500 to 3,500 markets available for further potential development in the United States that fit our typical Movie Gallery market profile.
      We currently expect that the combined company will open approximately 300 new stores in 2005, primarily in rural and suburban markets, and expect to continue to open new stores at a similar pace over the next several years, subject to market and industry conditions and the integration of our acquisition of Hollywood. Additionally, we see expansion opportunities in Canada and are exploring markets in Mexico, where we operated 206 stores and seven stores, respectively, as of April 3, 2005. On June 29, 2005, we completed the acquisition of VHQ Entertainment, Inc., which owns and operates 58 specialty home video retail stores in rural and suburban markets in Canada, for a price of $16.5 million.
Pursuing Opportunistic Acquisitions
      We believe that growth through acquisitions is attractive because:

•	acquired stores provide an installed base of revenue and cash flow;

•	we are able to grow more rapidly, thus providing increased benefits of scale;

•	conversion to our formats and systems provides us with operating efficiencies; and

•	acquisitions facilitate rapid expansion into new markets.

      In evaluating potential acquisition candidates, we consider a number of factors, including:

•	strategic fit and desirability of location;

•	price;

•	ability to improve productivity and profitability; and

•	whether the anticipated return on investment approximates what we expect to generate from expansion through organic growth of new stores.
      Although we anticipate that the majority of our growth will come from the opening of new stores, we also expect to continue to pursue opportunistic acquisitions.
Summary Corporate Structure
      The chart below summarizes Movie Gallery’s corporate structure after completion of the merger.
Corporate Information
      Movie Gallery maintains its principal executive offices at 900 West Main Street, Dothan, Alabama 36301, and its telephone number is (334) 677-2108.

Summary Consolidated Financial and Other Data — Movie Gallery
       The following historical financial information is derived from our audited consolidated financial statements as of and for 2002, 2003 and 2004, and from our unaudited consolidated financial statements for the first quarter of 2005. The following pro forma financial information is derived from our unaudited pro forma consolidated condensed financial statements incorporated herein by reference from our Form 8-K/A filed on July 11, 2005. The unaudited pro forma balance sheet data as of April 3, 2005 is presented as if our merger with Hollywood Entertainment Corporation and the Refinancing had occurred on April 3, 2005. The unaudited pro forma statement of income data for 2004 assumes that the merger and the Refinancing took place on January 5, 2004, the beginning of our 2004 fiscal year. The unaudited pro forma statement of income data for the first quarter of 2005 assumes that the merger and the Refinancing took place on January 3, 2005, the beginning of our 2005 fiscal year. This table should be read in conjunction with the information contained in “Use of Proceeds;” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated herein by reference; our unaudited pro forma consolidated condensed financial statements and the notes to those statements incorporated herein by reference; and the consolidated financial statements and the notes to those statements included in this registration statement.

	Historical

								Pro Forma
						First Quarter
									First Quarter
	2002		2003		2004	2004	2005	2004	2005

	(Dollars in thousands)
Statement of income data:
Revenues:
Rentals	$490,836		$629,793		$729,167	$186,757	$216,741	$2,115,745	$588,415
Product sales	38,152		62,602		62,010	16,545	17,050	456,076	120,861

Total revenues	528,988		692,395		791,177	203,302	233,791	2,571,821	709,276
Cost of sales:
Cost of rental revenues	164,818	(1)	184,439	(1	) 208,160	51,745	66,360	635,627	179,777
Cost of product sales	29,852		50,143		41,942	10,940	12,190	341,016	88,089

Gross profit	334,318		457,813		541,075	140,617	155,241	1,595,178	441,410
Operating income	35,881	(2)	83,341		87,574 (3)	31,726	30,570	223,606	80,132
Interest expense, net	1,024		468		624	99	80	84,543	21,732
Net income	20,934		49,436		49,488	18,252	18,393	82,468	35,294
Net income per share:
Basic	$0.69		$1.53		$1.54	$0.55	$0.59	$2.57	$1.13
Diluted	$0.67		$1.48		$1.52	$0.54	$0.58	$2.53	$1.12
Cash dividends per common share	$—		$0.03		$0.12	$0.03	$0.03
Operating data:
Number of stores at end of period	1,784		2,158		2,482	2,240	2,543
Increase/(decrease) in same store revenues(4)	3.2%		7.0%		(1.5)%	2.0%	1.5%
Net cash provided by (used in):
Operating activities	$69,202		$95,555		$105,489	$21,057	$13,310
Investing activities	(99,198)		(94,490)		(75,085)	(19,154)	(18,524)
Financing activities	43,428		3,333		(45,353)	1,177	2,699
Other data:
Adjusted EBITDA(5)	$78,260		$109,416		$111,674	$34,307	$39,163

						Pro Forma
						April 3, 2005

Balance sheet data:
Cash and cash equivalents	$29,555	$38,006	$25,518	$22,609		$46,493
Rental inventory, net	82,880	102,479	126,541	130,402		358,202
Property, furnishings and equipment, net	86,993	114,356	128,182	130,743		367,638
Total assets	361,209	457,884	492,142	507,422		1,902,709
Long-term debt obligations (including current portion)	—	—	—	—		1,117,670
Stockholders’ equity	259,051	320,116	331,134	354,148		351,629
Ratio of earnings to fixed charges:(6)	1.8	2.4	2.1	2.5	1.4	1.7

(1)	Effective October 7, 2002, we changed the estimates used to amortize rental inventory, resulting in a non-cash charge of approximately $27.9 million in the fourth quarter of 2002 and $5.9 million throughout 2003.

(2)	Includes a $4.0 million charge related to a legal settlement in the second quarter of 2002.

(3)	Includes a pre-tax charge of $6.3 million to correct our accounting for leasehold improvements, including $2.9 million related to prior periods, which was accounted for as an immaterial prior period correction (see Note 1 to our consolidated financial statements).

(4)	Same store revenues are calculated based on the aggregate revenues from stores Movie Gallery operated for at least 13 months.

(5)	Adjusted EBITDA is defined as net cash provided by operating activities before changes in operating assets and liabilities, interest and taxes. Adjusted EBITDA is presented primarily as an alternative measure of liquidity, although we also use it as an internal measure of performance for making business decisions and compensating our executives. It is also a widely accepted financial indicator in the home video specialty retail industry of a company’s ability to incur and service debt, finance its operations and meet its growth plans. However, our computation of Adjusted EBITDA is not necessarily identical to similarly captioned measures presented by other companies in our industry. We encourage you to compare the components of our reconciliation of Adjusted EBITDA to cash flows from operations in relation to similar reconciliations provided by other companies in our industry. Our presentation of net cash provided by operating activities and Adjusted EBITDA treats rental inventory as being expensed upon purchase instead of being capitalized and amortized. We believe this presentation is meaningful and appropriate because our annual cash investment in rental inventory is substantial and in many respects is similar to recurring merchandise inventory purchases considering our operating cycle and the relatively short useful lives of our rental inventory. Our calculation of Adjusted EBITDA excludes the impact of changes in operating assets and liabilities. This adjustment eliminates temporary effects attributable to timing differences between accrual accounting and actual cash receipts and disbursements, and other normal, recurring and seasonal fluctuations in working capital that have no long-term or continuing affect on our liquidity. Investors should consider our presentation of Adjusted EBITDA in light of its relationship to cash flows from operations, cash flows from investing activities and cash flows from financing activities as shown in our statements of cash flows. Adjusted EBITDA is not necessarily a measure of “free cash flow” because it does not reflect periodic changes in the level of our working capital or our investments in new store openings, business acquisitions, or other long-term investments we may make. However, it is an important measure used internally by executive management of our company in making decisions about where to allocate resources to grow our business. Our calculation of Adjusted EBITDA is reconciled to net cash provided by operating activities as follows (in thousands):

				First Quarter

	2002	2003	2004	2004	2005

Net cash provided by operating activities	$69,202	$95,555	$105,489	$21,057	$13,310
Changes in operating assets and liabilities	3,218	9,189	(2,744)	9,651	19,772
Tax benefit of stock options exercised	(4,454)	(3,747)	(4,305)	(2,989)	(2,175)
Deferred income taxes	(4,653)	(24,036)	(19,106)	(5,256)	(3,584)
Interest expense	1,024	468	624	99	80
Income taxes	13,923	31,987	31,716	11,745	11,760

Adjusted EBITDA	$78,260	$109,416	$111,674	$34,307	$39,163

(6)	The ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges. Earnings consist of income before income taxes, plus equity in losses of unconsolidated entities and fixed charges (excluding capitalized interest). Fixed charges consist of interest expense (including capitalized interest) on debt, accretion of debt discount, amortization of debt issuance costs, and the portion of rental expense that is representative of the interest component. The pro forma ratio of earnings to fixed charges is calculated based on our unaudited pro forma consolidated condensed financial statements incorporated herein by reference.

The Exchange Offer

Background	On April 27, 2005, we issued $325.0 million of old notes due 2012 in a private offering. In connection with this private offering, we entered into a registration rights agreement in which we agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the old notes.

General	We are offering to exchange $1,000 principal amount of our new notes due May 1, 2012, for each $1,000 principal amount of our old notes due May 1, 2012. Currently, there is $325.0 million in principal amount of old notes outstanding.

The terms of the new notes are identical in all material respects to the terms of the old notes, except that the new notes are registered under the Securities Act and are generally not subject to transfer restrictions or registration rights.

Old notes may be exchanged only in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000. New notes will be issued only in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000.

Subject to the terms of this exchange offer, we will exchange new notes for all of the old notes that are validly tendered and not withdrawn prior to the expiration of this exchange offer. The new notes will be issued in exchange for corresponding old notes in this exchange offer, if consummated, as soon as practicable after the expiration of this exchange offer.

Expiration Date	This exchange offer will expire at 5:00 p.m., New York City time, on September 6, 2005, unless we extend it. We do not currently intend to extend the expiration date.

Withdrawal of Tenders	You may withdraw the surrender of your old notes at any time prior to the expiration date.

Taxation	The exchange of old notes for new notes in this exchange offer will not be a taxable event for U.S. federal income tax purposes.

Conditions to this Exchange Offer	This exchange offer is subject to customary conditions, which we may assert or waive. See “This Exchange Offer — Conditions to this Exchange Offer; Waivers.”

Procedures for Tendering	If you wish to accept this exchange offer and your old notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, you must instruct this custodial entity to tender your old notes on your behalf pursuant to the procedures of the custodial entity. If your old notes are registered in your name, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the old notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal.

Custodial entities that are participants in The Depository Trust Company, or DTC, must tender old notes through DTC’s Automated Tender Offer Program, or ATOP, which enables a custodial entity, and the beneficial owner on whose behalf the custodial entity is acting, to electronically agree to be bound by the letter of transmittal. A letter of transmittal need not accompany tenders effected through ATOP.

By tendering your old notes in either of these manners, you will represent and agree with us that:

• you are acquiring the new notes in the ordinary course of your business for investment purposes;

• you are not engaged in, and do not intend to engage in, the distribution of the new notes (within the meaning of the Securities Act);

• you have no arrangement or understanding with anyone to participate in a distribution of the new notes; and

• you are not an affiliate of Movie Gallery within the meaning of Rule 405 under the Securities Act.

See “This Exchange Offer — Effect of Surrendering Old Notes”

If you are a broker-dealer that will receive new notes for your own account in exchange for old notes that you acquired as a result of your market-making or other trading activities, you will be required to acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of these new notes.

Resale of New Notes	We believe that you can resell and transfer your new notes without registering them under the Securities Act and delivering a prospectus, if you can make the representations that appear under “This Exchange Offer — Effect of Surrendering Old Notes.” Our belief is based on interpretations expressed in SEC no-action letters to other issuers in exchange offers like ours.

We cannot guarantee that the SEC would make a similar decision about this exchange offer. If our belief is wrong, or if you cannot truthfully make the necessary representations, and you transfer any registered note issued to you in this exchange offer without meeting the registration and prospectus delivery requirements of the Securities Act, or without an exemption from these requirements, then you could incur liability under the Securities Act. We are not indemnifying you for any liability that you may incur under the Securities Act. A broker-dealer can only resell or transfer new notes if it delivers a prospectus in connection with the resale or transfer.

Consequences of Failure to Exchange	For a description of the consequences of a failure to exchange the old notes, see “Risk Factors.”

Use of Proceeds	We will not receive any proceeds from the exchange of notes pursuant to the exchange offer.

Exchange Agent	SunTrust Bank is the exchange agent for this exchange offer. The address and telephone number of the exchange agent are on page 35 of this prospectus.

The New Notes

Issuer	Movie Gallery, Inc.

Notes Offered	$325,000,000 aggregate principal amount of 11% Senior Notes.

Maturity Date	May 1, 2012.

Interest Payment Dates	Interest will be payable semiannually in arrears on May 1 and November 1 of each year, commencing November 1, 2005. The notes will accrue interest from the date of their issuance.

Guarantees	The notes will be guaranteed on a senior basis by all of the current and future domestic restricted subsidiaries of Movie Gallery, Inc., other than immaterial subsidiaries. The guarantees will be general senior unsecured obligations of the subsidiary guarantors.

Ranking	The notes will be senior unsecured debt of Movie Gallery, Inc. Accordingly, they will rank:

• equally with all of our and the guarantors’ existing and future senior unsecured indebtedness;

• effectively subordinated to our and the guarantors’ existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness, including our new senior credit facility;

• effectively subordinated to all liabilities, including trade payables, of our subsidiaries that do not guarantee the notes; and

• senior to all of our or the guarantors’ existing and future subordinated indebtedness.

As of April 3, 2005, on a pro forma basis after giving effect to the offering of the old notes and the application of the net proceeds from the offering of the old notes and our new senior credit facility, we would have had approximately $1,117.7 million of indebtedness, $796.6 million of which would have been secured indebtedness. Our non-guarantor subsidiaries did not have any indebtedness as of April 3, 2005. After giving effect to the offering of the old notes and the application of the net proceeds as intended from the offering of the old notes, as of April 3, 2005 we had the capacity to borrow an additional $55.9 million of secured debt under our new senior credit facility.

Optional Redemption	We may redeem some or all the notes at any time on or after May 1, 2008, at the redemption prices set forth in “Description of Notes — Optional Redemption.” In addition, at any time prior to May 1, 2008, we may redeem up to 35% of the original aggregate principal amount of the notes at a redemption price equal to 111% of their aggregate principal amount plus accrued interest with the net cash proceeds of certain equity offerings. See “Description of Notes — Optional Redemption.”

Change of Control	Upon the occurrence of a change of control (as described under “Description of Notes — Repurchase upon a Change of Control”), we must offer to repurchase the notes at 101% of the principal amount of the notes, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase.

Certain Covenants	The indenture under which the notes will be issued contains covenants that will, among other things, limit our ability and the ability of our restricted subsidiaries to:

• incur indebtedness or issue preferred stock;

• pay dividends or make other distributions or repurchase or redeem our stock or subordinated indebtedness or make investments;

• sell assets and issue capital stock of our subsidiaries;

• use the proceeds of permitted sales of assets;

• create liens;

• enter into agreements restricting our subsidiaries’ ability to pay dividends;

• enter into transactions with affiliates;

• engage in new lines of business;

• consolidate, merge or sell all or substantially all of our assets; and

• issue guarantees of debt.

These covenants are subject to a number of important qualifications and exceptions as described in the prospectus under the caption “Description of Notes — Certain Covenants.”
Risk Factors
      You should read the section entitled “Risk Factors,” beginning on page 14 of this prospectus, as well as the other cautionary statements throughout this prospectus, to ensure you understand the risks associated with tendering your old notes in this exchange offer and receiving new notes.

RISK FACTORS
      Before you tender your old notes, you should be aware that there are various risks involved in an investment in the notes, including those we describe below. You should consider carefully these risk factors together with all of the other information included or referred to in this prospectus before you decide to tender your old notes in this exchange offer.
Risks Related to the Notes and the Exchange Offer

If you fail to exchange your old notes for new notes, you will continue to hold notes subject to transfer restrictions.
      We will only issue new notes in exchange for old notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the old notes, and you should carefully follow the instructions on how to tender your old notes set forth under “This Exchange Offer — Procedures for Tendering” and in the letter of transmittal that accompanies this prospectus. Neither we nor the exchange agent are required to notify you of any defects or irregularities relating to your tender of old notes.
      If you do not exchange your old notes for new notes in this exchange offer, the old notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the old notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the old notes under the Securities Act. If you continue to hold any old notes after this exchange offer is completed, you may have trouble selling them because of these restrictions on transfer.
      Because we anticipate that most holders of old notes will elect to participate in this exchange offer, we expect that the liquidity of the market for the old notes after the completion of this exchange offer may be substantially limited. Any old notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount at maturity of the old notes not exchanged. Following this exchange offer, if you did not tender your old notes, you generally will not have any further registration rights, except in limited circumstances, and the old notes will continue to be subject to transfer restrictions.

If an active trading market does not develop for the new notes, you may be unable to sell the new notes or to sell them at a price you deem sufficient.
      The new notes will be securities for which there is no established trading market. We do not intend to list the new notes on any exchange or maintain a trading market for them. We give no assurance as to:

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their new notes; or

•	the price at which holders would be able to sell their new notes.
      Even if a trading market develops, the new notes may trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including:

•	prevailing interest rates;

•	the number of holders of the new notes;

•	the interest of securities dealers in making a market for the new notes;

•	the market for similar debt securities; and

•	our financial performance.
      Finally, if a large number of holders of old notes do not tender old notes or tender old notes improperly, the limited amount of new notes that would be issued and outstanding after we complete this exchange offer could adversely affect the development or viability of a market for the new notes.

Risks Associated with the Merger

The integration of Movie Gallery and Hollywood may strain our resources and prove to be difficult and may subject us to liabilities.
      Hollywood’s revenue base is significantly larger than ours, and the merger is substantially larger than any of our previous acquisitions. The expansion of our business and operations resulting from the acquisition of Hollywood, including the differences in the strategies and infrastructures of our companies, may strain our administrative, operational and financial resources. The integration of Movie Gallery and Hollywood will require time, effort, attention and dedication of management resources and may distract management in unpredictable ways from their other responsibilities. The integration process could create a number of potential challenges and adverse consequences, including the possible unexpected loss of key employees or suppliers, a possible loss of sales, an increase in operating and other costs and the need to modify operating accounting controls and procedures and information systems. We may have difficulty integrating Hollywood’s operations with our operations. In addition, the integration of Hollywood may subject us to liabilities existing at Hollywood, some of which may be unknown. These types of challenges and uncertainties could have a material adverse effect on our business, results of operations and financial condition.

Hollywood’s actual financial results may vary significantly from the projections filed with its proxy.
      In connection with the merger, Hollywood prepared projected financial information that was filed with the SEC on March 21, 2005 as part of its proxy statement relating to the merger. The financial information was not prepared for the purpose of this exchange offer or the offering of our old notes and has not been, and will not be, updated on an ongoing basis. These projections are not included in this prospectus and should not be relied upon in connection with this exchange offer. At the time they were prepared, the projections reflected numerous assumptions concerning Hollywood’s anticipated future performance with respect to prevailing and anticipated market and economic conditions, which were and remain beyond Hollywood’s control and which may not materialize. Projections are inherently subject to uncertainties and to a wide variety of significant business, economic and competitive risks. Actual results may vary significantly from the projections. As a result, we caution you not to rely upon the projections in deciding whether to invest in the notes, and we take no responsibility for those projections.
Risks Associated with the Business of the Combined Company

The combined company may be unable to successfully implement its growth strategy.
      The combined company’s long-term strategy is to grow through new store openings and acquisitions of existing stores. Successful implementation of this strategy is contingent upon numerous conditions, and we cannot assure you that the combined company’s business plan can be successfully executed. The combined company will require significant capital to open new stores and to acquire existing stores. Recently, Movie Gallery’s growth strategy has been funded primarily through proceeds from public offerings of common stock, internally generated cash flow and bank borrowings. These and other sources of capital, including public or private sales of debt or equity securities, may not be available in the future on satisfactory terms or at all. Additionally, the terms of the instruments governing the combined company’s existing and future indebtedness may limit the combined company’s ability to make capital expenditures or incur further indebtedness in order to open new stores or to acquire existing stores.
      New Store Openings. The combined company’s ability to open new stores as planned, and the profitability of these new stores, may be adversely affected by a number of factors, including:

•	the combined company’s ability to identify and secure new sites;

•	the combined company’s ability to negotiate acceptable leases and timely implement cost-effective development plans for new stores;

•	the availability of capital;

•	the combined company’s ability to hire, train and assimilate skilled store managers and other personnel; and

•	the ability to integrate new stores into existing operations.
      There are no assurances that our new stores will realize revenue or profitability levels comparable to those of current stores, or that such levels will be achieved within estimated time frames.
      The combined company’s planned growth may result in increased pressure on its management and operations. Movie Gallery and Hollywood continuously review and modify their financial controls and management information systems. There are no assurances that we will be able to anticipate and respond to, in a timely and sufficient manner, the potential changing demands this expansion could have on the combined company’s operations and business.
      Acquisitions. The combined company’s ability to acquire stores and operate them at the desired levels of sales and profitability may be adversely affected by:

•	the combined company’s inability to identify acquisition candidates that fit its criteria (e.g., size, location and profitability);

•	the combined company’s inability to consummate identified acquisitions due to, among other things, a lack of available capital;

•	a reduction in the number of stores available for purchase due to, among other factors, a decline in the number of acquisition targets that are willing to sell at prices we consider reasonable;

•	increased competition for acquisitions;

•	the combined company’s limited knowledge of the operating history of the acquired stores;

•	the combined company’s failure to rapidly convert the acquired stores’ operating and information systems to its systems and procedures; and

•	the combined company’s inability to retain and motivate employees of the acquired stores.

The combined company’s business could be adversely affected by increased competition.
      The combined company competes with:

•	local, regional and national video retail stores, including stores operated by Blockbuster, Inc., the largest video retailer in the United States;

•	mass merchants;

•	specialty retailers, including GameStop, Electronics Boutique and Suncoast;

•	supermarkets, pharmacies, convenience stores, bookstores and other retailers that rent or sell similar products as a component, rather than the focus, of their overall business;

•	Internet-based, mail-delivery home video rental subscription services, such as Netflix and, recently, Blockbuster;

•	mail order operations and online stores, including Amazon.com; and

•	noncommercial sources, such as libraries.
      From time to time, Blockbuster has publicly discussed the implementation of a rural strategy that is focused more on the rural and suburban markets that we predominately serve. In addition, substantially all of Hollywood’s stores compete with Blockbuster, most in very close proximity. We cannot assure you that Blockbuster will not become a more significant competitive force for the combined company. Pricing strategies for movies and video games are a major competitive factor in the video retail industry and the combined company will have fewer financial and marketing resources, lower market share and less name recognition than Blockbuster.

      Other types of entertainment, such as theaters, television, personal video recorders, Internet related activities, sporting events and family entertainment centers, also compete with the combined company’s movie and video game businesses. Some of the combined company’s competitors, such as online stores, mass merchants and warehouse clubs may operate at margins lower than it does and may be able to distribute and sell movies at lower price points than the combined company can. These competitors may even be willing to sell movies below cost due to their broad inventory mix.
      If the combined company does not compete effectively or if any of its competitors were to substantially increase their presence in the markets the combined company serves, its revenues and/or profitability could decline, its financial condition, and results of operations could be harmed and the continued success of its business could suffer.

The combined company’s business could be adversely affected if it lost key members of its executive management team.
      The combined company is highly dependent on the efforts and performance of its executive management team. If the combined company were to lose any key members of its management team, including certain members of Hollywood’s management, its business could be adversely affected.

The combined company’s business could be adversely affected by the failure of its management information systems to perform as expected.
      The combined company depends on its management information systems for the efficient operation of its business. Movie Gallery and Hollywood’s merchandise operations use inventory utilization systems to track rental activity by format for each individual movie and video game title to determine appropriate buying, distribution and disposition of their inventory. The combined company relies on a scalable client-server system to maintain and update information relating to revenue, rental and sales activity, movie and video game rental patterns, store membership demographics and individual customer history. These systems, together with point-of-sale and in-store systems, are intended to allow it to control cash flow, keep in-store inventories at optimum levels, move inventory more efficiently and track and record performance. If management information systems failed to perform as expected, the combined company’s ability to manage inventory and monitor performance could be adversely affected, which, in turn, could harm the combined company’s business and financial condition.

The combined company’s financial results could be adversely affected if it is unable to manage merchandise inventory effectively.
      The combined company’s merchandise inventory introduces risks associated with inventory management, obsolescence and theft. While most of the combined company’s retail movie product will be returnable to vendors, the investment in inventory necessary to capitalize on the growing retail market will increase its exposure to excess inventories in the event anticipated sales fail to materialize. In addition, returns of video game inventory, which is prone to obsolescence risks because of the nature of the industry, are subject to negotiation with vendors. The prevalence of multiple game platforms may make it more difficult to accurately predict consumer demand with respect to video games. The nature of and market for the combined company’s products, particularly games and DVDs, also makes them prone to risk of theft and loss. The combined company’s exposure is somewhat mitigated by price protection that is available on certain inventory. Price protection provides credit for on-hand inventory quantities in the event of a price reduction.
      The combined company’s operating results could suffer if it is unable to:

•	maintain the appropriate levels of inventory to support customer demand without building excess inventories;

•	obtain or maintain favorable terms from vendors with respect to product returns;

•	control shrinkage resulting from theft, loss or obsolescence; and

•	avoid significant inventory excesses that could force it to sell products at a discount or loss.

The combined company’s business could be negatively impacted if movie studios significantly alter the movie distribution “windows.”
      Studios distribute movies in a specific sequence in order to maximize studio revenues on each title they release. The order of distribution of movies is currently: (1) movie theaters; (2) home video retailers; (3) pay-per-view; and (4) all other sources, including cable and syndicated television. The home video industry has an early “window” that is exclusive of most other forms of non-theatrical movie distribution. The length of the movie rental window varies but is typically approximately 45 days prior to the pay-per-view release date. The movie studios are not contractually obligated to continue to observe these window periods. As a result, we cannot be certain that movie studios will maintain this exclusive window in the future. The combined company could be adversely affected if the movie studios shorten or eliminate these exclusive windows, or if the movie rental windows were no longer among the first windows following the theatrical release, because newly released movies would be made available earlier through other forms of non-theatrical movie distribution. As a result, consumers would no longer need to wait until after the home video distribution window to view these movies through other distribution channels. Changes like these could negatively impact the demand for the combined company’s products and reduce revenues and could materially harm the combined company’s business, results of operations and financial condition.

The combined company’s business may be negatively impacted by new and existing technologies.
      Advances in technologies could materially and adversely affect the combined company’s business. For example, advances in cable and direct broadcast satellite technologies, including high definition digital television transmissions offered through those systems, may adversely affect public demand for video store purchases and rentals. Expanded content available through these media, including movies, specialty programming and sporting events, could result in fewer movies being purchased or rented. In addition, higher quality resolution and sound offered through these services and technologies could require the combined company to increase capital expenditures, for example, to upgrade DVD inventories to provide movies in high definition.
      Cable and direct broadcast satellite technologies offer both movie channels, for which subscribers pay a subscription fee for access to movies selected by the provider at times selected by the provider, and pay-per-view services, for which subscribers pay a discrete fee to view a particular movie selected by the subscriber. Historically, pay-per-view services have offered a limited number of channels and movies and have offered movies only at scheduled intervals. Over the past five years, however, advances in digital compression and other developing technologies have enabled cable and satellite companies, and may enable Internet service providers and others, to transmit a significantly greater number of movies to homes at more frequently scheduled intervals throughout the day. Certain cable companies, Internet service providers and others are also testing or offering video-on-demand, or VOD services. VOD provides a subscriber with the ability to view any movie included in a catalog of titles maintained by the provider at any time of the day.
      If pay-per-view, VOD or any other alternative movie delivery systems enable consumers to conveniently view and control the movies they want to see, when they want to see them, such alternative movie delivery systems could achieve a competitive advantage over the traditional home video rental industry. This risk would be exacerbated if these competitors receive the movies from the studios at the same time video stores do and by the increased popularity and availability of personal digital recording systems, or DVR that allow viewers to record, pause, rewind and fast forward live broadcasts and create their own personal library of movies.
      In addition, the combined company may compete in the future with other distribution or entertainment technologies that are either in their developmental or testing phases now or that may be developed in the future. For example, some retailers have begun to rent or sell DVDs through kiosks or vending machines. Additionally, the technology exists to offer disposable DVDs, which would allow a consumer to view a DVD an unlimited number of times during a specified period of time, at the end of which the DVD becomes unplayable. We cannot predict the impact that future technologies will have on the combined company’s business.
      If any of the technologies described above create a competitive advantage for the combined company’s competitors, its business, financial condition, and results of operations could be harmed. The combined company’s industry has experienced negative same-store revenues in the rental business in recent quarters. While we cannot ascertain the extent to which these declines are attributable to any of the specific technological developments described above, we cannot assure you that these declines will not recur.

The combined company’s business could be adversely affected if consumers decide to purchase rather than rent movies.
      Historically, studios priced a number of movies they distributed at pricing that was typically too high to generate significant consumer demand to purchase these movies. A limited number of titles were released at a lower price point when consumers were believed to be more likely to have a desire to purchase a certain title. The penetration of DVD into the market has resulted in a significant increase in the quantity of newly released movies available for purchase by the consumer. These movies are purchased to rent by speciality home video retailers and to sell by both speciality home video retailers and mass merchants, among others. Retail margins are generally lower than rental margins. Further decreases in studio pricing and/or sustained or further depressed pricing by competitors could result in increased consumer desire to purchase rather than rent movies and could result in increased competition. If the combined company is not able to derive most of its revenues from the higher margin rental business, profit levels would be adversely impacted and the combined company may not be able to compete effectively.

The combined company’s business could be adversely impacted if movie studios negatively altered revenue sharing programs.
      Before the late 1990s, Movie Gallery and Hollywood would typically pay between $35 and $65 per videocassette for major theatrical releases not priced as sell-through titles. Today, under studio revenue sharing programs, Movie Gallery and Hollywood are able to pay a minimal up-front cost per unit and thereafter pay a percentage of each revenue dollar earned for a specified period of time to the studios. Movie Gallery and Hollywood currently utilize these types of programs on a significant number of DVD and VHS movie releases. These programs have enabled Movie Gallery and Hollywood to significantly increase the number of copies carried for each title, thereby enabling them to better meet consumer demand. After a specified period of time, Movie Gallery and Hollywood offer them for sale to their customers as “previously viewed movies” at lower prices than new copies of the movie. The combined company could be adversely affected if these programs are changed to give the movie studios a greater percentage of each revenue dollar or if they are discontinued. Further, some of Movie Gallery and Hollywood’s revenue sharing agreements may be terminated on short notice.

The specialty home video industry could be adversely affected by conditions impacting the motion picture industry.
      The availability of new movies produced by the movie studios is vital to the combined company’s industry. The quality and quantity of new movies available in the combined company’s stores could be negatively impacted by factors that adversely affect the motion picture industry, such as financial difficulties, regulatory requirements and work disruptions involving key personnel such as writers or actors. For example, a weak home video release schedule was a significant factor in contributing to an 8.4% decline in same-store rental revenues for the second quarter of 2005. A further decrease in the quality and quantity of new movies available in the combined company’s stores could result in reduced consumer demand, which could negatively impact revenues and harm the combined company’s business, results of operations and financial condition.

The combined company’s business could be adversely affected if video game software and hardware manufacturers do not introduce new products in a timely manner.
      The video game industry is characterized by the significant impact on consumer spending that accompanies the introduction of new game software and hardware platforms. Retail spending in the video game industry typically grows rapidly with the introduction of new platforms but declines considerably prior to the release of new platforms. Consumer demand for video games could be adversely affected if manufacturers fail to introduce new games and systems in a timely manner. A decline in consumer demand for video games available in its stores could negatively affect the combined company’s revenues and harm its business, results of operations and financial condition.

The combined company’s business may be negatively impacted by its participation in new business initiatives.
      Movie Gallery and Hollywood are currently exploring various new business initiatives. These new initiatives currently include movie and game trading, and various other alternatives for delivery of media content. We may consider other complimentary initiatives and products in the future. We cannot assure you that these initiatives will be either successful or profitable.

Piracy of the products the combined company offers may adversely affect its results of operations.
      The development of the Internet and related technologies increases the threat of piracy by making it easier to duplicate and widely distribute pirated content. The combined company cannot assure you that movie studios and others with rights in the product will take steps to enforce their rights against Internet piracy or that they will be successful in preventing the distribution of pirated content. Technological developments and advances of products, such as at-home DVD burners, also may increase piracy of movies and games. Increased piracy could negatively affect the combined company’s revenues and results of operations.

The value of our securities may be significantly affected by variances in the combined company’s quarterly operating results.
      Historically, Movie Gallery and Hollywood’s quarterly operating results have varied, and we anticipate that they will vary in the future. Factors that may cause quarterly operating results to vary, many of which we cannot control, include:

•	consumer demand for the combined company’s products;

•	prices at which the combined company can rent or sell its products;

•	timing, cost and availability of newly-released movies, new video games and new video game systems;

•	competition from providers of similar products, other forms of entertainment and special events, such as the Olympic Games or ongoing major news events of significant public interest;

•	seasonality;

•	acquisitions of existing stores;

•	variations in the timing and number of store openings;

•	profitability of new stores;

•	weather patterns that can significantly increase business (inclement conditions that prohibit outdoor activities) or decrease business (mild temperatures and dry conditions that reduce the consumer’s desire to relax indoors); and

•	acts of God (such as the unprecedented hurricane activity that affected Movie Gallery’s southeastern market in the fall of 2004) or public authorities, war, civil unrest, fire, floods, earthquakes, acts of terrorism and other matters beyond our control.

Movie Gallery and Hollywood’s revenues and operating results fluctuate on a seasonal basis and may particularly suffer if revenues during peak seasons do not meet expectations.
      The home video retail industry generally experiences relative revenue declines in April and May, due in part to the change in Daylight Savings Time and due to improved weather, and in September and October, due in part to the start of the traditional school year and the introduction of new television programs. The industry typically experiences peak revenues during the months of November, December and January due to the holidays in these months as well as inclement weather conditions. Additionally, revenues generally rise in the months of June, July and August when most schools are out of session, providing people with additional discretionary time to spend on entertainment. The game sales business is traditionally strongest in November and December, as title releases are often clustered around the holiday shopping season.
      In view of seasonal variations in revenues and operating results, comparisons of revenues and operating results for any period with those of the immediately preceding period or the same period of the preceding fiscal year may be of limited relevance in evaluating historical financial performance and predicting future financial performance. The combined company’s working capital, cash and short-term borrowings may also fluctuate during the year as a result of the factors set forth above.
      The combined company’s operating results may particularly suffer if revenues during peak seasons do not meet expectations. If revenues during these periods do not meet expectations, the combined company may not generate sufficient revenue to offset increased costs incurred in preparation for peak seasons and operating results may suffer. Finally, the operational risks described elsewhere in these risk factors may be exacerbated if the events described therein were to occur during a peak season.

Hollywood is a party to various legal proceedings with respect to which a negative outcome could have a material adverse effect on the combined company’s operations.
      Hollywood has been named in several purported class action lawsuits alleging various causes of action, including claims regarding its membership application and additional rental period charges. Hollywood has been successful in obtaining dismissal of three of the actions filed against it. Hollywood has also entered into a nationwide settlement agreement that it believes will apply to all of these lawsuits and that has received court approval over the objections of several objector groups of purported class members. Some or all of these objectors may file appeals of the court’s approval of the settlement, which if successful may result in Hollywood entering into an amended settlement or being subject to a judgment after a trial. This could result in Hollywood being forced to pay damages or to take other remedial actions that in either case are adverse to Hollywood as compared to the court approved settlement.
      In addition, Hollywood has been named to various other claims, disputes, legal actions and other proceedings involving contracts, employment and various other matters.
      A negative outcome in any of the foregoing actions could harm Hollywood’s business, financial condition, and results of operations and could cause Hollywood to vary aspects of its operations. In addition, prolonged litigation, regardless of which party prevails, could be costly, divert management attention or result in increased costs of doing business.

Terrorism, war or other acts of violence could have a negative impact on our stock price or the combined company’s business.
      Terrorist attacks, as well as the on-going events in Iraq or other acts of violence and civil unrest in the nation and throughout the world, could influence the financial markets and the economy. Consumers’ television viewing habits may be altered as a result of these events such that the demand for home video entertainment is reduced. These factors could have a negative impact on the combined company’s results of operations or our stock price.
Risks Associated With The Notes

We have significant indebtedness outstanding after the offering of the old notes and may be able to incur additional indebtedness that could negatively affect our business and prevent us from satisfying our obligations under the notes and our other indebtedness.
      We have a significant amount of indebtedness due to the offering of the old notes. On April 3, 2005, after giving effect to the completion of the Refinancing and the application of the proceeds therefrom, as described in this prospectus under “Use of Proceeds,” and borrowings under our new senior credit facility, we would have had approximately $1,117.7 million of indebtedness.
      Our high level of indebtedness could have important consequences to you, including the following:

•	it may be difficult for us to satisfy our obligations with respect to the notes and our other indebtedness;

•	our ability to obtain additional financing for working capital, capital expenditures, potential acquisition opportunities or general corporate or other purposes may be impaired;

•	a substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness, reducing the funds available to us for other purposes;

•	it may place us at a competitive disadvantage compared to our competitors that have less debt or are less leveraged; and

•	we may be more vulnerable to economic downturns, may be limited in our ability to respond to competitive pressures and may have reduced flexibility in responding to changing business, regulatory and economic conditions.
      Our ability to pay interest on the notes and to satisfy our other debt obligations will depend upon, among other things, our future operating performance and our ability to refinance indebtedness when necessary. Each of these factors is, to a large extent, dependent on economic, financial, competitive and other factors beyond our control. If, in the future, we cannot generate sufficient cash from operations to make scheduled payments on the notes or to meet our other obligations, we will need to refinance our existing debt, obtain additional financing or sell assets. We cannot assure you that our business will generate cash flow or that we will be able to obtain funding sufficient to satisfy our debt service requirements.
      In addition, we may incur substantial additional indebtedness in the future, which may increase the risks described above. Although the terms governing our new senior credit facility and the indenture governing these notes contain restrictions on the incurrence of additional indebtedness, we may incur substantial indebtedness in compliance with these restrictions. For example, we may borrow additional amounts to fund our capital expenditures and working capital needs or to finance future acquisitions of businesses or stores. The incurrence of additional indebtedness could make it more likely that we will experience some or all of the risks associated with substantial indebtedness.

To service our debt, we will require a significant amount of cash, which may not be available to us.
      Our ability to make payments on, repay or refinance our debt, including the notes, and to fund planned capital expenditures will depend largely upon our future operating performance. Our future performance is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. In addition, our ability to borrow funds in the future will depend on the satisfaction of the covenants in our new senior credit facility and our other debt agreements, including the indenture governing the notes, and other agreements we may enter into in the future. Specifically, we will need to maintain certain financial ratios. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our new senior credit facility or from other sources in an amount sufficient to enable us to pay our debt, including the notes, or to fund our other liquidity needs.

Our debt instruments include restrictive and financial covenants that limit our operating flexibility.
      Our new senior credit facility will require us to maintain certain financial ratios and the new senior credit facility and the indenture governing the notes contain covenants that, among other things, restrict our ability to take specific actions, even if we believe such actions are in our best interest. These include, among other things, restrictions on our ability to:

•	incur indebtedness or issue preferred stock;

•	pay dividends or make other distributions or repurchase or redeem our stock or subordinated indebtedness or make investments;

•	sell assets and issue capital stock of our subsidiaries;

•	use the proceeds of permitted sales of assets;

•	create liens;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends;

•	enter into transactions with affiliates;

•	engage in new lines of business;

•	consolidate, merge or sell all or substantially all of our assets; and

•	issue guarantees of debt.
      Any failure to comply with the restrictions of the new senior credit facility, the indenture governing the notes or existing and any subsequent financing agreements may result in an event of default. Such default may allow our creditors to accelerate the related debt and may result in the acceleration of any other debt to which cross-acceleration or cross-default provisions apply. In addition, these creditors may be able to terminate any commitments they had made to provide us with further funds. See “Description of Notes — Certain Covenants” and the description of our new senior credit facility incorporated by reference into this prospectus for more information on our restrictive and financial covenants.

Although the notes are referred to as senior notes, they are effectively subordinated to our and the subsidiary guarantors’ secured debt to the extent of the value of the collateral securing such debt and the liabilities of our non-guarantor subsidiaries.
      Unlike our borrowings under the new senior credit facility, the notes, and each guarantee of the notes, are unsecured and therefore will be effectively subordinated to any secured debt we, or the relevant subsidiary guarantor, may incur to the extent of the assets securing such debt. In the event of a bankruptcy or similar proceeding involving us or a subsidiary guarantor, the assets that serve as collateral for any secured debt will be available to satisfy the obligations under the secured debt before any payments are made on the notes. As of April 3, 2005, on a pro forma basis after giving effect to the Refinancing we would have had $1,117.7 million of total debt outstanding, $796.6 million of which was secured debt, effectively senior to the notes, and up to $55.9 million of additional availability under our new senior credit facility, all of which would be effectively senior to the notes. The terms of the indenture governing the notes allow us to incur substantial amounts of additional secured debt. In addition, the notes are effectively subordinated to the debt and other liabilities of our non-guarantor subsidiaries. Borrowings under the new senior credit facility are secured by a security interest in substantially all of our and our subsidiary guarantor’s tangible and intangible property and assets, including any real property owned by us, and include a lien on all capital stock of our present and future domestic restricted subsidiaries. In the event of a liquidation, dissolution, reorganization, bankruptcy or any similar proceeding, or if our debt under the new senior credit facility is accelerated, the lenders under such facilities would be entitled to exercise the remedies available to secured lenders under applicable law. In such event, our assets and those of our subsidiary guarantors will be available to pay obligations on the notes only after holders of our indebtedness under the new senior credit facility have been paid the value of the assets securing such debt. Accordingly, there may not be sufficient funds remaining to pay amounts due on all or any of the notes.

We rely on our subsidiaries to fund our financial obligations, including the notes. Additionally, not all of our subsidiaries will guarantee the notes and assets of our non-guarantor subsidiaries may not be available to make payments on the notes.
      Movie Gallery, Inc., the issuer of the notes, is a holding company and relies on its subsidiaries for all funds necessary to meet its financial obligations, including the notes. The assets of Movie Gallery, Inc. consist of the stock of its subsidiaries. If distributions from our subsidiaries to us were eliminated, delayed, reduced or otherwise impaired, our ability to make payments on the notes would be substantially impaired. Not all of our subsidiaries will guarantee the notes. Payments on the notes will only be required to be made by Movie Gallery, Inc. and the subsidiary guarantors. Because the non-guaranteeing subsidiaries may have other creditors and are not obligated to repay and do not guarantee repayment of the notes, you cannot rely on such subsidiaries to make any payments on the notes directly to you or to make sufficient distributions to enable us to satisfy our obligations to you under the notes. The non-guarantor subsidiaries consist of all of our foreign subsidiaries. To the extent we expand our international operations, a larger percentage of our consolidated assets, revenue and operating income may be derived from non-guarantor foreign subsidiaries. Our ability to repatriate cash from foreign subsidiaries may be limited. We will depend in part on the non-guarantor subsidiaries for dividends and other payments to generate the funds necessary to meet our financial obligations, including the payment of principal and interest on the notes. Further, the earnings from, or other available assets of, these non-guarantor subsidiaries, together with our guarantor subsidiaries, may not be sufficient to make distributions to enable us to pay interest on the notes when due or principal of the notes at maturity.

The guarantees may not be enforceable because of fraudulent conveyance laws or state corporate laws prohibiting shareholder distributions by an insolvent subsidiary.
      The subsidiary guarantors’ guarantees of the notes may be subject to review under U.S. federal bankruptcy law or relevant state fraudulent conveyance laws or state laws prohibiting guarantees or other shareholder distributions by an insolvent subsidiary if a bankruptcy lawsuit or other action is commenced by or on behalf of our or the subsidiary guarantors’ unpaid creditors. Under these laws, if in such a lawsuit a court were to find that, at the time a subsidiary guarantor incurred debt (including debt represented by the guarantee), such subsidiary guarantor:

•	incurred this debt with the intent of hindering, delaying or defrauding current or future creditors;

•	received less than reasonably equivalent value or fair consideration for incurring this debt and the subsidiary guarantor (a) was insolvent or was rendered insolvent by reason of incurring this debt, (b) was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business or (c) intended to incur, or believed that it would incur, debts beyond its ability to pay these debts as they mature; or

•	in some states, had assets valued at less than its liabilities, or would not be able to pay its debts as they become due in the usual course of business (regardless of the consideration for incurring the debt);
then the court could void the guarantee or subordinate the amounts owing under the guarantee to the subsidiary guarantor’s presently existing or future debt or take other actions detrimental to you.
      The subsidiary guarantors may be subject to the allegation that, since they incurred their guarantees for our benefit, they incurred the obligations under the guarantees for less than reasonably equivalent value or fair consideration. The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, a company would be considered insolvent if, at the time it incurred the debt or issued the guarantee:

•	it could not pay its debts or contingent liabilities as they become due;

•	the sum of its debts, including contingent liabilities, is greater than its assets at fair valuation; or

•	the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and mature.
      If a guarantee is voided as a fraudulent conveyance, is a prohibited distribution to the parent shareholder or found to be unenforceable for any other reason, you will not have a claim against that obligor and will only be Movie Gallery’s creditor or that of any subsidiary guarantor whose obligation was not set aside or found to be unenforceable. In addition, the loss of a guarantee will constitute a default under the indenture, which default would cause all outstanding notes to become immediately due and payable.

We may be unable to make a change of control offer required by the indenture governing the notes, which would cause defaults under the indenture governing the notes, our new senior credit facility and other financing arrangements.
      The terms of the notes require us to make an offer to repurchase the notes upon the occurrence of a change of control at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of the purchase. The terms of our new senior credit facility may require, and potentially financing and other arrangements may require, repayment of amounts outstanding in the event of a change of control and limit our ability to fund the repurchase of your notes in certain circumstances. It is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our new senior credit facility, and other financing agreements will not allow there purchases. See “Description of Notes — Repurchase Upon a Change of Control.” In addition, it is not certain whether we would be required to make a change in control offer to repurchase the notes upon certain asset sales, because the meaning of “substantially all” assets, the sale of which would constitute a change of control, is not established under applicable law. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the company to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the company and its subsidiaries taken as a whole to another person or group may be uncertain. See “Description of Notes — Certain Covenants — Asset Sales.”

Our variable rate indebtedness subjects us to interest rate risk, which could cause our annual debt service obligations to increase significantly.
      Interest on certain of our borrowings, including borrowings under our new senior credit facility, are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease. An increase of 1.0 percentage point in the interest rates payable on our existing variable rate indebtedness would increase our 2005 estimated debt service requirements by approximately $5.2 million on a pro forma basis after giving effect to the completion of the offering of the old notes and the application of the proceeds therefrom as described in this prospectus under “Use of Proceeds” and borrowings under our new senior credit facility.

USE OF PROCEEDS
      This exchange offer is intended to satisfy our obligations under the registration rights agreement to which we entered when we issued the old notes. We will not receive any cash proceeds from this exchange offer. In exchange for the old notes that you tender pursuant to this exchange offer, you will receive new notes in like principal amount. The old notes that are surrendered in exchange for the new notes will be retired and cancelled by us upon receipt and cannot be reissued. The issuance of the new notes under this exchange offer will not result in any increase in our outstanding debt.
      The net proceeds from the sale of the old notes, together with borrowings under our new senior credit facility and cash on hand, were used to consummate the merger, to finance the 9.625% Senior Subordinated Note Tender Offer, including tender offer premiums and consent fees, to repay $125.0 million of indebtedness under Hollywood’s existing credit facility (with an effective interest rate of 6.17% at April 3, 2005) and other indebtedness of Movie Gallery and Hollywood and to pay related fees and expenses.
      The following table summarizes the estimated sources and uses of funds for the merger and the Refinancing, assuming that the closing of the merger occurred as of April 3, 2005.

Sources		Uses

(Dollars in millions)		(Dollars in millions)
Cash on hand(1)	$184.1	Merger consideration(3)	$862.1
Revolving loans under our new senior credit facility	—	Repayment of existing indebtedness(4)	381.5
Term Loan A under our new senior credit facility	95.0	Fees and expenses(5)	56.6
Term Loan B under our new senior credit facility	700.0
11% Senior Notes(2)	321.1

Total sources	$1,300.2	Total uses	$1,300.2

(1)	Reflects Movie Gallery and Hollywood’s cash on hand used in connection with the Refinancing assuming the merger occurred as of April 3, 2005.

(2)	Reflects $325.0 million proceeds from the offering of the old notes, net of $3.9 million initial issuance discount.

(3)	The merger consideration consists of $858.9 million for Hollywood’s outstanding shares of common stock outstanding as of March 31, 2005 and $3.2 million for settlement of Hollywood’s outstanding stock options at that date.

(4)	Includes (i) the repurchase of $224.6 million aggregate principal amount of Hollywood’s outstanding 9.625% Senior Subordinated Notes due 2011, including tender offer premiums and consent fees of $31.9 million and (ii) the repayment of indebtedness under Hollywood’s existing credit facility; and excludes accrued interest.

(5)	Includes (i) expenses of the offering of the old notes, (ii) commitment and closing fees related to our new senior credit facility, and (iii) fees and expenses incurred in connection with the merger.

SELECTED CONSOLIDATED FINANCIAL DATA — MOVIE GALLERY
       The following historical financial information is derived from our audited consolidated financial statements as of and for 2000, 2001, 2002, 2003 and 2004, and from our unaudited consolidated financial statements for the first quarter of 2005. This table should be read in conjunction with the information contained in “Use of Proceeds,” included herein, and Movie Gallery’s consolidated financial statements and the notes to those statements included in this registration statement.

							First Quarter

	2000	2001(1)	2002		2003	2004	2004	2005

	(Dollars in thousands)
Statement of income data:
Revenues:
Rentals	$294,298	$347,464	$490,836		$629,793	$729,167	$186,757	$216,741
Product sales	24,638	21,667	38,152		62,602	62,010	16,545	17,050

Total revenues	318,936	369,131	528,988		692,395	791,177	203,302	233,791
Cost of sales:
Cost of rental revenues	94,105	108,732	164,818	(2)	184,439 (2)	208,160	51,745	66,360
Cost of product sales	19,066	17,715	29,852		50,143	41,942	10,940	12,190

Gross profit	205,765	242,684	334,318		457,813	541,075	140,617	155,241
Operating income	19,690	27,170 (3)	35,881	(4)	83,341	87,574 (5)	31,726	30,570
Interest expense, net	3,779	3,026	1,024		468	624	99	80
Net income	9,486	14,356	20,934	(6)	49,436	49,488	18,252	18,393
Net income per share:
Basic	$0.37	$0.56	$0.69		$1.53	$1.54	$0.55	$0.59
Diluted	$0.37	$0.53	$0.67		$1.48	$1.52	$0.54	$0.58
Cash dividends per common share	$—	$—	$—		$0.03	$0.12	0.03	$0.03
Operating data:
Number of stores at end of period	1,020	1,415	1,784		2,158	2,482	2,240	2,543
Increase/ (decrease) in same store revenues(7)	3.8%	2.7%	3.2%		7.0%	(1.5)%	2.0%	1.5%
Net cash provided by (used in):
Operating activities	$42,446	$65,581	$69,202		$95,555	$105,489	$21,057	$13,310
Investing activities	(32,649)	(46,844)	(99,198)		(94,490)	(75,085)	(19,154)	(18,524)
Financing activities	(9,738)	(9,384)	43,428		3,333	(45,353)	1,177	2,699
Other data:
Adjusted EBITDA(8)	$39,744	$59,981	$78,260		$109,416	$111,674	$34,307	$39,163
Balance sheet data:
Cash and cash equivalents	$7,029	$16,349	$29,555		$38,006	$25,518		$22,609
Rental inventory, net	61,773	88,424	82,880		102,479	126,541		130,402
Property, furnishings and equipment, net	53,124	71,739	86,993		114,356	128,182		130,743
Total assets	217,536	270,132	361,209		457,884	492,142		507,422
Long-term debt obligations (including current portion)	40,600	26,000	—		—	—		—
Stockholders’ equity	129,209	162,182	259,051		320,116	331,134		354,148
Ratio of earnings to fixed charges:(9)	1.5	1.7	1.8		2.4	2.1		2.5

(1)	Results for 2001 reflect a 53-week year and include 17 days of operations for Video Update, Inc., which we acquired out of bankruptcy on December 21, 2001. All other years presented reflect 52-week years.

(2)	Effective October 7, 2002, we changed the estimates used to amortize rental inventory resulting in a non-cash charge of approximately $27.9 million in the fourth quarter of 2002, and $5.9 million throughout 2003.

(3)	Includes a $1.6 million charge related to the amendment of our supply agreement with Rentrak Corporation.

(4)	Includes a $4.0 million charge related to a legal settlement in the second quarter of 2002.

(5)	Includes a pre-tax charge of $6.3 million to correct our accounting for leasehold improvements, including $2.9 million related to prior periods, which was accounted for as an immaterial prior period correction (see Note 1 to our consolidated financial statements).

(6)	Reflects adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” as of the beginning of 2002. Under Statement 142, goodwill and indefinite lived intangible assets are no longer amortized. Application of the non-amortization provisions of Statement 142 as of the beginning of 2000 would have increased net income by approximately $3.4 million, or $0.50 per diluted share, for 2000 and $3.4 million, or $0.65 per diluted share, for 2001.

(7)	Same store revenues are calculated based on the aggregate revenues from stores we operated for at least 13 months.

(8)	Adjusted EBITDA is defined as net cash provided by operating activities before changes in operating assets and liabilities, interest and taxes. Adjusted EBITDA is a non-GAAP financial measure. For a description of why we use Adjusted EBITDA, see “Prospectus Summary — Summary Consolidated Financial and Other Data — Movie Gallery.” Our calculation of Adjusted EBITDA is reconciled to net cash provided by operating activities as follows (in thousands):

						First Quarter

	2000	2001	2002	2003	2004	2004	2005

Net cash provided by operating activities	$42,446	$65,581	$69,202	$95,555	$105,489	$21,057	$13,310
Changes in operating assets and liabilities	(8,235)	(9,438)	3,218	9,189	(2,744)	9,651	19,772
Tax benefit of stock options exercised	—	(5,273)	(4,454)	(3,747)	(4,305)	(2,989)	(2,175)
Deferred income taxes	(4,671)	(3,703)	(4,653)	(24,036)	(19,106)	(5,256)	(3,584)
Interest expense	3,779	3,026	1,024	468	624	99	80
Income taxes	6,425	9,788	13,923	31,987	31,716	11,745	11,760

Adjusted EBITDA	$39,744	$59,981	$78,260	$109,416	$111,674	$34,307	$39,163

(9)	The ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges. Earnings consist of income before income taxes, plus equity in losses of unconsolidated entities and fixed charges (excluding capitalized interest). Fixed charges consist of interest expense (including capitalized interest) on debt, accretion of debt discount, amortization of debt issuance costs, and the portion of rental expense that is representative of the interest component.
THIS EXCHANGE OFFER
Purpose and Effect of this Exchange Offer
      The new notes to be issued in the exchange offer will be exchanged for our old notes due 2012 that we issued on April 27, 2005. On that date, we issued $325.0 million of 11% senior notes due 2012. We issued the old notes in reliance upon an exemption from the registration requirements of the Securities Act. Concurrently, the initial purchasers of the old notes resold the old notes to investors believed to be “qualified institutional buyers” in reliance upon the exemption from registration provided by Rule 144A under the Securities Act and to non-U.S. persons in offshore transactions in reliance upon the exemption provided by Rule 903 or 904 of Regulation S of the Securities Act. As part of the offering we entered into a registration rights agreement pursuant to which we agreed to:

•	file with the SEC by July 26, 2005, a registration statement under the Securities Act with respect to the issuance of the new notes in an exchange offer; and

•	use commercially reasonable best efforts to cause that registration statement to become effective under the Securities Act on or before October 24, 2005; or

•	complete the exchange offer by the 40th day after that registration statement is declared effective.

      We agreed to issue and exchange the new notes for all old notes validly tendered and not validly withdrawn prior to the expiration of this exchange offer. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.
      For purposes of this exchange offer, the term “holder” means any person in whose name old notes are registered on the trustee’s books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose old notes are held of record by The Depository Trust Company, which we refer to as the “Depositary” or “DTC,” who desires to deliver the old notes by book-entry transfer at DTC. The terms “exchange agent” and “trustee” refer to SunTrust Bank.
Terms of this Exchange Offer
      Subject to the terms and conditions of this exchange offer, we will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of old notes properly surrendered pursuant to this exchange offer and not validly withdrawn prior to the expiration date. Old notes may be surrendered only in integral multiples of $1,000. The form and terms of the new notes are the same as the form and terms of the old notes except that:

•	the new notes will be registered under the Securities Act and will not bear legends restricting the transfer of the new notes; and

•	holders of the new notes will not be entitled to any of the registration rights of holders of old notes under the registration rights agreement.
      The new notes will evidence the same indebtedness as the old notes, which they replace, and will be issued under, and be entitled to the benefits of, the same indenture under which the old notes were issued. As a result, both series of notes will be treated as a single class of debt securities under the indenture.
      As of the date of this prospectus, $325.0 million in aggregate principal amount of the old notes is outstanding. All of the old notes are registered in the name of Cede & Co., as nominee for DTC. Solely for reasons of administration, we have fixed the close of business on August 4, 2005 as the record date for this exchange offer for purposes of determining the persons to whom this prospectus and the accompanying letter of transmittal will be mailed initially. There will be no fixed record date for determining holders of the old notes entitled to participate in this exchange offer.
      In connection with this exchange offer, the laws of the State of New York, which govern the indenture and the notes, do not give you any appraisal or dissenters’ rights nor any other right to seek monetary damages in court. We intend to conduct this exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Exchange Act and the related SEC rules and regulations.
      For all relevant purposes, we will be regarded as having accepted properly surrendered old notes if and when we give oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the surrendering holders of old notes for the purposes of receiving the new notes from us.
      If you surrender old notes in this exchange offer, you will not be required to pay brokerage commissions or fees. In addition, subject to the instructions in the letter of transmittal, you will not have to pay transfer taxes for the exchange of old notes. We will pay all charges and expenses, other than certain applicable taxes described under “— Other Fees and Expenses.”
Conditions to this Exchange Offer; Waivers
      Notwithstanding any other term of this exchange offer, or any extension of this exchange offer, we do not have to accept for exchange, or exchange new notes for, any old notes, and we may terminate this exchange offer before acceptance of the old notes, if:

•	any statute, rule or regulation has been enacted, or any action has been taken by any court or governmental authority that, in our judgment, seeks to or would prohibit, restrict or otherwise render the consummation of this exchange offer illegal, might materially impair our ability to proceed with this exchange offer or materially impair the contemplated benefits to us of this exchange offer;

•	any change, or any development that would cause a change, in our business or financial affairs has occurred that, in our judgment, might materially impair our ability to proceed with this exchange offer or that would materially impair the contemplated benefits to us of this exchange offer; or

•	a change occurs in the current interpretations by the staff of the SEC that, in our judgment, might materially impair our ability to proceed with this exchange offer.

      If we, in our sole discretion, determine that any of the above conditions is not satisfied, we may:

•	refuse to accept any old notes and return all surrendered old notes to the surrendering holders;

•	extend this exchange offer and retain all old notes surrendered prior to the expiration date, subject to the holders’ right to withdraw the surrender of their old notes; or

•	waive any unsatisfied conditions regarding this exchange offer and accept all properly surrendered old notes that have not been withdrawn. If this waiver constitutes a material change to this exchange offer, we will promptly disclose the waiver by means of a prospectus supplement or post-effective amendment to the registration statement that includes this prospectus that will be distributed to the holders. We will also extend this exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the holders, if this exchange offer would otherwise expire during the five-to-ten business-day period.
Consequences to Holders of Old Notes Not Tendering in this Exchange Offer
      Participation in this exchange offer is voluntary. You are urged to consult your legal, financial and tax advisors in making your decisions on what action to take.
      Old notes that are not exchanged will remain “restricted securities” within the meaning of Rule 144(a)(3) of the Securities Act. Accordingly, they may not be offered, sold, pledged or otherwise transferred except:

•	to a person who the seller reasonably believes is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

•	in an offshore transaction complying with Rule 904 of Regulation S under the Securities Act;

•	pursuant to an exemption from registration under the Securities Act provided by Rule 144, if available; or

•	pursuant to an effective registration statement under the Securities Act.
Expiration Date; Extensions; Amendments
      The “expiration date” is 5:00 p.m., New York City time on September 6, 2005 unless we extend this exchange offer, in which case the expiration date is the latest date and time to which we extend this exchange offer.
      In order to extend this exchange offer, we will:

•	notify the exchange agent of any extension by oral or written notice; and

•	issue a press release or other public announcement that would include disclosure of the approximate number of old notes deposited and that would be issued prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

      We reserve the right:

•	to delay accepting any old notes;

•	to extend this exchange offer;

•	to terminate or amend this exchange offer, and not accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the events set forth in “— Conditions to this Exchange Offer; Waivers” by giving oral or written notice to the exchange agent; or

•	to waive any conditions or otherwise amend this exchange offer in any respect, by giving oral or written notice to the exchange agent.
      Any delay in acceptance, extension, termination or amendment will be followed as soon as practicable by a press release or other public announcement or post-effective amendment to the registration statement.
      If this exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose that amendment by means of a prospectus supplement or post-effective amendment that will be distributed to the holders. We will also extend this exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the holders, if this exchange offer would otherwise expire during the five to ten business day period.
      We will have no obligation to publish, advertise or otherwise communicate any public announcement of any delay, extension, amendment (other than amendments constituting a material change to this exchange offer) or termination that we may choose to make, other than by making a timely release to an appropriate news agency.
Effect of Surrendering Old Notes
      By surrendering old notes pursuant to this exchange offer, you will be representing to us that, among other things:

•	you are acquiring the new notes in the ordinary course of your business;

•	you are not engaged in, and do not intend to engage in, the distribution of the new notes;

•	you have no arrangement or understanding with any person to participate in the distribution of the notes;

•	you acknowledge and agree that if you are a broker-dealer registered under the Exchange Act, you are participating in this exchange offer for your own account in exchange for old notes acquired as a result of market making activities or other trading activities and you will deliver a prospectus in connection with any resale of the notes;

•	you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of Movie Gallery, or if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent practicable; and

•	we may rely upon these representations for purposes of this exchange offer.
      In addition, if you are a broker-dealer and you will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, you must acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of your new notes. See “Plan of Distribution.”
Interest on the New Notes
      The new notes will accrue interest on the same terms as the old notes at the rate of 11% per year from April 27, 2005, payable semi-annually in arrears on May 1 and November 1 of each year, commencing November 1, 2005. Old notes accepted for exchange will not receive accrued interest thereon at the time of exchange. However, each registered note will bear interest from the most recent date to which interest has been paid on the old notes, or if no interest has been paid on the old notes or the new notes, from April 27, 2005.
Resale of the New Notes
      We believe that you will be allowed to resell the new notes to the public without registration under the Securities Act and without delivering a prospectus that satisfies the requirements of Section 10 of the Securities Act, if you can make the representations set forth above under “— Effect of Surrendering Old Notes.” However, if you intend to participate in a distribution of the new notes, you must comply with the registration requirements of the Securities Act and deliver a prospectus in connection with resales, unless an exemption from registration is otherwise available. In addition, you will be subject to additional restrictions if you are an “affiliate” of Movie Gallery as defined under Rule 405 of the Securities Act. You will be required to represent to us in the letter of transmittal accompanying this prospectus that you meet these conditions exempting you from the registration requirements.
      Our belief that you will be allowed to resell the new notes without registration is based on SEC interpretations expressed in no-action letters to other issuers in exchange offers like ours. However, we have not asked the SEC to consider this particular exchange offer in the context of a no-action letter. Therefore, you cannot be certain that the SEC’s interpretations applicable to other exchange offers will apply to this exchange offer.
      Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes during the Exchange Offer Registration Period. See “Plan of Distribution.”
Acceptance of Old Notes for Exchange; Delivery of New Notes
      On the settlement date, new notes to be issued in exchange for old notes in this exchange offer, if consummated, will be delivered in book-entry form.
      We will be deemed to have accepted validly tendered old notes that have not been validly withdrawn as provided in this prospectus when, and if, we have given oral or written notice thereof to the exchange agent. Subject to the terms and conditions of this exchange offer, delivery of new notes will be made by the exchange agent on the settlement date upon receipt of such notice. The exchange agent will act as agent for tendering holders of the old notes for the purpose of receiving old notes and transmitting new notes as of the settlement date with respect to the old notes. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of this exchange offer, those unaccepted old notes will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of this exchange offer.
Procedures for Tendering
      A holder of old notes who wishes to accept this exchange offer, and whose old notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, must instruct the custodial entity to tender and consent with respect to that holder’s old notes on the holder’s behalf pursuant to the procedures of the custodial entity.
      To tender in this exchange offer, a holder of old notes must either:

(i) complete, sign and date the letter of transmittal (or a facsimile thereof) in accordance with its instructions, including guaranteeing the signature(s) to the letter of transmittal, if required, and mail or otherwise deliver such letter of transmittal or such facsimile, together with the certificates representing the old notes specified therein, to the exchange agent at the address set forth in the letter of transmittal for receipt on or prior to the expiration date; or

(ii) comply with the DTC’s Automated Tender Offer Program, or ATOP, procedures for book-entry transfer described below on or prior to the expiration date.
      The exchange agent and DTC have confirmed that the exchange offer is eligible for ATOP. The letter of transmittal (or facsimile thereof), with any required signature guarantees, or (in the case of book-entry transfer) an agent’s message in lieu of the letter of transmittal, and any other required documents, must be transmitted to and received by the exchange agent on or prior to the expiration date of the exchange offer at one of its addresses set forth under “— Exchange Agent” in this prospectus or as set forth in the Letter of Transmittal. Old notes will not be deemed surrendered until the letter of transmittal and signature guarantees, if any, or agent’s message, are received by the exchange agent.
      The method of delivery of old notes, the letter of transmittal, and all other required documents to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, holders should use an overnight or hand delivery service, properly insured. In all cases, sufficient time should be allowed to assure delivery to and receipt by the exchange agent on or before the expiration date. Do not send the letter of transmittal or any old notes to anyone other than the exchange agent.
      All new notes will be delivered only in book-entry form through DTC. Accordingly, if you anticipate tendering other than through DTC, you are urged to contact promptly a bank, broker or other intermediary (that has the capability to hold securities custodially through DTC) to arrange for receipt of any new notes to be delivered to you pursuant to the exchange offer and to obtain the information necessary to provide the required DTC participant with account information for the letter of transmittal.

Book-Entry Delivery Procedures for Tendering Old Notes Held with DTC
      If you wish to tender old notes held on your behalf by a nominee with DTC, you must:

(i) inform your nominee of your interest in tendering your old notes pursuant to the exchange offer; and

(ii) instruct your nominee to tender all old notes you wish to be tendered in the exchange offer into the exchange agent’s account at DTC on or prior to the expiration date. Any financial institution that is a nominee in DTC, including Euroclear and Clearstream, must tender old notes by effecting a book-entry transfer of the old notes to be tendered in the exchange offer into the account of the exchange agent at DTC by electronically transmitting its acceptance of the exchange offer through the ATOP procedures for transfer. DTC will then verify the acceptance, execute a book-entry delivery to the exchange agent’s account at DTC, and send an agent’s message to the exchange agent. An “agent’s message” is a message, transmitted by DTC to and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgement from an organization that participates in DTC (a “participant”) tendering old notes that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce the agreement against the participant. A letter of transmittal need not accompany tenders effected through ATOP.

Proper Execution and Delivery of Letter of Transmittal
      Signatures on a letter of transmittal or notice of withdrawal described below (see “— Withdrawal of Tenders”), as the case may be, must be guaranteed by an eligible institution unless the old notes tendered pursuant to the letter of transmittal are tendered (i) by a holder who has not completed the box entitled “Special Delivery Instructions” or “Special Issuance Instructions” on the letter of transmittal or (ii) for the account of an eligible institution. If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, such guarantee must be made by an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act.
      If the letter of transmittal is signed by the holder(s) of old notes tendered thereby, the signature(s) must correspond with the name(s) as written on the face of the old notes without alteration, enlargement or any change whatsoever. If any of the old notes tendered thereby are held by two or more holders, all such holders must sign the letter of transmittal. If any of the old notes tendered thereby are registered in different names on different old notes, it will be necessary to complete, sign and submit as many separate letters of transmittal, and any accompanying documents, as there are different registrations of certificates.
      If old notes that are not tendered for exchange pursuant to the exchange offer are to be returned to a person other than the holder thereof, certificates for such old notes must be endorsed or accompanied by an appropriate instrument of transfer, signed exactly as the name of the registered owner appears on the certificates, with the signatures on the certificates or instruments of transfer guaranteed by an eligible institution.
      If the letter of transmittal is signed by a person other than the holder of any old notes listed therein, such old notes must be properly endorsed or accompanied by a properly completed bond power, signed by such holder exactly as such holder’s name appears on such old notes. If the letter of transmittal or any old notes, bond powers or other instruments of transfer are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.
      No alternative, conditional, irregular or contingent tenders will be accepted. By executing the letter of transmittal (or facsimile thereof), the tendering holders of old notes waive any right to receive any notice of the acceptance for exchange of their old notes. Tendering holders should indicate in the applicable box in the letter of transmittal the name and address to which payments and/or substitute certificates evidencing old notes for amounts not tendered or not exchanged are to be issued or sent, if different from the name and address of the person signing the letter of transmittal. If no such instructions are given, old notes not tendered or exchanged will be returned to such tendering holder.
      All questions as to the validity, form, eligibility (including time of receipt), and acceptance and withdrawal of tendered old notes will be determined by us in our absolute discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tendered old notes determined by us not to be in proper form or not to be properly tendered or any tendered old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive, in our absolute discretion, any defects, irregularities or conditions of tender as to particular old notes, whether or not waived in the case of other old notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will be under any duty to give such notification or shall incur any liability for failure to give any such notification. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived.
      Any holder whose old notes have been mutilated, lost, stolen or destroyed will be responsible for obtaining replacement securities or for arranging for indemnification with the trustee of the old notes. Holders may contact the exchange agent for assistance with such matters.
Withdrawal of Tenders
      You may withdraw tenders of old notes at any time prior to the expiration date.
      For a withdrawal of a tender to be effective, a written or facsimile transmission notice of withdrawal must be received by the exchange agent prior to the deadline described above at its address set forth under “— Exchange Agent” in this prospectus. The withdrawal notice must:

•	specify the name of the person who tendered the old notes to be withdrawn;

•	must contain a description of the old notes to be withdrawn, the certificate numbers shown on the particular certificates evidencing such old notes and the aggregate principal amount represented by such old notes; and

•	must be signed by the holder of those old notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees, or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the old notes. In addition, the notice of withdrawal must specify, in the case of old notes tendered by delivery of certificates for such old notes, the name of the registered holder, if different from that of the tendering holder or, in the case of old notes tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn old notes. The signature on the notice of withdrawal must be guaranteed by an eligible institution unless the old notes have been tendered for the account of an eligible institution.
      Withdrawal of tenders of old notes may not be rescinded, and any old notes properly withdrawn will be deemed not validly tendered for purposes of this exchange offer. Properly withdrawn old notes may, however, be retendered by again following one of the procedures described in “— Procedures for Tendering” prior to the expiration date.
Exchange Agent
      SunTrust Bank has been appointed the exchange agent for this exchange offer. Letters of transmittal and all correspondence in connection with this exchange offer should be sent or delivered by each holder of old notes, or a beneficial owner’s commercial bank, broker, dealer, trust company or other nominee, to the exchange agent as follows:

By Mail or Hand Delivery:	SunTrust Bank 25 Park Place 24th Floor Atlanta, GA 30303-2900 Attention: Corporate Trust Division

Banks and Brokers Phone:	(404) 588-7266

Facsimile Transmission:	(404) 588-7335
      We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection with this exchange offer.
Other Fees and Expenses
      We will bear the expenses of soliciting tenders of the old notes. The principal solicitation is being made by mail. Additional solicitations may, however, be made by facsimile transmission, telephone, email or in person by our officers and other employees and those of our affiliates.
      Tendering holders of old notes will not be required to pay any fee or commission. If, however, a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, the holder may be required to pay brokerage fees or commissions.
Accounting Treatment
      Since they represent the same indebtedness, the new notes will be recorded at the same carrying value as the old notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer.

DESCRIPTION OF NOTES
      The old notes were issued under an Indenture (the “Indenture”) between Movie Gallery, Inc. (the “Company”), as issuer, the Guarantors and SunTrust Bank, as trustee (the “Trustee”), in a private transaction that was not subject to the registration requirements of the Securities Act. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.
      The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the notes. A copy of the Indenture has been filed as an exhibit to the registration statement of which this prospectus is a part.
      You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the Indenture. In this description, the word “Company” refers only to Movie Gallery, Inc. and not any subsidiary, and the word “notes” refers to the notes originally issued on the issue date, Exchange Notes and Additional Notes.
General

The Notes
      The notes will mature on May 1, 2012. The Company issued notes in denominations of $1,000 and integral multiples of $1,000. The notes will not be entitled to the benefit of any mandatory sinking fund.
      Interest on the notes will accrue at the rate of 11% per year and will be payable semiannually in arrears on May 1 and November 1, commencing on November 1, 2005. The Company will make each interest payment to the Holders of record on the immediately preceding April 15 and October 15.
      Interest on the notes will accrue from (and including) the date of original issuance or, if interest has already been paid, from (and including) the most recent interest payment date to which interest has been paid to (and excluding) the next interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
      The redemption of notes with unpaid and accrued interest to the date of redemption will not affect the right of Holders of record on a record date to receive interest due on an interest payment date. When we refer to the Company’s obligation to pay interest upon the redemption, repurchase or acceleration of the notes, we are including liquidated damages under the Registration Rights Agreement.

Ranking
      The notes will:

•	be general unsecured obligations of the Company,

•	be unconditionally guaranteed on a general unsecured and unsubordinated basis by all of the Company’s existing and future Domestic Restricted Subsidiaries,

•	rank equal in right of payment to all senior unsecured Indebtedness of the Company, and senior to all Indebtedness that by its terms is subordinated to the notes,

•	effectively rank junior to all secured Indebtedness of the Company (including borrowings under the Bank Credit Facility) to the extent of the value of the assets securing such Indebtedness,

•	effectively rank junior to all Indebtedness and other liabilities of the Company’s subsidiaries that do not guarantee the notes; and

•	be issuable in an unlimited aggregate principal amount, of which $325.0 million aggregate principal amount will be issued on the Issue Date.

Additional Notes
      Subject to the limitations set forth under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company may incur additional Indebtedness. At the Company’s option, this additional Indebtedness may consist of additional notes (“Additional Notes”) issued in one or more transactions, which have identical terms as notes issued on the Issue Date and Exchange Notes. Holders of Additional Notes would have the right to vote together with Holders of notes issued on the Issue Date and Exchange Notes as one class.

The Subsidiary Guarantees
      The notes will be guaranteed, jointly and severally, by all of the existing and future Domestic Restricted Subsidiaries of the Company. Each such Subsidiary Guarantee will:

•	be a general unsecured obligation of that Guarantor,

•	effectively rank junior to all secured Indebtedness of that Guarantor (including under the Bank Credit Facility) to the extent of the value of the assets securing such Indebtedness; and

•	rank equal in right of payment to all senior unsecured Indebtedness of that Guarantor, and senior to all Indebtedness of that Guarantor that by its terms is subordinated to such Subsidiary Guarantee.
      Each Guarantor will unconditionally guarantee the performance of all obligations of the Company under the Indenture and the notes. The Obligations of each Guarantor in respect of its Subsidiary Guarantee will be limited to the maximum amount as will result in the Obligations not constituting a fraudulent conveyance or fraudulent transfer under U.S. federal or state law. See “Risk Factors — Risks Associated with the Notes.”
      A Guarantor will be released and relieved of its obligations under its Subsidiary Guarantee in the event: (1) there is a Legal Defeasance of the notes as described under “— Legal Defeasance and Covenant Defeasance”; (2) there is a sale or other disposition of Capital Stock of such Guarantor following which such Guarantor is no longer a direct or indirect Subsidiary of the Company; or (3) such Guarantor is designated as an Unrestricted Subsidiary in accordance with “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries”, provided, in each case, that the transaction is carried out pursuant to and in accordance with any other applicable provisions of the Indenture.
      If any Person becomes a Domestic Restricted Subsidiary (including upon a Revocation of the Designation of a Subsidiary as an Unrestricted Subsidiary), the Company will cause that Domestic Restricted Subsidiary concurrently to become a Guarantor by executing a supplemental indenture and providing the Trustee with an Officers’ Certificate and Opinion of Counsel.
      Under the circumstances described under “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to the restrictive covenants in the Indenture and will not guarantee the notes. In addition, the non-Domestic Subsidiaries will not guarantee the notes. On a pro forma basis after giving effect to the merger, the issuance of the notes and our borrowings under the Bank Credit Facility as described under “Use of Proceeds,” the Subsidiaries that will not guarantee the notes represented approximately 2.7% of our consolidated assets, approximately 2.3% of our consolidated revenue and approximately 3.9% of our consolidated operating income. See “Risk Factors — Risks Associated with the Notes — We rely on our subsidiaries to fund our financial obligations, including the notes. Additionally, not all of our subsidiaries will guarantee the notes, and assets of our non-guarantor subsidiaries may not be available to make payments on the notes.”

      In the event of a bankruptcy, liquidation or reorganization of a non-guarantor subsidiary, the non-guarantor subsidiary would pay the holders of its debt and its trade creditors before it would be able to distribute any of its assets to us. In addition, holders of minority equity interests in Subsidiaries may receive distributions prior to or pro rata with the Company depending on the terms of the equity interests.
      As of April 3, 2005, on a pro forma basis after giving effect to the offering of the old notes and the related transactions as described under “Use of Proceeds”, (a) the Company would have had consolidated indebtedness of $1,117.7 million, of which $796.6 million would have been secured Indebtedness and the Company would have had $55.9 million of additional borrowing capacity under the Bank Credit Facility and (b) the total liabilities of the Subsidiaries that are not Guarantors would have been approximately $13.1 million, including trade payables.

Methods of Receiving Payments on the Notes
      If a Holder has given wire transfer instructions to the Company, the Company will make all principal, premium and interest payments on those notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the Paying Agent and Registrar in New York City unless the Company elects to make interest payments by check mailed to the registered Holders at their registered addresses.

Paying Agent and Registrar for the Notes
      Initially, the Trustee will act as Paying Agent and Registrar for the notes. The Company may change the Paying Agent and Registrar without notice to Holders.
Optional Redemption
      Except as stated below, the Company may not redeem the notes prior to May 1, 2008. The Company may redeem the notes, at its option, in whole at any time or in part from time to time, on or after May 1, 2008, at the following redemption prices, expressed as percentages of the principal amount thereof, if redeemed during the twelve-month period commencing on May 1 of any year set forth below:

Year	Percentage

2008	105.500%
2009	103.667%
2010	101.833%
2011 and thereafter	100.0%
      Notwithstanding the foregoing, at any time, or from time to time, on or prior to May 1, 2008, the Company may, at its option, use the net cash proceeds of one or more Equity Offerings to redeem in the aggregate up to 35% of the aggregate principal amount of the notes originally issued at a redemption price equal to 111% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of redemption; provided, that:

(1) after giving effect to any such redemption at least 65% of the aggregate principal amount of the notes originally issued remains outstanding; and

(2) the Company shall mail the notice of redemption not more than 60 days after the consummation of such Equity Offering.
      In the event that less than all of the notes are to be redeemed at any time, selection of notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by any other method as the Trustee in its sole discretion shall deem fair and appropriate.

      If a partial redemption is made with the proceeds of an Equity Offering, selection of the notes or portions thereof for redemption shall, subject to the preceding sentence, be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of DTC), unless the method is otherwise prohibited. No notes of a principal amount of $1,000 or less shall be redeemed in part and notes of a principal amount in excess of $1,000 may be redeemed in part in multiples of $1,000 only.
      Notice of any redemption shall be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address. If notes are to be redeemed in part only, the notice of redemption shall state the portion of the principal amount thereof to be redeemed. A new note in a principal amount equal to the unredeemed portion thereof (if any) will be issued in the name of the Holder thereof upon cancellation of the original note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made, as appropriate).
      The Company will pay the redemption price for any note together with accrued and unpaid interest thereon through the date of redemption. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.
Mandatory Redemption
      The Company is not required to make mandatory redemption or sinking fund payments with respect to the notes.
Repurchase upon a Change of Control
      Upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion (in integral multiples of $1,000) of the Holder’s notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon through the date of purchase (the “Change of Control Payment”). Within 20 days following the date upon which the Change of Control occurred, the Company must send, by first-class mail, a notice to each Holder, with a copy to the Trustee, offering to purchase the notes as described above (a “Change of Control Offer”). The Change of Control Offer shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date the notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations in connection with the purchase of notes in connection with a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by doing so.
      On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent funds in an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the Trustee the notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions thereof being purchased by the Company.
      If only a portion of a note is purchased pursuant to a Change of Control Offer, a new note in a principal amount equal to the portion thereof not purchased will be issued in the name of the Holder thereof upon cancellation of the original note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made, as appropriate). Notes (or portions thereof) purchased pursuant to a Change of Control Offer will be cancelled and cannot be reissued.
      If a Change of Control Offer occurs, there can be no assurance that the Company will have available funds sufficient to make the Change of Control Payment for all the notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding notes pursuant to a Change of Control Offer, the Company expects that it would seek third-party financing to the extent it does not have available funds to meet its purchase obligations and any other obligations in respect of its Indebtedness arising in connection with the Change of Control. However, there can be no assurance that the Company would be able to obtain necessary financing.
      The definition of “Change of Control” in the Indenture is limited in scope. Holders will not be entitled to require the Company to purchase their notes in the event of a takeover, recapitalization, leveraged buyout or similar transaction that does not constitute a Change of Control.
      The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.
      The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require the Company to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.
      The Bank Credit Facility contains, and other Indebtedness of the Company may contain, prohibitions on the occurrence of events that would constitute a Change of Control or require that Indebtedness to be repaid or repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to repurchase the notes upon a Change of Control could cause a default under the Bank Credit Facility and such other Indebtedness even if the Change of Control itself does not, including as a result of the financial impact of such repurchase on the Company. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing notes, the Company could seek the consent of its lenders to the purchase of notes or could attempt to refinance any borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such Indebtedness, the Company will remain prohibited from purchasing notes. In such case, the Company’s failure to purchase tendered notes would constitute an Event of Default under the Indenture which may, in turn, constitute a default under the Bank Credit Facility and under such other agreements.
Certain Covenants

Restricted Payments
      (A) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, take any of the following actions (each, a “Restricted Payment”):

(1) declare or pay any dividend or return of capital or make any distribution on or in respect of shares of Capital Stock of the Company or any Restricted Subsidiary to holders of such Capital Stock, other than (i) dividends or distributions payable in Qualified Capital Stock of the Company or (ii) dividends or distributions payable to the Company and/or a Restricted Subsidiary;

(2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any Restricted Subsidiary, or any direct or indirect parent of the Company, other than Capital Stock held by the Company or another Restricted Subsidiary, including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Qualified Capital Stock of the Company);

(3) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, as the case may be, any Subordinated Indebtedness; or

(4) make any Investment (other than Permitted Investments);

      if at the time of the Restricted Payment immediately after giving effect thereto:

(1) a Default or an Event of Default shall have occurred and be continuing;

(2) the Company is not able to Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of “— Incurrence of Indebtedness and Issuance of Preferred Stock”; or

(3) the aggregate amount (the amount expended for these purposes, if other than in cash, being the Fair Market Value of the relevant property) of Restricted Payments, including the proposed Restricted Payment, made subsequent to the Issue Date up to the date thereof, less any Investment Return calculated as of the date thereof, shall exceed the sum of:

(a) 50% of cumulative Consolidated Net Income or, if cumulative Consolidated Net Income is a loss, minus 100% of the loss, accrued during the period, treated as one accounting period, beginning on the first full fiscal quarter after the Issue Date to the end of the most recent fiscal quarter for which consolidated financial information of the Company is available; plus

(b) 100% of the aggregate net cash proceeds received by the Company from any Person from any (i)(x) contribution to the equity capital of the Company not representing an interest in Disqualified Capital Stock or (y) issuance and sale of Qualified Capital Stock of the Company, in each case, subsequent to the Issue Date, or (ii) issuance and sale subsequent to the Issue Date (and, in the case of Indebtedness of a Restricted Subsidiary, at such time as it was a Restricted Subsidiary) of any Indebtedness for borrowed money of the Company or any Restricted Subsidiary that has been converted into or exchanged for Qualified Capital Stock of the Company, excluding, in each case, any net cash proceeds:

(I) received from a Subsidiary of the Company,

(II) applied in accordance with the second paragraph of this covenant below; or

(III) from Excluded Contributions.
      (B) Notwithstanding the preceding paragraph (A), this covenant does not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

(2) if no Default or Event of Default shall have occurred and be continuing, (a) the acquisition of any shares of Capital Stock of the Company in exchange for Qualified Capital Stock of the Company, or (b) the acquisition of any shares of Capital Stock of the Company or the payment of dividends or distributions with respect to shares of Capital Stock of the Company through the application of the net cash proceeds received by the Company from a substantially concurrent sale of Qualified Capital Stock of the Company or a contribution to the equity capital of the Company not representing an interest in Disqualified Capital Stock, in each case not received from a Subsidiary of the Company; provided, that the value of any such Qualified Capital Stock issued in exchange for such acquired Capital Stock and any such net cash proceeds shall be excluded from clause (3)(b) of the preceding paragraph (A) of this covenant (and were not included therein at any time);

(3) if no Default or Event of Default shall have occurred and be continuing, the voluntary prepayment, purchase, defeasance, redemption or other acquisition or retirement for value of any Subordinated Indebtedness solely in exchange for, or through the application of net cash proceeds of a substantially concurrent sale, other than to a Subsidiary of the Company, of Qualified Capital Stock of the Company, or refinancing Indebtedness for such Subordinated Indebtedness; provided that the value of any Qualified Capital Stock issued in exchange for Subordinated Indebtedness and any net cash proceeds referred to above shall be excluded from clause (3)(b) of the preceding paragraph (A) of this covenant (and were not included therein at any time);

(4) if no Default or Event of Default shall have occurred and be continuing, repurchases by the Company of Common Stock of the Company or options, warrants or other securities exercisable or convertible into Common Stock of the Company from employees or directors of the Company or any of its Subsidiaries or their authorized representatives pursuant to any management equity subscription agreement, stock option agreement or similar agreement or plan upon the death, disability or termination of employment or directorship of the employees or directors, in an aggregate amount in any calendar year not to exceed the sum of (a) $3.5 million and (b) the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the Issue Date, with the unused amount in any calendar year being carried forward to the next calendar year;

(5) the payment of any dividends by the Company on outstanding shares of its Common Stock in an aggregate amount not to exceed $6.0 million in any calendar year, with the unused amount in any calendar year being carried forward to the next calendar year;

(6) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its Capital Stock on a pro rata basis; provided that the aggregate amount of dividends paid pursuant to this clause (6) to any Person other than the Company or a Restricted Subsidiary in any calendar year shall not exceed $1.0 million, with the unused amount in any calendar year being carried forward to the next calendar year;

(7) the payment of regularly scheduled dividends to holders of Designated Preferred Stock if (a) no Default or Event of Default shall have occurred and be continuing and (b) the Consolidated Leverage Ratio on the date of payment of such dividend, on a pro forma basis, is less than 2.5 to 1.0;

(8) Investments that are made with Excluded Contributions;

(9) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price of such options; and

(10) if no Default or Event of Default shall have occurred and be continuing, Restricted Payments not to exceed $10.0 million in the aggregate.

      In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date, amounts expended pursuant to clauses (1) (without duplication for the declaration of the relevant dividend), (4), (5), (6), (7) and (10) of this paragraph shall be included in such calculation and amounts expended pursuant to clauses (2), (3) (8) and (9) of this paragraph shall not be included in such calculation.

Incurrence of Indebtedness and Issuance of Preferred Stock
      The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness, including Acquired Indebtedness, or permit any Restricted Subsidiary to Incur Preferred Stock, except that the Company and any Guarantor may Incur Indebtedness, including Acquired Indebtedness, if, at the time of and immediately after giving pro forma effect to the Incurrence thereof and the application of the proceeds therefrom, no Default or Event of Default shall have occurred and be continuing and the Consolidated Leverage Ratio would be greater than zero and less than 3.50 to 1.0.
      Notwithstanding the paragraph above, the Company and its Restricted Subsidiaries may Incur Permitted Indebtedness as provided in the definition thereof. For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (16) of the definition thereof, the

Company shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with this covenant.
      For purposes of determining compliance with, and the outstanding principal amount of, any particular Indebtedness Incurred pursuant to and in compliance with this covenant, the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP. Accrual of interest, the accretion or amortization of original issue discount, the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Disqualified Capital Stock or Preferred Stock in the form of additional Disqualified Capital Stock or Preferred Stock with the same terms will not be deemed to be an Incurrence of Indebtedness or Preferred Stock for purposes of this covenant.
      For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent, determined on the date of the Incurrence, of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness Incurred in the same currency as the Indebtedness being Refinanced will be the U.S. Dollar Equivalent of the Indebtedness Refinanced, determined in accordance with the preceding sentence, except to the extent that the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such Refinancing Indebtedness is Incurred.

Asset Sales
      The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of, and

(2) at least 75% of the consideration received for the assets sold by the Company or the Restricted Subsidiary, as the case may be, in the Asset Sale shall be in the form of cash or Cash Equivalents received at the time of such Asset Sale. For purposes of this clause (2), each of the following will be deemed to be cash:

(a) any liabilities, as shown on the Company’s or the applicable Restricted Subsidiary’s most recent balance sheet, of the Company or the applicable Restricted Subsidiary that are assumed by the transferee of any such assets and from which the Company and its Restricted Subsidiaries are unconditionally released from further liability, in each case other than (i) contingent liabilities, (ii) liabilities that are by their terms subordinated to the Notes or any Guarantee, and (iii) liabilities consisting of Disqualified Capital Stock; and

(b) any securities, notes or other obligations received by the Company or any Restricted Subsidiary in an Asset Sale from the transferee that are converted into cash, to the extent of the cash received in that conversion, within 90 days of the closing of such Asset Sale; provided that such cash shall be treated as Net Cash Proceeds attributable to such Asset Sale.
      The Company or such Restricted Subsidiary, as the case may be, may apply the Net Cash Proceeds of any such Asset Sale within 360 days thereof to:

(1) repay Indebtedness under a Bank Credit Facility and permanently reduce the commitments with respect thereto without Refinancing, or

(2) purchase, from a Person other than the Company and its Restricted Subsidiaries, property, plant or equipment or other assets to be used by the Company or any Restricted Subsidiary in a Permitted Business (including capital expenditures), or Capital Stock of a Person engaged solely in a Permitted Business that will become, upon purchase, a Restricted Subsidiary (collectively, “Replacement Assets”); or

(3) a combination of (1) and (2).
      To the extent all or a portion of the Net Cash Proceeds of any Asset Sale are not applied within the 360 days of the Asset Sale as described in clause (1), (2) or (3) of the immediately preceding paragraph, the Company will make an offer to purchase notes (the “Asset Sale Offer”), at a purchase price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest thereon, to the date of purchase (the “Asset Sale Offer Amount”). Pursuant to an Asset Sale Offer, the Company shall purchase from all tendering Holders on a pro rata basis, and, at the Company’s option, on a pro rata basis with the holders of any other Indebtedness that is not, by its terms, expressly subordinated in right of payment to the notes and the terms of which require an offer to purchase such other Indebtedness to be made with the proceeds from the sale of assets (“Pari Passu Debt”), that principal amount (or accreted value in the case of Indebtedness issued with original issue discount) of notes and Pari Passu Debt to be purchased equal to such unapplied Net Cash Proceeds.
      Within 20 days following the 360th day following the date upon which the Asset Sale occurred, the Company must send, by first-class mail, a notice to the record Holders as shown on the register of Holders on such 360th day, with a copy to the Trustee, offering to purchase the notes as described above (an “Asset Sale Offer”). The Asset Sale Offer shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date the notice is mailed, other than as may be required by law (the “Asset Sale Payment Date”).
      Upon receiving notice of an Asset Sale Offer, Holders may elect to tender their notes in whole or in part in integral multiples of $1,000 in exchange for cash. The Company may, however, defer an Asset Sale Offer until there is an aggregate amount of unapplied Net Cash Proceeds from one or more Asset Sales equal to or in excess of $10.0 million. At that time, the entire amount of unapplied Net Cash Proceeds, and not just the amount in excess of $10.0 million, shall be applied as required pursuant to this covenant. Pending application in accordance with this covenant, Net Cash Proceeds may be applied to temporarily reduce revolving credit borrowings which can be reborrowed or invested in Cash Equivalents.
      On the Asset Sale Offer Payment Date, the Company will, to the extent lawful:

(1) accept for payment all notes or portions thereof properly tendered pursuant to the Asset Sale Offer;

(2) deposit with the Paying Agent funds in an amount equal to the Asset Sale Offer Amount in respect of all notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the Trustee the notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions thereof being purchased by the Company.
      To the extent Holders of notes and holders of other Pari Passu Debt, if any, which are the subject of an Asset Sale Offer properly tender notes or the other Pari Passu Debt in an aggregate amount exceeding the amount of unapplied Net Cash Proceeds, the Company will purchase the notes and the other Pari Passu Debt on a pro rata basis (based on amounts tendered). If only a portion of a note is purchased pursuant to an Asset Sale Offer, a new note in a principal amount equal to the portion thereof not purchased will be issued in the name of the Holder thereof upon cancellation of the original note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made, as appropriate). Notes (or portions thereof) purchased pursuant to an Asset Sale Offer will be cancelled and cannot be reissued.

      The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws in connection with the purchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with the “Asset Sale” provisions of the Indenture, the Company shall comply with these laws and regulations and shall not be deemed to have breached its obligations under the “Asset Sale” provisions of the Indenture by doing so.
      Upon completion of an Asset Sale Offer, the amount of Net Cash Proceeds will be reset at zero. Accordingly, to the extent that the aggregate amount of notes and other Indebtedness tendered pursuant to an Asset Sale Offer is less than the aggregate amount of unapplied Net Cash Proceeds, the Company may use any remaining Net Cash Proceeds for general corporate purposes of the Company and its Restricted Subsidiaries.
      In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under “— Merger, Consolidation or Sale of Assets,” the Successor Entity shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to the deemed sale as if it were an Asset Sale. In addition, the Fair Market Value of properties and assets of the Company or its Restricted Subsidiaries so deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.
      If at any time any non-cash consideration received by the Company or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any non-cash consideration), the conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant within 360 days of conversion or disposition.

Limitation on Subordinated Indebtedness
      The Company will not, directly or indirectly, Incur any Indebtedness that is contractually subordinate or junior in right of payment to any other Indebtedness of the Company unless it is contractually subordinate in right of payment to the notes to the same extent. The Company will not permit any Guarantor to Incur any Indebtedness that is contractually subordinate or junior in right of payment to any other Indebtedness of such Guarantor unless it is contractually subordinate in right of payment to such Guarantor’s Subsidiary Guarantee to the same extent.

Liens
      The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Liens of any kind (except for Permitted Liens) against or upon any of their respective properties or assets, whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, unless contemporaneously therewith effective provision is made, in the case of the Company or any Restricted Subsidiary other than a Guarantor, to secure the notes and all other amounts due under the Indenture, and, in the case of a Guarantor, to secure such Guarantor’s Subsidiary Guarantee of the notes and all other amounts due under the Indenture, in each case, equally and ratably with such Indebtedness (or, in the event that such Indebtedness is subordinated in right of payment to the notes or such Subsidiary Guarantee, as the case may be, prior to such Indebtedness) with a Lien on the same properties and assets securing such Indebtedness for so long as such Indebtedness is secured by such Lien.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries
      The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on or in respect of its Capital Stock to the Company or any other Restricted Subsidiary or pay any Indebtedness owed to the Company or any other Restricted Subsidiary;

(2) make loans or advances to, or Guarantee any Indebtedness or other obligations of, or make any Investment in, the Company or any other Restricted Subsidiary; or

(3) transfer any of its property or assets to the Company or any other Restricted Subsidiary.
      However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) the Bank Credit Facility as in effect on the Issue Date, and any amendments, restatements, renewals, replacements or refinancings thereof; provided, that any amendment, restatement, renewal, replacement or refinancing is not more restrictive with respect to such encumbrances or restrictions than those in existence on the Issue Date;

(2) the Indenture;

(3) any agreement in effect on the Issue Date as any such agreement is in effect on such date;

(4) applicable law;

(5) customary non-assignment provisions of any contract and customary provisions restricting assignment or subletting in any lease governing a leasehold interest of any Restricted Subsidiary, or any customary restriction on the ability of a Restricted Subsidiary to dividend, distribute or otherwise transfer any asset which secures Indebtedness secured by a Lien, in each case permitted to be Incurred under the Indenture;

(6) any instrument governing Acquired Indebtedness not Incurred in connection with, or in anticipation or contemplation of, the relevant acquisition, merger or consolidation, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(7) restrictions with respect to a Restricted Subsidiary of the Company imposed pursuant to a binding agreement which has been entered into for the sale or disposition of Capital Stock or assets of such Restricted Subsidiary; provided, that such restrictions apply solely to the Capital Stock or assets of such Restricted Subsidiary being sold;

(8) customary restrictions imposed on the transfer of copyrighted or patented materials;

(9) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(10) any agreement relating to any Indebtedness of any Restricted Subsidiary that is not a Domestic Restricted Subsidiary permitted to be Incurred pursuant to the covenant described under the caption “Incurrence of Indebtedness and Issuance of Preferred Stock”; provided, however, that such encumbrances or restrictions are ordinary and customary with respect to the type of Indebtedness being incurred;

(11) the subordination in right of payment of any intercompany obligations between the Company and any Restricted Subsidiary to any unsubordinated Indebtedness; provided that any such intercompany obligations are subordinated to the notes to at least the same extent as such intercompany obligations are subordinated to other unsubordinated Indebtedness;

(12) restrictions in any agreement with a holder (other than an Affiliate) of Capital Stock of any Restricted Subsidiary requiring the consent of such holder to the payment of dividends, the payment of any Indebtedness, the making of loans or advances or the transfer of assets by such Restricted Subsidiary or requiring that such payments or transfers be made on a pro rata basis; or

(13) an agreement governing Indebtedness Incurred to Refinance the Indebtedness issued, assumed or Incurred pursuant to an agreement referred to in clauses (2), (3) or (6) of this paragraph; provided, that such agreement is not more restrictive (as determined in good faith by the Board of Directors of the Company) with respect to such encumbrances or restrictions than those contained in the agreement governing the Indebtedness being Refinanced.

Transactions with Affiliates
      The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that could reasonably be expected to be obtained in a comparable transaction at such time on an arm’s-length basis by the Company or such Restricted Subsidiary from a Person that is not an Affiliate of the Company; and

(2) the Company delivers to the Trustee:

(a) with respect to any Affiliate Transaction involving aggregate payments, or transfers of property or services with a Fair Market Value, in excess of $5.0 million, a Board Resolution set forth in an Officers’ Certificate certifying that such transaction complies with the preceding provisions and that the terms of such Affiliate Transaction have been approved by a majority of the members of the Board of Directors of the Company (including a majority of the disinterested members thereof); and

(b) with respect to any Affiliate Transaction involving aggregate payments, or transfers of property or services with a Fair Market Value, in excess of $25.0 million, a favorable opinion as to the fairness to the Company or the relevant Restricted Subsidiary (if any) of such Affiliate Transaction from a financial point of view from an Independent Financial Advisor.
      The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) transactions with or among the Company and any Wholly Owned Restricted Subsidiary or between or among Wholly Owned Restricted Subsidiaries;

(2) fees and compensation paid to, and any indemnity provided on behalf of, officers, directors, employees, consultants or agents of the Company or any Restricted Subsidiary as determined in good faith by the Company’s Board of Directors;

(3) any transactions undertaken pursuant to any contractual obligations or rights in existence on the Issue Date as in effect on the Issue Date;

(4) any Restricted Payments made in cash or any payments made with Capital Stock of the Company (other than Disqualified Capital Stock) in compliance with “— Certain Covenants — Restricted Payments;”

(5) transactions with suppliers or purchasers of goods or services (other than an Unrestricted Subsidiary) that is an Affiliate of the Company solely because the Company or a Restricted Subsidiary is a holder of Capital Stock of such Person, in each case in the ordinary course of business on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that could reasonably be expected to be obtained in a comparable transaction at such time on an arm’s-length basis by the Company or such Restricted Subsidiary from a Person that is not an Affiliate of the Company.

Designation of Restricted and Unrestricted Subsidiaries
      The Company may designate after the Issue Date any Subsidiary of the Company as an “Unrestricted Subsidiary” under the Indenture (a “Designation”) only if:

(1) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation and any transactions between the Company or any of its Restricted Subsidiaries and such Unrestricted Subsidiary are in compliance with “— Transactions with Affiliates”; and

(2) the Company would be permitted to make an Investment at the time of Designation (assuming the effectiveness of such Designation and treating such Designation as an Investment at the time of Designation) pursuant to paragraph (A) of “— Certain Covenants — Restricted Payments” (other than a Permitted Investment) or pursuant to clause (10) of the definition of Permitted Investments in an amount (the “Designation Amount”) equal to the amount of the Company’s Investment in such Subsidiary on such date.
      Neither the Company nor any Restricted Subsidiary will at any time:

(1) provide credit support for, subject any of its property or assets (other than the Capital Stock of any Unrestricted Subsidiary) to the satisfaction of, or guarantee, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness);

(2) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary; or

(3) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary, except for any non-recourse guarantee given solely to support the pledge by the Company or any Restricted Subsidiary of the Capital Stock of any Unrestricted Subsidiary,

except:

(a) in the case of clause (1) or (2) of this paragraph, to the extent treated and permitted as a Restricted Payment or Permitted Investment in accordance with “— Restricted Payments” and as an Incurrence of Indebtedness permitted under “— Incurrence of Indebtedness and Issuance of Preferred Stock” and,

(b) in the case of clause (3) of this paragraph, to the extent that the ability to declare a default or accelerate the payment, is limited to a default on the obligation or instrument of the Company or a Restricted Subsidiary treated as a Restricted Payment or Permitted Investment and Incurrence of Indebtedness in accordance with clause (a) above.
      The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”) only if:

(1) No Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

(2) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the Indenture.
      Any Designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be deemed to include the Designation of all of the Subsidiaries of such Subsidiary. Any Designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such Designation and an Officers’ Certificate certifying that such Designation complied with the preceding conditions and was permitted by the Indenture.

Sale and Leaseback Transactions
      The Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, enter into any Sale and Leaseback Transaction; provided, that the Company or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if:

(1) except with respect to a Sale and Leaseback Transaction involving the corporate headquarters and inventory distribution facility of the Company located in Dothan, Alabama, the Company or such Restricted Subsidiary could have Incurred Indebtedness in the amount of the Attributable Indebtedness of such Sale and Leaseback Transaction pursuant to the covenant described under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(2) the net proceeds received by the Company or such Restricted Subsidiary from such Sale and Leaseback Transaction are at least equal to the Fair Market Value of the related assets; and

(3) the Company applies the proceeds of such Sale and Leaseback Transaction in compliance with the covenant described under “— Certain Covenants — Asset Sales.”

Future Subsidiary Guarantees
      If the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Restricted Subsidiary after the date of the Indenture (other than an Immaterial Subsidiary), then that newly acquired or created Domestic Restricted Subsidiary will become a Guarantor and execute a supplemental Indenture and deliver to the trustee an Opinion of Counsel to the effect that the supplemental Indenture has been duly authorized, executed and delivered by the Domestic Restricted Subsidiary and constitutes a valid and binding obligation of the Domestic Restricted Subsidiary, enforceable against the Domestic Restricted Subsidiary in accordance with its terms (subject to customary exceptions), all within 30 business days of the date on which it was acquired or created; provided, however, that the foregoing shall not apply to subsidiaries that have properly been designated as Unrestricted Subsidiaries in accordance with the Indenture for so long as they continue to constitute Unrestricted Subsidiaries.

Merger, Consolidation or Sale of Assets
      The Company will not, in a single transaction or series of related transactions, directly or indirectly: (1) consolidate or merge with or into any Person (whether or not the Company is the surviving or continuing Person), or (2) sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s properties and assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries), to any Person unless:

(1) either (a) the Company shall be the surviving or continuing corporation; or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company’s Restricted Subsidiaries substantially as an entirety (the “Successor Entity”) (x) is a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (y) expressly assumes, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the notes and the performance and observance of every covenant of the notes, the Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed;

(2) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect on a pro forma basis to any Indebtedness, including any Acquired Indebtedness, Incurred or anticipated to be Incurred in connection with or in respect of such transaction), the Company or such Successor Entity, as the case may be, shall be able to Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(3) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect on a pro forma basis to any Indebtedness, including any Acquired Indebtedness, Incurred or anticipated to be Incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing;

(4) each Guarantor (including Persons that become Guarantors as a result of the transaction) shall have confirmed by supplemental indenture that its Subsidiary Guarantee shall apply for the Obligations of the Successor Entity in respect of the Indenture and the notes; and

(5) the Company or the Successor Entity shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if required in connection with such transaction, the supplemental indenture, comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to the transaction have been satisfied.
      For purposes of this covenant, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.
      Clause (2) of the first paragraph of this “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1) any transfer of the properties or assets of a Restricted Subsidiary to the Company or to a Guarantor;

(2) any merger of a Restricted Subsidiary into the Company or a Guarantor;

(3) any merger of the Company into a Wholly Owned Restricted Subsidiary created for the purpose of holding the Capital Stock of the Company;

(4) a merger between the Company and a newly-created Affiliate incorporated solely for the purpose of reincorporating the Company in another State of the United States,

so long as, in each case the Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.
      Upon any consolidation, combination or merger or any transfer of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries in accordance with this covenant, in which the Company is not the continuing corporation, the Successor Entity formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the notes with the same effect as if such Successor Entity had been named as such. For the avoidance of doubt, compliance with this covenant will not affect the obligations of the Company (including a Successor Entity, if applicable) under “— Repurchase Upon a Change of Control,” if applicable.

      Each Guarantor will not, and the Company will not cause or permit any Guarantor to, consolidate with or merge into, or sell or dispose of all or substantially all of its assets to, any Person (other than the Company) that is not a Guarantor unless:

(1) such Person (if such Person is the surviving entity) assumes all of the obligations of such Guarantor in respect of its Subsidiary Guarantee by executing a supplemental indenture and providing the Trustee with an Officers’ Certificate and Opinion of Counsel, and such transaction is otherwise in compliance with the Indenture;

(2) such Subsidiary Guarantee is to be released as provided under “— The Subsidiary Guarantees”; or

(3) such sale or other disposition of substantially all of such Guarantor’s assets is made in accordance with “— Sale of Assets.”

Business Activities
      The Company will not, and will not permit any Restricted Subsidiary to, engage in any businesses other than a Permitted Business, except to such extent as would not be material to the Company and its Restricted Subsidiaries, taken as a whole.

Payments for Consent
      The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any notes for or as an inducement to any consent, waiver or amendment of any terms or provisions of the notes, unless the consideration is offered to be paid or agreed to be paid to all Holders of the notes who so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports
      Whether or not required by the rules and regulations of the Commission, so long as any notes remain outstanding, the Company will:

(1) provide the Trustee and the Holders with, and make available to others upon request, the annual reports and information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections within 15 days after the times specified for the filing of the information, documents and reports under such Sections; and

(2) file with the Commission, to the extent permitted, the information, documents and reports referred to in clause (1) above within the periods specified for such filings under the Exchange Act (whether or not applicable to the Company).
      In addition, at any time when the Company is not subject to or is not current in its reporting obligations under clause (2) of the preceding paragraph, the Company will make available, upon request, to any holder and any prospective purchaser of notes the information required pursuant to Rule 144A(d)(4) under the Securities Act.
Events of Default and Remedies
      Each of the following is an Event of Default:

(1) default for 30 days or more in the payment when due of interest on any notes (including additional interest payable under the Registration Rights Agreement);

(2) default in the payment when due of the principal of or premium, if any, on any notes, including the failure to make a required payment to purchase notes tendered pursuant to an optional redemption, Change of Control Offer or an Asset Sale Offer;

(3) the failure by the Company or any Restricted Subsidiary to comply with any other covenant or agreement contained in the Indenture or in the notes for 45 days or more after written notice to the Company from the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding notes (except in the case of a default with respect to the provisions described under “— Certain Covenants — Merger, Consolidation and Sale of Assets,” which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(4) default by the Company or any Restricted Subsidiary under any Indebtedness which:

(a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of any applicable grace period provided in such Indebtedness on the date of such default; or

(b) results in the acceleration of such Indebtedness prior to its stated maturity;

and, in each case, the principal amount of Indebtedness covered by (a) or (b) at the relevant time, aggregates $25.0 million or more.

(5) failure by the Company or any of its Restricted Subsidiaries to pay one or more final non-appealable judgments against any of them which are not covered by adequate insurance by a solvent insurer of national or international reputation which has acknowledged its obligations in writing, aggregating $25.0 million or more, which judgment(s) are not paid, discharged, bonded or stayed for a period of 60 days or more;

(6) except as permitted by the Indenture, any Subsidiary Guarantee is held to be unenforceable or invalid in a judicial proceeding or ceases for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms such Guarantor’s obligations under its Subsidiary Guarantee; or

(7) certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries or group of Subsidiaries that, taken together, would constitute a Significant Subsidiary.
      If an Event of Default (other than an Event of Default specified in clause (7) above with respect to the Company) will occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding notes may declare the unpaid principal of (and premium, if any) and accrued and unpaid interest on all the notes to be immediately due and payable by notice in writing to the Company and the Trustee specifying the Event of Default and that it is a “notice of acceleration.” If an Event of Default specified in clause (7) above occurs with respect to the Company, then the unpaid principal of (and premium, if any) and accrued and unpaid interest on all the notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.
      At any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the Holders of a majority in principal amount of the notes may rescind and cancel such declaration and its consequences:

(a) if the rescission would not conflict with any judgment or decree;

(b) if all existing Events of Default have been cured or waived, except nonpayment of principal or interest that has become due solely because of the acceleration;

(c) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid; and

(d) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advances, including reasonable attorney fees and expenses.
      No rescission shall affect any subsequent Default or impair any rights relating thereto.
      The Holders of a majority in principal amount of the notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of, premium, if any, or interest on any notes.
      Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity to the satisfaction of the Trustee. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. No Holder of any notes will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless:

(a) such Holder gives to the Trustee written notice of a continuing Event of Default;

(b) Holders of at least 25% in principal amount of the then outstanding notes make a written request to pursue the remedy;

(c) such Holders of the notes provide to the Trustee satisfactory indemnity;

(d) the Trustee does not comply within 60 days; and

(e) during such 60 day period the Holders of a majority in principal amount of the outstanding notes do not give the Trustee a written direction which, in the opinion of the Trustee, is inconsistent with the request;

provided, that a Holder of a note may institute suit for enforcement of payment of the principal of and premium, if any, or interest on such note on or after the respective due dates expressed in such note.
      The Company is required to deliver to the Trustee written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof. In addition, the Company is required to deliver to the Trustee, within 90 days after the end of each fiscal year, an Officers’ Certificate indicating whether the signers thereof know of any Default or Event of Default that occurred during the previous fiscal year; the status of any Default or Event of Default described and what actions the Company is taking or proposes to take upon respect thereto. The Indenture provides that if a Default or Event of Default occurs, is continuing and is actually known to the Trustee, the Trustee must mail to each Holder notice of the Default or Event of Default within 90 days after the occurrence thereof. Except in the case of a Default or Event of Default in the payment of principal of, premium, if any, or interest on any note, the Trustee may withhold notice if and so long as a committee of its trust officers in good faith determines that withholding notice is in the interests of the Holders.
No Personal Liability of Directors, Officers, Employees and Stockholders
      The Indenture will provide that an incorporator, director, officer, employee, stockholder or controlling person, as such, of the Company or any Guarantor shall not have any liability for any obligations of the Company or such Guarantor under the notes (including the Subsidiary Guarantees) or the Indenture or for any claims based on, in respect of or by reason of such obligations or their creation. By accepting a note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance
      The Company may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding notes (“Legal Defeasance”). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes on the 91st day after the deposit specified in clause (1) of the second following paragraph, except for:

(1) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due;

(2) the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

(3) the rights, powers, trust, duties and immunities of the Trustee and the Company’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.
      In addition, the Company may, at its option and at any time, elect to have its obligations released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non- payment, bankruptcy, receivership, reorganization and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the notes.
      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, certain direct non-callable obligations of, or guaranteed by, the United States, or a combination thereof, in such amounts as will be sufficient without reinvestment, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee and independent of the Company to the effect that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (b) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall state that, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee and independent of the Company to the effect that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of the deposit pursuant to clause (1) of this paragraph (except any Default or Event of Default resulting from the failure to comply with “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” as a result of the borrowing of the funds required to effect such deposit) and, insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit, and the Trustee shall have received Officers’

Certificates to such effect on the date of such deposit and, in the case of Legal Defeasance, on such 91st day;

(5) the Trustee shall have received an Officers’ Certificate stating that such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that (1) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, and (2) the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee and independent of the Company to the effect that the trust resulting from the deposit does not constitute an investment company under the Investment Company Act of 1940;

(7) the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or any Subsidiary of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; and

(8) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment and Waiver
      From time to time, the Company, the Guarantors and the Trustee, without the consent of the Holders, may amend the Indenture or the notes for certain specified purposes, including curing ambiguities, defects or inconsistencies, adding Subsidiary Guarantees or covenants, issuing Additional Notes or Exchange Notes, and making other changes which do not, in the opinion of the Trustee, adversely affect the rights of any of the Holders in any material respect. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including solely on an Opinion of Counsel and Officers’ Certificate. Other modifications and amendments of the Indenture or the notes may be made with the consent of the Holders of at least a majority in principal amount of the then outstanding notes issued under the Indenture, except as set forth immediately below.
      Without the consent of each Holder affected thereby, no amendment may:

(1) reduce the amount of notes whose Holders must consent to an amendment or waiver;

(2) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any notes;

(3) reduce the principal of or change or have the effect of changing the fixed maturity of any notes, or change the date on which any notes may be subject to redemption, or reduce the redemption price therefor;

(4) make any notes payable in money other than that stated in the notes;

(5) make any change in provisions of the Indenture entitling each Holder to receive payment of principal of, premium, if any, and interest on such note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of notes to waive Defaults or Events of Default;

(6) amend, change or modify the obligation of the Company (including the definitions relating thereto) to make and consummate a Change of Control Offer in respect of a Change of Control that has occurred or make and consummate an Asset Sale Offer with respect to any Asset Sale that has been consummated;

(7) eliminate or modify in any manner a Guarantor’s obligations with respect to its Subsidiary Guarantee which adversely affects Holders, except as otherwise permitted in the Indenture; or

(8) subordinate the notes or any Guarantee in right of payment to any other obligation of the Company or any Guarantor.
Satisfaction and Discharge
      The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the Indenture) as to all outstanding notes when:

(1) either:

(a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b) all notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds or certain direct, non-callable obligations of, or guaranteed by, the United States sufficient without reinvestment to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to maturity or redemption, together with irrevocable written instructions from the Company directing the Trustee to apply such funds to the payment of the notes at maturity or the redemption date, as the case may be;

(2) no Default or Event of Default will have occurred and be continuing on the date of such deposit or will occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3) the Company has paid all other sums payable by it under the Indenture and the notes; and

(4) the Company has delivered to the Trustee an Officers’ Certificate stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.
Concerning the Trustee
      The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. The Trustee shall not be liable for any action it takes or omits to take unless its conduct constitutes negligence or willful misconduct.
      The Indenture and the provisions of the Trust Indenture Act contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the Trustee will be permitted to engage in other transactions; provided, that if the Trustee acquires any conflicting interest as described in the Trust Indenture Act, it must eliminate such conflict or resign.

Governing Law
      The Indenture will provide that the Indenture and the notes will be governed by, and construed in accordance with, the law of the State of New York.
Certain Definitions
      Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for a full definition of all such terms, as well as any other terms used herein for which no definition is provided.
      “Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Company or any of its Restricted Subsidiaries or is assumed in connection with the acquisition of assets from such Person. Such Indebtedness shall be deemed to have been Incurred at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Company or a Restricted Subsidiary or at the time such Indebtedness is assumed in connection with the acquisition of assets from such Person.
      “Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
      “Affiliate Transaction” has the meaning set forth under “— Certain Covenants — Transactions with Affiliates.”
      “Asset Acquisition” means:

(1) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged with or into the Company or any Restricted Subsidiary;

(2) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person (other than a Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business; or

(3) any Revocation with respect to an Unrestricted Subsidiary.
      “Asset Sale” means any direct or indirect sale, disposition, issuance, conveyance, transfer, lease, assignment or other transfer, including a Sale and Leaseback Transaction (each, a “Disposition”) by the Company or any Restricted Subsidiary of:

(1) any Capital Stock (other than Capital Stock of the Company); or

(2) any property or assets (other than cash, Cash Equivalents or Capital Stock) of the Company or any Restricted Subsidiary;
      Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1) the Disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries as permitted under “— Certain Covenants — Merger, Consolidation or Sale of Assets”;

(2) a Disposition of inventory or obsolete or worn-out equipment, in each case in the ordinary course of business;

(3) Dispositions of assets with a Fair Market Value not to exceed $1.0 million in the aggregate;

(4) for purposes of “— Certain Covenants — Asset Sales” only, the making of a Permitted Investment or a Restricted Payment permitted under “— Certain Covenants — Restricted Payments”;

(5) a Disposition to the Company or a Restricted Subsidiary, including a Person that is or will become a Restricted Subsidiary immediately after the Disposition;

(6) any exchange or asset swap of like property (pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended) for use in a Permitted Business; provided that the property received by the Company and its Restricted Subsidiaries in such exchange or swap (together with any cash or Cash Equivalents received by the Company and its Restricted Subsidiaries in connection with such exchange or swap) has a Fair Market Value at least equal to the property or assets being transferred by the Company and its Restricted Subsidiaries and any cash or Cash Equivalents received by the Company and its Restricted Subsidiaries shall be deemed to be Net Cash Proceeds received in an Asset Sale for purposes of “— Certain Covenants — Asset Sales;” and

(7) foreclosures on assets.
      “Asset Sale Offer” has the meaning set forth under “— Certain Covenants — Asset Sales.”
      “Asset Sale Transaction” means any Asset Sale and, whether or not constituting an Asset Sale, (1) any sale or other disposition of Capital Stock, (2) any Designation with respect to an Unrestricted Subsidiary and (3) any sale or other disposition of property or assets excluded from the definition of Asset Sale by clause (4) of the second paragraph of that definition.
      “Attributable Indebtedness” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).
      “Bank Credit Facility” means the Credit Agreement, dated April 27, 2005, between and among the Company, its Subsidiaries listed therein, the lenders listed therein, and Wachovia Bank, National Association, as Administrative Agent, and all amendments thereto, together with the related documents thereto (including, without limitation, any Guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented, replaced, refinanced or otherwise modified from time to time, in whole or in part, by one or more credit agreements, including any agreement adding Subsidiaries of the Company as additional borrowers or guarantors thereunder or extending the maturity of, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement(s) or any successor or replacement agreement(s) and whether by the same or any other agent, lender or group of lenders.
      “Board of Directors” means, as to any Person, the board of directors, management committee or similar governing body of such Person or any duly authorized committee thereof.
      “Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.
      “Capitalized Lease Obligations” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP. For purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.
      “Capital Stock” means:

(1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person;

(2) with respect to any Person that is not a corporation, any and all partnership or other equity or ownership interests of such Person; and

(3) any warrants, rights or options to purchase any of the instruments or interests referred to in clause (1) or (2) above.
      “Cash Equivalents” means:

(1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Corporation (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”);

(3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(4) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a non-U.S. bank having at the date of acquisition thereof combined capital and surplus of not less than $500 million;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above;

(6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above; and

(7) solely in respect of the cash management activities of the Restricted Subsidiaries of the Company that are not Domestic Subsidiaries, equivalents to the investments described in clause (1) above to the extent guaranteed by the country in which the Restricted Subsidiary operates and equivalents of investments described in clauses (4) and (5) above issued, accepted or offered by the local office of any commercial bank organized under the laws of the jurisdiction of organization of the applicable Restricted Subsidiary, which bank has combined capital and surplus of not less than $500 million.
      “Change of Control” means the occurrence of one or more of the following events:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, to any Person or Group;

(2) the adoption of a plan relating to the liquidation or dissolution of the Company, whether or not in compliance with the provisions of the Indenture;

(3) any Person or Group, other than the Permitted Holders, becomes the ultimate beneficial owner, directly or indirectly, of 50% or more of the voting power of the Voting Stock of the Company;

(4) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company, together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or

(5) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Capital Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no Person or Group, other than the Permitted Holders, becomes, directly or indirectly, the beneficial owner of 50% or more of the voting power of all classes of Voting Stock of the Company.

      For purposes of this definition:

(1) “beneficial owner” shall have the meaning specified in Rules 13d-3 and 13d-5 under the Exchange Act, except that any Person or Group shall be deemed to have “beneficial ownership” of all securities that such Person or Group has the right to acquire, whether such right is exercisable immediately, only after the passage of time or, except in the case of the Permitted Holders, upon the occurrence of a subsequent condition.

(2) “Person” and “Group” shall have the meanings for “person” and “group” as used in Sections 13(d) and 14(d) of the Exchange Act; and

(3) any other Person or Group shall be deemed to beneficially own any Voting Stock of a corporation held by any other corporation (the “parent corporation”) so long as such Person or Group, beneficially owns, directly or indirectly, in the aggregate at least a majority of the voting power of the Voting Stock of the parent corporation.
      “Change of Control Payment” has the meaning set forth under “— Repurchase Upon a Change of Control.”
      “Change of Control Payment Date” has the meaning set forth under “— Repurchase Upon a Change of Control.”
      “Commission” means the Securities and Exchange Commission, or any successor agency thereto with respect to the regulation or registration of securities.
      “Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common equity interests, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common equity interests.
      “Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus or minus the following to the extent deducted or added in calculating such Consolidated Net Income:

(1) Consolidated Income Tax Expense for such period; plus

(2) Consolidated Interest Expense for such period; plus

(3) Consolidated Non-cash Charges for such period; plus

(4) (x) fees and costs associated with the early extinguishment of debt, (y) fees, charges and other expenses made or incurred in connection with the transactions contemplated by the Merger Agreement that are paid or accounted for (without duplication) within 180 days of the consummation of the Merger and (z) any reasonable fees, expenses or charges relating to any issuance of Capital Stock, Investment, acquisition or Incurrence of Indebtedness, whether or not such transaction is consummated; plus

(5) losses from Investments in any Person engaged in alternative delivery of movie content (x) in an aggregate amount not to exceed $5,750,000 for the fiscal year ended January 2, 2005 and (y) in an aggregate amount not to exceed $5,000,000 for each subsequent fiscal year; less

(6) (x) all non-cash credits and gains increasing Consolidated Net Income for such period and (y) all cash payments during such period relating to non-cash charges that were added back in determining Consolidated EBITDA in any prior period.
      Notwithstanding the foregoing, the items specified in clauses (1) and (3) above for any Restricted Subsidiary shall be added to Consolidated Net Income in calculating Consolidated EBITDA only:

(1) in proportion to the percentage of the total Capital Stock of such Restricted Subsidiary held directly or indirectly by the Company, and

(2) to the extent that a corresponding amount would be permitted at the date of determination to be distributed to the Company by such Restricted Subsidiary pursuant to its charter and bylaws and each law, regulation, agreement or judgment applicable to such distribution.
      “Consolidated Income Tax Expense” means, with respect to the Company for any period, the provision for U.S. federal, state, local and non-U.S. income taxes payable by the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.
      “Consolidated Interest Expense” means, for any period, the sum of, without duplication determined on a consolidated basis in accordance with GAAP:

(1) the aggregate of cash and non-cash interest expense of the Company and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including, without limitation (whether or not interest expense in accordance with GAAP):

(a) any amortization or accretion of debt discount or any interest paid on Indebtedness of the Company in the form of additional Indebtedness,

(b) any amortization of deferred financing costs,

(c) the net costs under Hedging Obligations (including amortization of fees),

(d) all capitalized interest,

(e) the interest portion of any deferred payment obligation,

(f) commissions, discounts and other fees and charges Incurred in respect of letters of credit or bankers’ acceptances, and

(g) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on the assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon); and

(2) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and its Restricted Subsidiaries during such period.
      “Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (1) the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries as of such date of determination (“Total Indebtedness”) minus cash and Cash Equivalents on hand to (2) Consolidated EBITDA for the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are available (the “Four Quarter Period”). For purposes of this definition, Consolidated EBITDA and Total Indebtedness shall be calculated after giving effect on a pro forma basis in a manner consistent with Regulation S-X under the Securities Act of 1933 for the period of such calculation to:

(1) the Incurrence or repayment (excluding revolving credit borrowings Incurred or repaid in the ordinary course of business for working capital purposes) or redemption of any Indebtedness or

Preferred Stock of the Company or any of its Restricted Subsidiaries (and the application of the proceeds thereof), including the Incurrence of any Indebtedness or Preferred Stock (and the application of the proceeds thereof) giving rise to the need to make such determination, occurring during such Four Quarter Period or at any time subsequent to the last day of such Four Quarter Period and on or prior to such date of determination, as if such Incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of such Four Quarter Period; and

(2) any Asset Sale Transaction or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such determination as a result of the Company or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) Incurring Acquired Indebtedness and including, without limitation, by giving pro forma effect to any Consolidated EBITDA (provided, that such pro forma Consolidated EBITDA shall be calculated in a manner consistent with the exclusions in the definition of Consolidated Net Income) attributable to the assets which are the subject of the Asset Sale Transaction or Asset Acquisition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to such date of determination, as if such Asset Sale Transaction or Asset Acquisition (including the Incurrence of any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period; provided that the Company may elect not to include the pro forma EBITDA attributable to any Asset Acquisition, the consideration for which is less than $5.0 million, so long as the pro forma EBITDA of such Asset Acquisition would be positive.

      Furthermore, in calculating “Consolidated Interest Expense” and “Consolidated EBITDA”:

(1) interest on outstanding Indebtedness determined on a fluctuating basis as of the date of determination and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on such date of determination;

(2) if interest on any Indebtedness actually Incurred on such date of determination may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on such date of determination will be deemed to have been in effect during the Four Quarter Period; and

(3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.
      “Consolidated Net Income” means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, that there shall be excluded therefrom:

(1) net after-tax gains and losses from Asset Sales (without regard to the $1.0 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto;

(2) net after-tax items classified as extraordinary, unusual or non-recurring gains or losses;

(3) the net income of a Successor Entity prior to assuming the Company’s obligations under the Indenture and the notes pursuant to “— Certain Covenants — Merger, Consolidation or Sale of Assets”;

(4) the net income (but not loss) of any Restricted Subsidiary to the extent that a corresponding amount could not be distributed to the Company at the date of determination as a result of any restriction pursuant to such Restricted Subsidiary’s charter or bylaws or any law, regulation, agreement or judgment applicable to any such distribution;

(5) the net income (but not loss) of any Person other than the Company or a Restricted Subsidiary, except to the extent of cash dividends or distributions paid to the referent Person or to a Wholly-Owned Restricted Subsidiary of the referent Person by such Person.

(6) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

(7) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

(8) the cumulative effect of changes in accounting principles;

(9) non-cash charges resulting from the impairment goodwill and other intangible assets pursuant to Statement of Financial Accounting Standards No. 142; and

(10) all non-cash compensation charges or expenses resulting from the forgiveness of the exercise price of employee stock options or from the grant of employee stock options having an exercise price below the fair market value thereof.
      “Consolidated Non-cash Charges” means, for any period, the aggregate depreciation, amortization (other than amortization of Rental Items, except for one time and incremental charges resulting from changes in accounting principles) and other non-cash expenses or losses of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charge which constitutes an accrual of or a reserve for cash charges for any future period or the amortization of a prepaid cash expense paid in a prior period).
      “Consolidated Tangible Assets” means, at any date, the total assets (less accumulated depreciation and valuation reserves and other reserves and items deductible from gross book value of specific asset accounts under GAAP) of the Company and the Restricted Subsidiaries, after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt discount, organization expenses and other like intangibles of the Company and the Restricted Subsidiaries, all calculated in accordance with GAAP.
      “Covenant Defeasance” has the meaning set forth under “— Legal Defeasance and Covenant Defeasance.”
      “Currency Agreement” means, in respect of any Person, any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party.
      “Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.
      “Designated Preferred Stock” means Preferred Stock of the Company, other than Disqualified Capital Stock, that is issued for cash, other than to a Restricted Subsidiary, and is so designated pursuant to an Officers’ Certificate on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in the second clause (3) of the first paragraph of “— Certain Covenants — Restricted Payments”.
      “Designation” and “Designation Amount” have the meanings set forth under “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries” above.
      “Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, in any case, on or prior to the 91st day after the final maturity date of the notes.
      “Domestic Restricted Subsidiary” means any direct or indirect Restricted Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

      “Equity Offering” means an underwritten public offering of Qualified Capital Stock of the Company pursuant to a registration statement (other than a registration statement filed on Form S-4 or S-8) filed with the Commission in accordance with the Securities Act or any private placement of Qualified Capital Stock of the Company to any Person other than issuances upon exercise of options by employees of the Company or any Restricted Subsidiary.
      “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.
      “Excluded Contributions” means the net cash proceeds received by the Company after the Issue Date from any (x) contribution to the equity capital of the Company not representing an interest in Disqualified Capital Stock or (y) issuance and sale, other than to a Subsidiary of the Company, of Qualified Capital Stock of the Company, in each case designated within 60 days of the receipt of such net cash proceeds as Excluded Contributions in an Officers’ Certificate.
      “Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction; provided, that the Fair Market Value of any such asset or assets shall be determined conclusively by the Board of Directors of the Company acting in good faith, and shall be evidenced by a Board Resolution.
      “Four Quarter Period” has the meaning set forth in the definition of Consolidated Leverage Ratio above.
      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States that are in effect as of the Issue Date.
      “Game Crazy Assets” means the assets owned by Hollywood Entertainment Corporation and its Subsidiaries comprising the business of renting and selling video games and related services and products, including any Game Zone stores.
      “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person:

(1) to purchase or pay, or advance or supply funds for the purchase or payment of, such Indebtedness of such other Person, whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise, or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof, in whole or in part,

provided, that “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. “Guarantee” used as a verb has a corresponding meaning.
      “Guarantor” means any Restricted Subsidiary which provides a Subsidiary Guarantee pursuant to the Indenture until such time as its Subsidiary Guarantee is released in accordance with the Indenture.
      “Hedging Obligations” means the obligations of any Person pursuant to any Interest Rate Agreement or Currency Agreement.
      “Immaterial Subsidiary” means at any time, any Domestic Restricted Subsidiary of the Company designated as such by the Board of Directors of the Company; provided, however, that the book value of the total assets of all Immaterial Subsidiaries shall not exceed $1.0 million. In the event that the book value of the total assets of all Immaterial Subsidiaries exceeds $1.0 million, the Company will designate Domestic Restricted Subsidiaries that would otherwise be Immaterial Subsidiaries to be excluded as Immaterial Subsidiaries until such threshold is met. Notwithstanding the foregoing, no Domestic Restricted Subsidiary that guarantees any Obligations under the Credit Agreement will be deemed an Immaterial Subsidiary.
      “Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Indebtedness or other obligation on the balance sheet of such Person (and “Incurrence,” “Incurred” and “Incurring” shall have meanings correlative to the preceding). Indebtedness of any Acquired Person or any of its Subsidiaries existing at the time such Acquired Person becomes a Restricted Subsidiary (or is merged into or consolidated with the Company or any Restricted Subsidiary), whether or not such Indebtedness was Incurred in connection with, as a result of, or in contemplation of, such Acquired Person becoming a Restricted Subsidiary (or being merged into or consolidated with the Company or any Restricted Subsidiary), shall be deemed Incurred at the time any such Acquired Person becomes a Restricted Subsidiary or merges into or consolidates with the Company or any Restricted Subsidiary.
      “Indebtedness” means with respect to any Person, without duplication:

(1) the principal amount (or, if less, the accreted value) of all obligations of such Person for borrowed money;

(2) the principal amount (or, if less, the accreted value) of all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all Capitalized Lease Obligations of such Person;

(4) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable, including accounts payable arising from the participation by such Person in any floor plan financing program, and other accrued liabilities arising in the ordinary course of business, or, to the extent they are on the same terms as such accounts payable, notes in exchange therefor);

(5) all letters of credit, banker’s acceptances or similar credit transactions, including reimbursement obligations in respect thereof (other than, solely for purposes of determining Consolidated Leverage Ratio, letters of credit issued pursuant to clause (8) of the definition of Permitted Indebtedness);

(6) Guarantees and other contingent obligations of such Person in respect of Indebtedness referred to in clauses (1) through (5) above and clauses (8) and (9) below;

(7) all Indebtedness of any other Person of the type referred to in clauses (1) through (6) above which is secured by any Lien on any property or asset of such Person, the amount of such Indebtedness being deemed to be the lesser of the Fair Market Value of such property or asset or the amount of the Indebtedness so secured;

(8) all obligations under Hedging Obligations of such Person; and

(9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any; provided, that:

(a) if the Disqualified Capital Stock does not have a fixed repurchase price, such maximum fixed repurchase price shall be calculated in accordance with the terms of the Disqualified Capital Stock as if the Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and

(b) if the maximum fixed repurchase price is based upon, or measured by, the fair market value of the Disqualified Capital Stock, the fair market value shall be the Fair Market Value thereof.
      “Independent Financial Advisor” means an accounting firm, appraisal firm, investment banking firm or consultant of nationally recognized standing that is, in the judgment of the Company’s Board of Directors, qualified to perform the task for which it has been engaged and which is independent in connection with the relevant transaction.
      “Interest Rate Agreement” of any Person means any interest rate protection agreement (including, without limitation, interest rate swaps, caps, floors, collars, derivative instruments and similar agreements) and/or other types of interest hedging agreements.
      “Investment” means, with respect to any Person, any:

(1) direct or indirect loan or other extension of credit (including, without limitation, a Guarantee) to any other Person,

(2) capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) any other Person, or

(3) any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person.
      “Investment” shall exclude accounts receivable or deposits arising in the ordinary course of business. “Invest,” “Investing” and “Invested” shall have corresponding meanings.
      For purposes of the “Restricted Payments” covenant, the Company shall be deemed to have made an “Investment” in an Unrestricted Subsidiary at the time of its Designation, which shall be valued at the Fair Market Value of the sum of the net assets of such Unrestricted Subsidiary at the time of its Designation and the amount of any Indebtedness of such Unrestricted Subsidiary Guaranteed by the Company or any Restricted Subsidiary or owed to the Company or any Restricted Subsidiary immediately following such Designation. Any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Common Stock of a Restricted Subsidiary (including any issuance and sale of Capital Stock by a Restricted Subsidiary) such that, after giving effect to any such sale or disposition, such Restricted Subsidiary would cease to be a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to sum of the Fair Market Value of the Capital Stock of such former Restricted Subsidiary held by the Company or any Restricted Subsidiary immediately following such sale or other disposition and the amount of any Indebtedness of such former Restricted Subsidiary Guaranteed by the Company or any Restricted Subsidiary or owed to the Company or any other Restricted Subsidiary immediately following such sale or other disposition.
      “Investment Return” means, in respect of any Investment (other than a Permitted Investment) in any Person made after the Issue Date by the Company or any Restricted Subsidiary:

(1) the cash proceeds received by the Company or a Restricted Subsidiary upon the sale, liquidation or repayment of such Investment (not to exceed the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person) or, in the case of a Guarantee, the amount of the Guarantee upon the unconditional release of the Company and its Restricted Subsidiaries in full, less any payments previously made by the Company or any Restricted Subsidiary in respect of such Guarantee;

(2) in the case of the Revocation of the Designation of an Unrestricted Subsidiary, an amount equal to the lesser of:

(a) the Company’s Investment in such Unrestricted Subsidiary at the time of such Revocation;

(b) that portion of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time of Revocation that is proportionate to the Company’s equity interest in such Unrestricted Subsidiary at the time of Revocation; and

(c) the Designation Amount with respect to such Unrestricted Subsidiary upon its Designation which was treated as a Restricted Payment; and

(3) in the event the Company or any Restricted Subsidiary makes any Investment in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary, an amount equal to the Company’s or any Restricted Subsidiary’s existing Investment in such Person, in the case of each of (1), (2) and (3) above, up to the amount of such Investment that was treated as a Restricted Payment less the amount of any previous Investment Return in respect of such Investment.
      “Issue Date” means the first date of issuance of notes under the Indenture.
      “Legal Defeasance” has the meaning set forth under “— Legal Defeasance and Covenant Defeasance.”
      “Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest); provided that, the lessee in respect of a Capitalized Lease Obligation shall be deemed to have Incurred a Lien on the property leased thereunder.
      “Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents received by the Company or any of its Restricted Subsidiaries from such Asset Sale, net of:

(1) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

(2) taxes paid or payable in respect of such Asset Sale after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(3) repayment of Indebtedness secured by a Lien permitted under the Indenture that is required to be repaid in connection with such Asset Sale; and

(4) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.
      “Obligations” means, with respect to any Indebtedness, any principal, interest (including, without limitation, Post-Petition Interest), penalties, fees, indemnifications, reimbursements, damages, and other liabilities payable under the documentation governing such Indebtedness, including in the case of the notes and the Subsidiary Guarantees, the Indenture and the Registration Rights Agreement.
      “Opinion of Counsel” means a written opinion of counsel, who may be an employee of or counsel for the Company and who shall be reasonably acceptable to the Trustee.
      “Pari Passu Debt” has the meaning set forth under “— Certain Covenants  — Asset Sales.”
      “Permitted Business” means the business or businesses conducted by the Company and its Restricted Subsidiaries as of the Issue Date and other businesses and activities (including the sale or delivery of various products and services, including delivery of media and entertainment content) that are reasonably related, similar, ancillary or complimentary thereto or any other reasonable extensions of such businesses.

      “Permitted Holders” means J. T. Malugen, H. Harrison Parrish, any senior executive officer of the Company on the Issue Date and their respective estates, spouses and lineal descendants, and the legal representatives of any of the foregoing, and the trustees of any bona fide trusts of which any of the foregoing are the sole beneficiaries and grantors, or any corporation, limited partnership, limited liability company or similar entity, a majority of the Voting Stock of which is owned by any of the foregoing (or any combination of the foregoing).
      “Permitted Indebtedness” means, without duplication, each of the following:

(1) Indebtedness not to exceed $325.0 million in respect of the notes originally issued on the Issue Date and Exchange Notes issued therefor;

(2) Guarantees by any Guarantor of Indebtedness of the Company or any other Guarantor permitted under the Indenture; provided, that if any such Guarantee is of Subordinated Indebtedness, then the Subsidiary Guarantee of such Guarantor shall be senior to such Guarantor’s Guarantee of such Subordinated Indebtedness;

(3) Indebtedness Incurred by the Company and any Guarantor pursuant to a Bank Credit Facility in an aggregate principal amount at any time outstanding not to exceed $925.0 million (less the amount of any permanent prepayments or reductions of commitments in respect of such Indebtedness made with the Net Cash Proceeds of an Asset Sale in order to comply with “— Certain Covenants — Asset Sales”);

(4) other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date other than Indebtedness under the Bank Credit Facility or otherwise specified under any of the other clauses of this definition of Permitted Indebtedness;

(5) Hedging Obligations entered into in the ordinary course of business and not for speculative purposes;

(6) intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, that:

(a) if the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full of all obligations under the notes and the Indenture, in the case of the Company, or such Guarantor’s Subsidiary Guarantee, in the case of any such Guarantor, and

(b) in the event that at any time any such Indebtedness ceases to be held by the Company or a Restricted Subsidiary, such Indebtedness shall be deemed to be Incurred and not permitted by this clause (6) at the time such event occurs;

(7) Indebtedness of the Company or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, that such Indebtedness is extinguished within five business days of Incurrence;

(8) Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or any Restricted Subsidiary, as the case may be, in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

(9) Refinancing Indebtedness in respect of:

(a) Indebtedness (other than Indebtedness owed to the Company or any Subsidiary) Incurred pursuant to clause (1) of “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” (it being understood that no Indebtedness outstanding on the Issue Date is Incurred pursuant to such paragraph (1)), or

(b) Indebtedness Incurred pursuant to clause (1) or (4) above;

(10) Capitalized Lease Obligations and Purchase Money Indebtedness (including Refinancings thereof) that do not exceed $10.0 million in the aggregate at any one time outstanding;

(11) Indebtedness of any Restricted Subsidiary that is not a Domestic Restricted Subsidiary in an aggregate principal amount not to exceed $25.0 million at any one time outstanding provided, however, that the Indebtedness is Incurred denominated and payable in United States dollars or the local currencies of the jurisdictions of the operations of such Subsidiary Incurring such Indebtedness;

(12) the issuance of Preferred Stock by a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any shares of Preferred Stock, except to the Company or another Restricted Subsidiary, shall be considered to be an issuance of Preferred Stock not constituting Permitted Indebtedness under this clause (12);

(13) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or Capital Stock of a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Capital Stock for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and the Subsidiary in connection with such disposition;

(14) Indebtedness Incurred in connection with the financing of the Company’s insurance premiums in the ordinary course of business consistent with past practice;

(15) Indebtedness in an aggregate amount not to exceed $10.0 million at any one time outstanding represented by unsecured notes issued by the Company or any of its Restricted Subsidiaries to the seller (or any Affiliate thereof), in connection with an Asset Acquisition, which Indebtedness is contractually subordinated in right of payment to the Notes;

(16) Additional Indebtedness of the Company or any Guarantor in an aggregate principal amount not to exceed $50.0 million at any one time outstanding; and

(17) Attributable Indebtedness in respect of a Sale and Leaseback Transaction involving the corporate headquarters and inventory distribution facility of the Company located in Dothan, Alabama.
      “Permitted Investment” means:

(1) Investments by the Company or any Restricted Subsidiary in any Person that is, or that result in any Person becoming, immediately after such Investment, a Wholly Owned Restricted Subsidiary or a Guarantor or constituting a merger or consolidation of such Person into the Company or with or into a Wholly Owned Restricted Subsidiary or a Guarantor, except for a Guarantee of Indebtedness of a Restricted Subsidiary that is not a Guarantor;

(2) Investments by any Restricted Subsidiary in the Company;

(3) Investments in cash and Cash Equivalents;

(4) any extension, modification or renewal of any Investments existing as of the Issue Date (but not Investments involving additional advances, contributions or other investments of cash or property or other increases thereof, other than as a result of the accrual or accretion of interest or original issue discount or payment-in-kind pursuant to the terms of such Investment as of the Issue Date);

(5) Investments permitted pursuant to clause (2) of the second paragraph of “— Certain Covenants — Transactions with Affiliates”;

(6) Investments received as a result of the bankruptcy, reorganization or recapitalization of any Person or taken in settlement, workout or restructuring of or other resolution of claims, accounts receivable or disputes, and, in each case, extensions, modifications and renewals thereof;

(7) Investments made by the Company or its Restricted Subsidiaries as a result of non-cash consideration permitted to be received in connection with an Asset Sale made in compliance with the covenant described under “— Certain Covenants — Asset Sales”;

(8) Investments, the consideration for which consists solely of Qualified Capital Stock of the Company;

(9) Investments in any Person received as consideration for the contribution or transfer to such Person of all or a portion of the Game Crazy Assets; and

(10) other Investments not to exceed $25.0 million at any one time outstanding.
      “Permitted Liens” means any of the following:

(1) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(2) Liens Incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(3) any interest or title of a lessor under any Capitalized Lease Obligation; provided, that such Liens do not extend to any property which is not leased property subject to such Capitalized Lease Obligation;

(4) purchase money Liens securing Purchase Money Indebtedness Incurred to finance the acquisition of property of the Company or a Restricted Subsidiary used in a Permitted Business; provided, that:

(a) the related Purchase Money Indebtedness shall not exceed the cost of such property and shall not be secured by any property of the Company or any Restricted Subsidiary other than the property so acquired, and

(b) the Lien securing such Indebtedness shall be created within 90 days of such acquisition;

(5) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(6) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(7) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or a Restricted Subsidiary, including rights of offset and set-off;

(8) Liens existing on the Issue Date and Liens to secure any Refinancing Indebtedness which is Incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the covenant described under “— Certain Covenants — Liens” and which Indebtedness has been Incurred in accordance with “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”; provided, that such new Liens:

(a) are no less favorable to the Holders of notes and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced, and

(b) do not extend to any property or assets other than the property or assets securing the Indebtedness Refinanced by such Refinancing Indebtedness;

(9) Liens securing Acquired Indebtedness Incurred in accordance with “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” not Incurred in connection with, or in anticipation or contemplation of, the relevant acquisition, merger or consolidation; provided, that:

(a) such Liens secured such Acquired Indebtedness at the time of and prior to the Incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and were not granted in connection with, or in anticipation of the Incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary, and

(b) such Liens do not extend to or cover any property of the Company or any Restricted Subsidiary other than the property that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary and are no more favorable to the lienholders than the Liens securing the Acquired Indebtedness prior to the Incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary;

(10) Liens securing Indebtedness and other Obligations under a Bank Credit Facility to the extent such Indebtedness is permitted under clause (3) of the definition of the term “Permitted Indebtedness;

(11) Liens securing Hedging Obligations permitted to be Incurred pursuant to clause (5) of the definition of Permitted Indebtedness;

(12) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, however, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(13) judgment Liens not giving rise to an Event of Default related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made; and

(14) Liens on the assets of a Subsidiary that is not a Domestic Restricted Subsidiary securing Indebtedness Incurred pursuant to clause (11) of the definition of Permitted Indebtedness; provided, however, that no asset of the Company or any Domestic Restricted Subsidiary shall be subject to any such Lien.
      “Person” means an individual, partnership, corporation, company, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.
      “Post-Petition Interest” means all interest accrued or accruing after the commencement of any insolvency or liquidation proceeding (and interest that would accrue but for the commencement of any insolvency or liquidation proceeding) in accordance with and at the contract rate (including, without limitation, any rate applicable upon default) specified in the agreement or instrument creating, evidencing or governing any Indebtedness, whether or not, pursuant to applicable law or otherwise, the claim for such interest is allowed as a claim in such insolvency or liquidation proceeding.
      “Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights over any other Capital Stock of such Person with respect to dividends, distributions or redemptions or upon liquidation.

      “Purchase Money Indebtedness” means Indebtedness of the Company or any Restricted Subsidiary Incurred for the purpose of financing all or any part of the purchase price, or other cost of construction or improvement, of any property; provided, that the aggregate principal amount of such Indebtedness does not exceed the lesser of the Fair Market Value of such property or such purchase price or cost, including any Refinancing of such Indebtedness that does not increase the aggregate principal amount (or accreted amount, if less) thereof as of the date of Refinancing.
      “Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock and any warrants, rights or options to purchase or acquire Capital Stock that is not Disqualified Capital Stock that are not convertible into or exchangeable into Disqualified Capital Stock.
      “Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.
      “Refinancing Indebtedness” means any Refinancing by the Company or any Restricted Subsidiary, to the extent that such Refinancing does not:

(1) result in an increase in the aggregate principal amount of the Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any accrued or accreted interest, premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing); provided that Refinancing Indebtedness may be incurred (a) prior to the repayment in full of the Indebtedness being Refinanced if the net proceeds thereof are irrevocably committed to such repayment in full and (b) after the repayment in full of the Indebtedness being Refinanced if incurred within 30 days after, or during the same fiscal quarter as, such repayment; or

(2) create Indebtedness with:

(a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or

(b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided, that:

(i) if such Indebtedness being Refinanced is Indebtedness of the Company, then such Refinancing Indebtedness shall be Indebtedness of the Company (except that any Restricted Subsidiary that shall have guaranteed or otherwise been obligated with respect to the Indebtedness of the Company being Refinanced may similarly guarantee or be obligated with respect to such Refinancing Indebtedness),

(ii) if such Indebtedness being Refinanced is Indebtedness of a Guarantor, then such Indebtedness shall be Indebtedness of the Company and/or such Guarantor,

(iii) if such Indebtedness being Refinanced is Subordinated Indebtedness, then such Refinancing Indebtedness shall be subordinate to the notes or the relevant Subsidiary Guarantee, if applicable, at least to the same extent and in the same manner as the indebtedness being Refinanced, and

(iv) if the Indebtedness being Refinanced is pari passu in right of payment to the notes or the Subsidiary Guarantees, such Refinancing Indebtedness is pari passu or subordinated in right of payment to the notes.
      “Rental Items” means, with respect to any Person, videotapes, video discs (regardless of format), video games, audiotapes and related equipment to the extent that such items were acquired by such Person or its Restricted Subsidiaries for sale or rental to their customers or are held by such Person or its Restricted Subsidiaries for sale or rental to their customers.

      “Replacement Assets” has the meaning set forth under “— Certain Covenants  — Asset Sales.”
      “Restricted Payment” has the meaning set forth under “— Certain Covenants  — Restricted Payments.”
      “Restricted Subsidiary” means any Subsidiary of the Company which at the time of determination is not an Unrestricted Subsidiary.
      “Revocation” has the meaning set forth under “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries” above.
      “Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person by whom funds have been or are to be advanced on the security of such Property.
      “Significant Subsidiary” shall mean a Subsidiary of the Company constituting a “Significant Subsidiary” in accordance with Rule 1-02(w) of Regulation S-X under the Securities Act in effect on the date hereof.
      “Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).
      “Subordinated Indebtedness” means, with respect to the Company or any Guarantor, any Indebtedness of the Company or such Guarantor, as the case may be which is contractually subordinated in right of payment to the notes or the relevant Subsidiary Guarantee, as the case may be.
      “Subsidiary,” with respect to any Person, means any other Person of which such Person owns, directly or indirectly, more than 50% of the voting power of the other Person’s outstanding Voting Stock.
      “Subsidiary Guarantee” means any guarantee of the Company’s Obligations under the notes and the Indenture provided by a Restricted Subsidiary pursuant to the Indenture.
      “Successor Entity” has the meaning set forth under “— Certain Covenants — Merger, Consolidation or Sale of Assets.”
      “Unrestricted Subsidiary” means any Subsidiary of the Company Designated as such pursuant to “Certain Covenants — Designation of Unrestricted Subsidiaries.” Any such Designation may be revoked by a Board Resolution of the Company, subject to the provisions of such covenant.
      “Voting Stock” with respect to any Person, means securities of any class of Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors (or equivalent governing body) of such Person.
      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the then outstanding aggregate principal amount or liquidation preference, as the case may be, of such Indebtedness into

(2) the sum of the products obtained by multiplying:

(a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal or liquidation preference, as the case may be, including payment at final maturity, in respect thereof, by

(b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.
      “Wholly Owned Restricted Subsidiary” of the Company means any Restricted Subsidiary of which all the outstanding Capital Stock (other than in the case of a Restricted Subsidiary not organized in the United States, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by the Company or any Wholly Owned Restricted Subsidiary.
Book-Entry; Delivery and Form
      Except as set forth below, the notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 (the “Global Notes”). The notes will be issued at the closing of this exchange offer only against payment in immediately available funds.
      Upon issuance, the Global Notes will be deposited with the trustee as custodian for the Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee.
      Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.
      So long as the Global Note holder is the registered owner of any notes, the Global Note holder will be considered the sole holder under the indenture of any notes evidenced by the Global Notes. Beneficial owners of notes evidenced by the Global Notes will not be considered the owners or holders of the notes under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the trustee thereunder. Neither the company nor the Trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC relating to the notes.
Depository Procedures
      The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of their respective settlement system and are subject to changes by them. The company takes no responsibility for these operations and procedures and urges investors to contact the systems or their participants directly to discuss these matters. DTC has advised the company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system also is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants.
      The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants. DTC has also advised the company that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Notes, and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).
      All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream also may be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.
      Except as described below under the caption “— Exchange of Global Notes for Certificated Notes,” owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of the notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.
      Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the company and the Trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all the other purposes. Consequently, neither the company, the Trustee nor any agent of the company or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.
      DTC has advised the company that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the company. Neither the company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial Owners of the notes, and the company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
      Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with the irrespective rules and operating procedures.
      Subject to compliance with the transfer restrictions applicable to the notes described herein, cross market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of

Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.
      DTC has advised the company that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interest in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.
      Neither the company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.
Exchange of Global Notes for Certificated Notes
      A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if:

(1) DTC (A) notifies the company that it is unwilling or unable to continue as depositary for the Global Notes and the company fails to appoint a successor depositary or (B) has ceased to be a clearing agency registered under the Exchange Act;

(2) the company, at is option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the Notes.
      In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures). Neither the company nor the Trustee will be liable for any delay by the Global Note holder or DTC in identifying the beneficial owners of notes and the company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note holder or DTC for all purposes.
Same Day Settlement and Payment
      The company will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and additional amounts, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. The company will make all payments of principal, interest and premium and additional amounts, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to be eligible to trade in The PORTAL® Market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The company expects that secondary trading in any Certificated Notes also will be settled in immediately available funds.
      Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream immediately following the settlement date of DTC). Cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.
SUMMARY OF CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS
      The following is a general discussion of certain material U.S. federal income tax consequences associated with the exchange offer and the ownership and disposition of the new notes offered herein. Except where noted, this discussion addresses only those holders who hold the new notes as capital assets and does not address consequences to holders with special situations, such as brokers, dealers in securities or currencies, financial institutions, tax-exempt entities, governmental entities, insurance companies, U.S. persons whose “functional currency” is not the U.S. dollar, persons holding the new notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, as the case may be, and traders in securities that elect to use a mark-to-market method of accounting for their securities holdings. The following summary does not address U.S. state or local tax consequences or other U.S. federal tax consequences, such as estate and gift taxes.
      This discussion is based on provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the IRC, the Treasury Regulations promulgated under the IRC, and administrative and judicial interpretations of the IRC, all as in effect as of the date of this exchange offer circular and all of which are subject to change, possibly with retroactive effect. This discussion does not address tax consequences of the purchase, ownership, or disposition of the new notes to holders of the new notes other than those holders who acquired their new notes in this exchange offer. If a partnership holds the new notes, the tax treatment of a partner of such partnership will generally depend upon the status of such partner and the activities of such partnership. Partners of partnerships that hold the new notes pursuant to this exchange offer should consult their own tax advisors.
U.S. Holders
      As used herein, the term “U.S. Holder” means a holder of the new notes that is a U.S. person for U.S. federal income tax purposes. A U.S. person for these purposes is: (1) an individual who is a citizen or resident of the United States (including an alien resident who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the IRC); (2) a corporation (or an entity taxed as a corporation) or a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) created or organized in or under the law of the United States or of any political subdivision of the United States; (3) any estate the income of which is included in gross income for U.S. tax purposes regardless of its source; or (4) a trust, if: (a) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) the trust was in existence on August 20, 1996, was treated as a U.S. person prior to that date, and elected to continue to be treated as a U.S. person.

Exchange Offer
      Under general principles of tax law, the “significant modification” of a debt instrument creates a deemed exchange (upon which gain or loss may be recognized) if the modified debt instrument differs materially either in kind or in extent from the original debt instrument. Under applicable Treasury Regulations, the modification of a debt instrument is a significant modification that will create a deemed exchange if, based on all the facts and circumstances and taking into account certain modifications of the debt instrument collectively, the legal rights or obligations that are altered and the degree to which they are altered are “economically significant.” In addition, a significant modification that will create a deemed exchange occurs if one of the bright line tests set forth in Treasury Regulations Section 1.1001-3(e) is met.
      The exchange of old notes for new notes pursuant to the exchange offer should not constitute an exchange for federal income tax purposes as the new notes do not differ materially in kind or extent from the old notes and consequently, a significant modification of a debt instrument pursuant to Treasury Regulations Section 1.1001-3 has not occurred. Accordingly, a U.S. Holder who exchanges old notes for the new notes pursuant to the exchange offer will not recognize taxable gain or loss upon the receipt of the new notes in exchange for the old notes in the exchange offer. In addition, the holding period for a new note received in the exchange offer will include the holding period of the old note surrendered in exchange therefor and the adjusted tax basis of a new note immediately after the exchange will be the same as the adjusted tax basis of the old note surrendered in exchange therefor.
      Each U.S. Holder should consult its tax advisor regarding the particular tax consequences to such U.S. Holder in the exchange transaction.

Consequences to Non-Tendering U.S. Holders
      A non-tendering U.S. Holder will not realize any gain or loss for failing to tender an old note for a new note.

Payments of Interest
      Stated interest payable on the new notes generally will be included in the gross income of a U.S. Holder as ordinary interest income at the time such interest is accrued or received in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes. In certain circumstances, we may be obligated to pay amounts in excess of stated interest or principal on the notes. See “Description of Notes — Repurchase upon a Change in Control.” According to Treasury Regulations, the possibility that any such payments in excess of stated interest or principal will be made will not affect the amount of interest income a U.S. Holder recognizes if there is only a remote chance as of the date the old notes were issued that such payments will be made. We believe that the likelihood of having to make any such payments is remote. Therefore, we do not intend to treat the potential payment of a premium pursuant to the change of control provisions as part of the yield to maturity of any notes. Our determination that this contingency is remote is binding on a U.S. Holder unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS and if the IRS were to challenge this determination, a U.S. Holder might be required to accrue income on its new notes in excess of stated interest and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a new note before the resolution of any such contingency. In the event the above contingency occurs, it would affect the amount and timing of the income recognized by a U.S. Holder. If any such amounts are paid, U.S. Holders will be required to recognize such amounts as income.

Sale, Exchange or Redemption
      Unless a non-recognition provision applies, upon the sale, redemption, exchange (subsequent to this exchange offer), retirement or other taxable disposition of the new notes, a U.S. Holder generally will recognize capital gain or loss equal to the amount realized by such holder (excluding any amount attributable to accrued but unpaid interest) less such holder’s adjusted tax basis in the new notes (excluding any amount attributable to accrued but unpaid interest).
      In addition, an amount equal to any accrued but unpaid interest not previously included in income will be treated as ordinary interest income. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting
      In general, information reporting requirements will apply to payments of principal and interest on the new notes and to the proceeds of the sale of new notes other than payments to certain exempt recipients, such as corporations. A backup withholding tax will apply to such payments if the U.S. Holder is not otherwise exempt and if the U.S. Holder fails to provide a taxpayer identification number on a Form W-9, furnishes an incorrect taxpayer identification number, fails to certify exempt status from backup withholding or receives notification from the Internal Revenue Service that the holder is subject to backup withholding as a result of a failure to report all interest or dividends.
      Backup withholding is not an additional tax. Any amounts withheld from a payment to a U.S. Holder under the backup withholding rules will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.
Non-U.S. Holders
      The following discussion is limited to the U.S. federal income tax consequences of a holder of a note that is not a U.S. Holder (a “Non-U.S. Holder”). In addition, this discussion does not address the U.S. federal income tax consequences to Non-U.S. Holders subject to special treatment under the IRC, such as “controlled foreign corporations,” “foreign investment companies,” “passive foreign investment companies” and foreign corporations that accumulate earnings to avoid U.S. federal income tax.
      For purposes of the discussion below, interest and gain on the sale, exchange, redemption or repayment of the new notes will be considered to be “U.S. trade or business income” if such income or gain is (1) effectively connected with the conduct of a U.S. trade or business or (2) in the case of a treaty resident, attributable to a U.S. permanent establishment.

Payments of Interest
      Generally, interest paid by us, and any accrued but unpaid interest at the time of disposition of a new note, to a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax if such interest is not U.S. trade or business income and is “portfolio interest.” Generally, interest on the new notes will qualify as portfolio interest if the Non-U.S. Holder: (1) does not actually (directly or indirectly) or constructively own 10% or more of the total combined voting power of all classes of our equity interests entitled to vote, (2) is not a controlled foreign corporation with respect to which we are a “related person” within the meaning of the IRC, (3) is not a bank that is receiving the interest on an extension of credit made pursuant to a loan entered in the ordinary course of its trade or business and (4) either (i) the non-U.S. Holder certifies in a statement provided to us or the paying agent on IRS Form W-8BEN or a substantially similar form, under penalties of perjury, that it is not a “United States person” within the meaning of the Code and provides its name and address, (ii) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the new notes on behalf of the Non-U.S. Holder certifies to us or the paying agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement, under penalties of perjury, that such holder is not a “United

States person” and provides us or the paying agent with a copy of such statement or (iii) the non-U.S. Holder holds its new notes directly through a “qualified intermediary” and certain conditions are satisfied.
      The gross amount of payments of interest that do not qualify for the above portfolio interest exception and that are not U.S. trade or business income will be subject to U.S. withholding tax at a rate of 30%, unless a treaty applies to reduce or eliminate the U.S. withholding tax. U.S. trade or business income will be taxed at regular, graduated U.S. federal income tax rates rather than the 30% gross rate. In the case of a Non-U.S. Holder that is a corporation, such U.S. trade or business income may also be subject to the branch profits tax. To claim reduction or exemption from U.S. withholding tax, a Non-U.S. Holder must provide a properly executed IRS Form W-8BEN (claiming treaty benefits) or IRS Form W-8ECI (claiming exemption from withholding because income is U.S. trade or business income) (or such successor forms as the IRS designates), as applicable, prior to the payment of interest. These forms must be provided to us, the paying agent or securities clearing organization, bank or other financial institution, depending on the situation as described above. These forms must be periodically updated.
      As described under the section “Description of Notes — Repurchase upon a Change of Control,” we may be required to pay holders of the new notes a redemption premium if certain events occur. It is possible that such payments might be subject to U.S. federal withholding tax at a rate of 30% or a lower treaty rate, if applicable. Non-U.S. Holders should consult their tax advisors regarding the tax considerations that relate to these potential payments.
      The certification requirements described above may require a Non-U.S. Holder to provide a U.S. taxpayer identification number. Also, under applicable Treasury Regulations, special procedures are provided for payments through qualified intermediaries, partnerships, or certain financial institutions that hold customers’ securities in the ordinary course of their trade or business. Each holder should consult their tax advisors regarding the certification requirements for these non-U.S. persons.

Sale, Exchange or Redemption
      A Non-U.S. Holder will generally not be subject to U.S. federal income tax on gain recognized on a sale, exchange (subsequent to this exchange offer), redemption, retirement or other taxable disposition of a new note unless: (1) the gain is U.S. trade or business income (in which case the branch profits tax may also apply to a corporate Non-U.S. Holder), or if a tax treaty applies, such gain is attributable to a U.S. permanent establishment of the Non-U.S. Holder, or (2) the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met.

Backup Withholding and Information Reporting
      Payment of interest on the new notes or payment of the proceeds of a sale, redemption, exchange, retirement or other taxable disposition of the new notes will be subject to backup withholding unless the beneficial owner certifies, as described above, to a U.S. custodian, nominee or paying agent that it is not a U.S. person or that it is eligible for another exemption. In addition, information reporting may still apply to payments of interest (on Form 1042-S) even if certification is provided and the interest is exempt from U.S. withholding tax. Payments of the proceeds from a disposition by a non-U.S. Holder of a new note made to or through a foreign office of a broker will generally not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply if the broker has certain connections to the United States.
      Non-U.S. Holders should consult their own tax advisors regarding application of withholding and backup withholding in their particular circumstance and the availability of, and procedure for obtaining, an exemption from withholding and backup withholding under current Treasury regulations. In this regard, the current Treasury regulations provide that a certification may not be relied on if the payor knows or has reasons to know that the certification may be false. Backup withholding is not an additional tax and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

      Each holder should consult with its tax advisor regarding the particular tax consequences to such holder associated with this exchange offer and the ownership and disposition of the new notes, as well as any tax consequences that may arise under the laws of any other relevant foreign, state, local, or other taxing jurisdiction.
PLAN OF DISTRIBUTION
      Each broker-dealer that receives new notes for its own account pursuant to the Registered Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes during the Exchange Offer Registration Period. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, during the Exchange Offer Registration Period, which ends March 6, 2006, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until March 5, 2006, all dealers effecting transactions in the new notes may be required to deliver a prospectus.
      The Company will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the Registered Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the Registered Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
      During the Exchange Offer Registration Period, the Company will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Registered Exchange Offer other than dealers’ and brokers’ discounts, commissions and counsel fees and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Act.
LEGAL MATTERS
      Alston & Bird LLP will pass upon certain legal matters relating to the exchange offer for Movie Gallery.
EXPERTS
      Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements (and related financial statement schedule) at January 2, 2005 and January 4, 2004, and for each of the three years in the period ended January 2, 2005, as set forth in their reports included and incorporated by reference herein. Movie Gallery, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of January 2, 2005, included in our Annual Report (Form 10-K) for the year ended January 2, 2005 and incorporated by reference herein, also has been audited by Ernst & Young LLP, as set forth in their report thereon, which is incorporated by reference in this prospectus and elsewhere in the registration statement. We have included our consolidated financial statements (and incorporated by reference our financial statement schedule and management assessment) in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.
      The Hollywood Entertainment Corporation financial statements as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting appearing on page F-89 of this Registration Statement) as of December 31, 2004 included in this prospectus have been so included in reliance on the report (which contains an adverse opinion on the effectiveness of internal control over financial reporting) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

REPORT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Movie Gallery, Inc.
       We have audited the accompanying consolidated balance sheets of Movie Gallery, Inc. as of January 2, 2005 and January 4, 2004, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended January 2, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
       We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
       In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Movie Gallery, Inc. at January 2, 2005 and January 4, 2004, and the consolidated results of its operations and its cash flows for each of the three years in the period ended January 2, 2005, in conformity with U.S. generally accepted accounting principles.
      We also have audited, in accordance with standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Movie Gallery, Inc.’s internal control over financial reporting as of January 2, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 14, 2005 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
Birmingham, Alabama
March 14, 2005, except for
note 12, as to which
the date is July 21, 2005

MOVIE GALLERY, INC.
CONSOLIDATED BALANCE SHEETS

	January 4,	January 2,
	2004	2005

	(in thousands, except
	per share data)
Assets
Current assets:
Cash and cash equivalents	$38,006	$25,518
Merchandise inventory	26,473	27,419
Prepaid expenses	10,686	12,712
Store supplies and other	11,019	9,493
Deferred income taxes	1,631	3,358

Total current assets	87,815	78,500
Rental inventory, net	102,479	126,541
Property, furnishings and equipment, net	114,356	128,182
Goodwill, net	136,008	143,761
Other intangibles, net	8,473	7,741
Deposits and other assets	8,753	7,417

Total assets	$457,884	$492,142

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$70,939	$68,977
Accrued liabilities	26,161	30,570
Deferred revenue	10,741	10,843

Total current liabilities	107,841	110,390
Other accrued liabilities	142	—
Deferred income taxes	29,785	50,618
Stockholders’ equity:
Preferred stock, $.10 par value; 2,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.001 par value; 65,000 shares authorized, 32,841 and 31,076 shares issued and outstanding, respectively	33	31
Additional paid-in capital	225,191	188,098
Retained earnings	91,098	136,750
Accumulated other comprehensive income	3,794	6,255

Total stockholders’ equity	320,116	331,134

Total liabilities and stockholders’ equity	$457,884	$492,142

See accompanying notes.

MOVIE GALLERY, INC.
CONSOLIDATED STATEMENTS OF INCOME

	Fiscal Year Ended

	January 5,	January 4,	January 2,
	2003	2004	2005

	(in thousands, except per share data)
Revenues:
Rentals	$490,836	$629,793	$729,167
Product sales	38,152	62,602	62,010

Total revenues	528,988	692,395	791,177
Cost of sales:
Cost of rental revenues	164,818	184,439	208,160
Cost of product sales	29,852	50,143	41,942

Gross profit	334,318	457,813	541,075
Operating costs and expenses:
Store operating expenses	253,865	324,466	395,425
General and administrative	40,995	46,522	54,644
Amortization of intangibles	1,298	2,003	2,601
Stock option compensation	2,279	1,481	831

Operating income	35,881	83,341	87,574
Interest expense, net	(1,024)	(468)	(624)
Equity in losses of unconsolidated entities	—	(1,450)	(5,746)

Income before income taxes	34,857	81,423	81,204
Income taxes	13,923	31,987	31,716

Net income	$20,934	$49,436	$49,488

Net income per share:
Basic	$0.69	$1.53	$1.54

Diluted	$0.67	$1.48	$1.52

Weighted average shares outstanding:
Basic	30,273	32,406	32,096
Diluted	31,436	33,370	32,552

Cash dividends per common share	$—	$0.03	$0.12

See accompanying notes.

MOVIE GALLERY, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

				Accumulated
				Other
		Additional		Comprehensive	Total
	Common	Paid-in	Retained	Income	Stockholders’
	Stock	Capital	Earnings	(Loss)	Equity

	(in thousands, except per share data)
Balance at January 6, 2002	$27	$140,475	$21,713	$(33)	$162,182
Comprehensive Income:
Net income			20,934	—	20,934
Foreign currency translation			—	(226)	(226)

Total comprehensive income					20,708
Issuance of 3,900 shares of common stock, net of issuance costs of $4,406	4	66,765	—	—	66,769
Exercise of stock options for 947 shares	1	2,658	—	—	2,659
Tax benefit of stock options exercised	—	4,454	—	—	4,454
Non-cash stock option compensation	—	2,279	—	—	2,279

Balance at January 5, 2003	32	216,631	42,647	(259)	259,051
Comprehensive Income:
Net income			49,436	—	49,436
Foreign currency translation			—	4,053	4,053

Total comprehensive income					53,489
Exercise of stock options for 779 shares	1	3,332	—	—	3,333
Tax benefit of stock options exercised	—	3,747	—	—	3,747
Non-cash stock option compensation	—	1,481	—	—	1,481
Dividends declared, $0.03 per share	—	—	(985)	—	(985)

Balance at January 4, 2004	33	225,191	91,098	3,794	320,116
Comprehensive Income:
Net income			49,488	—	49,488
Foreign currency translation			—	2,461	2,461

Total comprehensive income					51,949
Exercise of stock options for 876 shares	1	5,522	—	—	5,523
Tax benefit of stock options exercised	—	4,305	—	—	4,305
Non-cash stock option compensation	—	64	—	—	64
Issuance of 26 shares of common stock pursuant to employee stock purchase plan	—	403	—	—	403
Purchases and retirement of 2,625 shares of common stock	(3)	(47,387)	—	—	(47,390)
Dividends declared, $0.12 per share	—	—	(3,836)	—	(3,836)

Balance at January 2, 2005	$31	$188,098	$136,750	$6,255	$331,134

See accompanying notes.

MOVIE GALLERY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended

	January 5,	January 4,	January 2,
	2003	2004	2005

	(in thousands)
Operating activities:
Net income	$20,934	$49,436	$49,488
Adjustments to reconcile net income to net cash provided by operating activities:
Rental inventory amortization	128,300	132,978	144,521
Purchases of rental inventory	(107,546)	(130,503)	(150,924)
Depreciation and intangibles amortization	19,346	23,569	36,185
Non-cash stock option compensation	2,279	1,481	64
Tax benefit of stock options exercised	4,454	3,747	4,305
Deferred income taxes	4,653	24,036	19,106
Changes in operating assets and liabilities:
Merchandise inventory	(10,972)	(7,232)	(491)
Other current assets	(8,072)	(4,905)	(500)
Deposits and other assets	(1,222)	(5,085)	1,336
Accounts payable	13,081	6,308	(1,962)
Accrued liabilities and deferred revenue	3,967	1,725	4,361

Net cash provided by operating activities	69,202	95,555	105,489
Investing activities:
Business acquisitions	(57,675)	(30,672)	(12,962)
Purchases of rental inventory-base stock	(10,207)	(16,702)	(15,616)
Purchases of property, furnishings and equipment	(31,316)	(47,116)	(46,507)

Net cash used in investing activities	(99,198)	(94,490)	(75,085)
Financing activities:
Borrowings on credit facility	70,610	31,450	129,500
Net payments on credit facility	(96,610)	(31,450)	(129,500)
Net proceeds from issuance of common stock	66,769	—	—
Proceeds from exercise of stock options	2,659	3,333	5,523
Proceeds from employee stock purchase plan	—	—	403
Purchases and retirement of common stock	—	—	(47,390)
Payment of dividends	—	—	(3,889)

Net cash provided by (used in) financing activities	43,428	3,333	(45,353)
Effect of exchange rate changes on cash and cash equivalents	(226)	4,053	2,461

Increase (decrease) in cash and cash equivalents	13,206	8,451	(12,488)
Cash and cash equivalents at beginning of fiscal year	16,349	29,555	38,006

Cash and cash equivalents at end of fiscal year	$29,555	$38,006	$25,518

Supplemental disclosures of cash flow information:
Cash paid during the fiscal year for interest	$905	$254	$694
Cash paid during the fiscal year for income taxes	2,716	4,974	6,826
See accompanying notes.

MOVIE GALLERY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
January 5, 2003, January 4, 2004 and January 2, 2005

1.	Accounting Policies

Principles of Consolidation and Description of Business
       The accompanying financial statements present the consolidated financial position, results of operations and cash flows of Movie Gallery, Inc. and subsidiaries. Investments in unconsolidated subsidiaries where we have significant influence but do not have control are accounted for using the equity method of accounting for investments in common stock. All material intercompany accounts and transactions have been eliminated.
       We own and operate video specialty stores located throughout North America.

Use of Estimates
       The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The most significant estimates and assumptions relate to the amortization methods and useful lives of rental inventory, fixed assets and other intangibles, valuation allowances for deferred tax assets, estimated cash flows used to test long-lived assets for impairment, and the allocation of the purchase price of acquired businesses. These estimates and assumptions could change and actual results could differ from these estimates.

Fiscal Year
       Our fiscal year ends on the first Sunday following December 30, which periodically results in a fiscal year of 53 weeks. Results for the fiscal year ended January 5, 2003, January 4, 2004 and January 2, 2005 reflect 52-week years. Our fiscal year includes revenues and certain costs and expenses, such as revenue sharing, payroll and other miscellaneous expenses, on a daily basis. All other expenses, primarily depreciation, amortization, rent and utilities, are calculated and recorded monthly, with twelve months included in each fiscal year.

Reclassifications
       Certain reclassifications have been made to the prior year financial statements to conform to the current year presentation. These reclassifications had no impact on stockholders’ equity or net income.
       The fiscal 2003 balance sheet reflects the reclassification of certain outstanding checks. The reclassifications were made between cash and cash equivalents, prepaid expenses and accounts payable in order to conform with the current year presentation. The corresponding reclassifications were made in the statements of cash flows for fiscal 2002 and 2003. The reclassifications had no impact on working capital and reduced net cash provided by operating activities by $10.0 million and $5.7 million in fiscal 2002 and 2003, respectively.
       In the third quarter of 2004, we began classifying losses recognized under the equity method of accounting on unconsolidated equity investments in alternative delivery vehicles on a separate line item, “Equity in losses of unconsolidated entities,” on our statements of income. These losses were previously grouped with store operating expenses in our statements of income. We reclassified those losses for prior periods to conform to the current year presentation.
       In the first quarter of 2004, we began reporting the on-going purchases of new release rental inventory as an operating activity in the statement of cash flows rather than an investing activity as previously reported. We believe this reclassification is appropriate because our annual cash investment in rental inventory is substantial and in many respects is similar to recurring merchandise inventory purchases

MOVIE GALLERY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
considering our operating cycle and the relatively short useful lives of our rental inventory. Purchases of rental inventory for new stores or other significant investments in base stock rental inventory continue to be classified as investing activities in the statements of cash flows as these purchases represent a long-term investment in our business. Rental inventory purchases in the prior year have been reclassified to conform to the current year presentation for comparative purposes. The reclassification had no impact on our financial position or results of operations as previously reported.

Cash Equivalents
       We consider all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Merchandise Inventory
       Merchandise inventory consists primarily of new DVDs, videocassette tapes (“VHS”), video games, video accessories and concessions and is stated at the lower of cost, as determined using the retail inventory method, or market.

Rental Inventory
       Rental inventory is stated at cost and amortized over its economic useful life. The up-front fees and minimum costs of rental product purchased under revenue-sharing arrangements are capitalized and amortized in accordance with our rental inventory amortization policy. Revenue-sharing payments are expensed as incurred and are included in cost of rental revenues. Effective as of the beginning of the fourth quarter of 2002, the cost of base stock movie inventory is amortized on an accelerated basis over the first twelve months and then on a straight-line basis over the next twelve months to its salvage value, $4 for DVD and $2 for VHS. The cost of non-base stock, or new release, movie inventory is amortized to its salvage value on an accelerated basis over six months. Video games are amortized on a straight-line basis to a $5 salvage value over twelve months. The gross cost and accumulated amortization are written off to cost of rental revenue when rental inventory is sold as previously viewed.
       In the fourth quarter of 2002, we changed the estimates used to amortize rental inventory as a result of a significant shift from VHS to DVD that occurred in our rental inventory base throughout 2002. The revised estimates reflect a reduction in the estimated useful lives of the rental inventory and a reduced salvage value for both VHS and game inventory. The changes in our estimates for rental inventory amortization were applied to all inventory held at the beginning of the fourth quarter of fiscal 2002. The changes were accounted for as a change in accounting estimate during the fourth quarter ended January 5, 2003. The change in estimate decreased rental inventory and increased amortization expense for fiscal 2002 by approximately $27.9 million and reduced net income by $16.7 million, or $0.53 per diluted share. The impact of the change in fiscal 2002 was net of a $2.1 million reserve against rental inventory that was established in the fourth quarter of 2001 in order to reflect the impact of the consumer transition to DVD on the sale prices of previously viewed VHS product. For fiscal 2003, rental inventory was decreased and amortization expense was increased by approximately $5.9 million and net income was reduced by $3.6 million, or $0.11 per diluted share.
       Prior to the fourth quarter of 2002, the cost of base stock movie inventory was amortized on an accelerated basis to a net book value of $8 over six months and to a $4 salvage value over the next thirty months. The cost of non-base stock movie inventory was amortized on an accelerated basis over six months to a net book value of $4, which was then amortized on a straight-line basis over the next 30 months or until the movie was sold, at which time the unamortized book value was charged to cost of rental revenues. Video games were amortized on a straight-line basis to a $10 salvage value over eighteen

MOVIE GALLERY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
months or until the game was sold, at which time the unamortized book value was charged to cost of rental revenues.
       Rental inventory consists of the following (in thousands):

	January 4,	January 2,
	2004	2005

Rental inventory	$217,420	$240,172
Accumulated amortization	(114,941)	(113,631)

	$102,479	$126,541

Property, Furnishings and Equipment
       Property, furnishings and equipment are stated at cost and depreciated on a straight-line basis over the estimated useful lives of the related assets. Property, furnishings and equipment consists of the following (in thousands):

		January 4,	January 2,
	Useful Life	2004	2005

Land	—	$2,970	$5,822
Buildings	40 years	6,826	7,756
Furniture and fixtures	7 years	65,374	77,827
Equipment	5 years	65,263	76,104
Leasehold improvements	2-7 years	57,892	69,904
Signs	7 years	25,370	31,559

		223,695	268,972
Accumulated depreciation		(109,339)	(140,790)

		$114,356	$128,182

Goodwill and Other Intangible Assets
       Goodwill is recorded at historical cost and is tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired, in accordance with FASB Statement No. 142, Goodwill and Other Intangible Assets. We have not recognized impairment losses on goodwill in fiscal 2002, 2003 or 2004.
       Other intangible assets consist primarily of non-compete agreements and customer lists and are amortized on a straight-line basis over their estimated useful lives.

Impairment of Long-Lived Assets
       Long-lived assets, including rental inventory, property, furnishings and equipment and intangible assets with finite lives, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable, in accordance with FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. We use the discounted cash flow method to estimate the fair value of our long-lived assets. We have not recognized impairment losses on long-lived assets held for use in fiscal 2002, 2003 or 2004.

MOVIE GALLERY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Income Taxes
       We account for income taxes under the provisions of FASB Statement No. 109, Accounting for Income Taxes. Under Statement 109, deferred tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured at the enacted tax rates and laws that will be in effect when the differences are expected to reverse. We record a valuation allowance to reduce deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized. We generally consider the earnings of our foreign subsidiaries to be permanently reinvested for use in those operations and, consequently, deferred federal income taxes, net of applicable foreign tax credits, are not provided on the undistributed earnings of foreign subsidiaries which are to be so reinvested.

Revenue Recognition
       We recognize rental revenue when a movie or video game is rented by the customer. We recognize product sales revenue at the time of sale. Revenue from extended viewing fees incurred on rentals when the customer chooses to keep the product beyond the initial rental period is recognized when payment is received from the customer. We recognize revenue from the sale of previously viewed inventory at the time of sale. Previously viewed sales revenue is classified as rental revenue in our statements of income. Previously viewed sales revenue was $52,252,000, $81,678,000 and $109,558,000 in fiscal 2002, 2003 and 2004, respectively.
       We offer return privileges on certain of our products, including a lifetime guarantee on previously viewed inventory. Our sales returns and allowances under these programs are immaterial.
       We periodically sell stored value cards in the form of electronic gift cards or discount rental cards. We record deferred revenue from the sale of stored value cards at the time of sale to the customer. The liability is relieved and revenue is recognized when the cards are redeemed by the customers.

Leases and Leasehold Improvements
       Our new store leases generally provide for an initial lease term of five to seven years, with at least one renewal option for an additional two to five years. We account for leases in accordance with FASB Statement No. 13, Accounting for Leases, and other related guidance. Statement 13 requires lease expense to be recognized on a straight-line basis over the lease term (as defined within the guidance), including amortization of any lease incentives received from the lessor. Statement 13 also requires that leasehold improvements be depreciated over the shorter of the lease term or the estimated useful life of the leasehold improvements.
       Subsequent to the end of fiscal 2004, we completed a comprehensive review of our accounting for leases and leasehold improvements, including the recognition of incentive payments received from landlords. We determined that leasehold improvements were, in some cases, depreciated over a longer period than the lease term. As a result, we recorded a cumulative fourth quarter adjustment to correct depreciation expense of $6.3 million ($3.9 million after-tax or $0.12 per diluted share) as an increase in store operating expenses in the accompanying 2004 consolidated statements of income. Approximately $2.9 million ($1.8 million after-tax or $0.05 per diluted share) of the adjustment was related to years prior to 2004 and was not considered material to any of the prior period financial statements to warrant a restatement of those financial statements.

Advertising Costs
       Advertising costs are expensed when incurred. We receive cooperative reimbursements from vendors, which are accounted for in accordance with the Emerging Issues Task Force (“EITF”) Issue No. 02-16,

MOVIE GALLERY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor. EITF 02-16 was effective for fiscal years beginning after December 15, 2002, and generally requires that cash consideration received from a vendor be considered as a reduction of the prices of the vendor’s products, reflected as a reduction of cost of sales in the customer’s income statement. The presumption can be overcome if the vendor receives an identifiable benefit in exchange for the consideration, in which case the consideration should be recorded as revenue, or if the consideration represents a reimbursement of a specific identifiable incremental cost incurred by the customer in selling the vendor’s products, as a reduction of that cost. Advertising expense, exclusive of cooperative reimbursements from vendors, accounted for as cost reimbursements, for fiscal 2002, 2003 and 2004 totaled $2,703,000, $7,811,000 and $9,534,000, respectively.

Store Opening and Start-up Costs
       Store opening costs, which consist primarily of payroll, advertising and other start-up costs are expensed as incurred.

Fair Value of Financial Instruments
       At January 4, 2004 and January 2, 2005, the carrying value of financial instruments such as cash and cash equivalents and accounts payable approximated their fair values.

Foreign Currency Translation
       Our foreign subsidiaries record transactions using the local currency as the functional currency. In accordance with FASB Statement No. 52, Foreign Currency Translation, the assets and liabilities of the foreign subsidiary are translated into U. S. dollars using either the exchange rates in effect at the balance sheet dates or historical exchange rates, depending upon the account translated. Income and expenses are translated at average exchange rates each fiscal period. The translation adjustments that result from translating the balance sheets at different rates than the income statements are included in accumulated other comprehensive income or loss, which is a separate component of consolidated stockholders’ equity.

Earnings Per Share
       Basic earnings per share is computed based on the weighted average number of shares of common stock outstanding during the periods presented. Diluted earnings per share is computed based on the weighted average number of shares of common stock outstanding during the periods presented, increased by the effects of shares to be issued from the exercise of dilutive common stock options (1,163,000, 964,000 and 456,000 for fiscal 2002, 2003 and 2004, respectively). No adjustments were made to net income in the computation of basic or diluted earnings per share. Because their inclusion would be anti-dilutive, 238,000, 225,000 and 546,000 options for fiscal 2002, 2003 and 2004, respectively, were excluded from the computation of the weighted average shares for diluted earnings per share.

Stock Option Plan
       At January 2, 2005, we have a stock-based employee compensation plan, which is described more fully in Note 6. We account for the plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. Stock option compensation is reflected in net income for variable options outstanding under the plan that were repriced in March 2001 and for transactions with current and former executives in fiscal 2004 (see Note 6). No stock option compensation is reflected in net income for the remaining options outstanding under the plan, as the exercise price was equal to the market value of the underlying common stock on the date of grant.

MOVIE GALLERY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
       The following table illustrates the effect on net income and earnings per share if we had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

	Fiscal Year Ended

	January 5,	January 4,	January 2,
	2003	2004	2005

	(in thousands, except per share data)
Net income, as reported	$20,934	$49,436	$49,488
Add: Stock option compensation included in reported net income, net of tax	1,367	903	507
Deduct: Stock option compensation determined under fair value based methods for all awards, net of tax	(1,147)	(1,099)	(1,301)

Pro forma net income	$21,154	$49,240	$48,694

Earnings per share, as reported:
Basic	$0.69	$1.53	$1.54

Diluted	$0.67	$1.48	$1.52

Pro forma earnings per share:
Basic	$0.70	$1.52	$1.52

Diluted	$0.67	$1.47	$1.49

       In December 2004, the FASB issued a revised Statement No. 123, Share Based Payment (“Statement 123R”), to address the accounting for stock based employee plans. The Statement eliminates the ability to account for share based compensation transactions using APB 25 and instead requires that such transactions be accounted for using a fair value based method of accounting. The impact of adoption of Statement 123R cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had we adopted Statement 123R in prior periods, the impact of that standard would have approximated the impact of Statement 123 as described in the table above. Statement 123R also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows in periods after adoption. While we cannot estimate what those amounts will be in the future (because they depend on, among other things, when employees exercise stock options), the amount of operating cash flows recognized in prior periods for such excess tax deductions were $4.5 million, $3.7 million, and $4.3 million in 2002, 2003 and 2004, respectively. Statement 123R is effective for interim and annual reporting beginning after June 15, 2005.

MOVIE GALLERY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	Acquisitions
       We periodically make individually immaterial acquisitions of independent video specialty stores as a means of expanding our market share. A summary of acquisitions completed in each of the last three years is as follows:

	Fiscal Year Ended

	January 5,	January 4,	January 2,
	2003	2004	2005

	($ in millions)
Number of transactions	34	34	23
Number of stores acquired	265	170	74
Purchase price	$60.7	$30.7	$13.0
Purchase price allocation:
Rental inventory	$7.7	$5.4	$2.0
Other tangible assets	5.0	2.5	1.4
Goodwill	44.0	19.9	7.8
Tax deductible goodwill	44.0	16.2	7.8
Other intangible assets	4.3	3.8	1.9
Liabilities assumed	(0.3)	(0.9)	(0.1)

3.	Intangible Assets
       The components of goodwill and other intangibles are as follows (in thousands):

		January 4, 2004		January 2, 2005

	Weighted-Average	Gross Carrying	Accumulated	Gross Carrying	Accumulated
	Amortization Period	Amount	Amortization	Amount	Amortization

Goodwill	—	$167,419	$(31,411)	$175,172	$(31,411)

Non-compete agreements	8 years	$10,908	$(7,696)	$7,426	$(4,937)
Customer lists	5 years	6,385	(1,124)	7,628	(2,376)

Total other intangibles		$17,293	$(8,820)	$15,054	$(7,313)

       Estimated amortization expense for other intangible assets for the five succeeding fiscal years is as follows (in thousands):

2005	$2,268
2006	1,944
2007	1,802
2008	1,262
2009	403
       The changes in the carrying amounts of goodwill for the years ended January 4, 2004 and January 2, 2005, are as follows (in thousands):

Balance as of January 5, 2003	$116,119
Goodwill acquired	19,889

Balance as of January 4, 2004	136,008
Goodwill acquired	7,753

Balance as of January 2, 2005	$143,761

MOVIE GALLERY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	Credit Agreement
       On June 27, 2001, we entered into a credit agreement with a syndicate of banks, led by SouthTrust Bank (now Wachovia), with respect to a revolving credit facility. Our credit facility is unsecured and, as amended in September 2004, provides for an increase in borrowings from $65 million up to $75 million and an extended maturity date through July 3, 2006. The interest rate on our credit facility is based on LIBOR plus an applicable margin percentage, which depends on cash flow generation and borrowings outstanding. As of January 4, 2004 and January 2, 2005, there were no outstanding borrowings under our credit facility. The amounts available for borrowing were reduced by standby letters of credit outstanding of $2.5 million and totaled $72.5 million as of January 2, 2005.

5.	Income Taxes
       The components of income before income taxes are as follows (in thousands):

	Fiscal Year Ended

	January 5,	January 4,	January 2,
	2003	2004	2005

U. S. Federal	$35,082	$76,873	$72,042
Foreign	(225)	4,550	9,162

Total	$34,857	$81,423	$81,204

       The following reflects the components of income tax expense (in thousands):

	Fiscal Year Ended

	January 5,	January 4,	January 2,
	2003	2004	2005

Current payable:
U. S. Federal	$7,090	$5,537	$9,811
State	2,180	2,415	2,799

Total current	9,270	7,952	12,610

Deferred:
U. S. Federal	5,313	20,589	14,315
Foreign	(101)	2,011	3,468
State	(559)	1,435	1,323

Total deferred	4,653	24,035	19,106

	$13,923	$31,987	$31,716

       A reconciliation of income tax expense at the federal statutory income tax rate of 35% to our effective income tax provision is as follows (in thousands):

	Fiscal Year Ended

	January 5,	January 4,	January 2,
	2003	2004	2005

Income tax expense at statutory rate	$12,200	$28,499	$28,422
State income tax expense, net of federal income tax benefit	1,054	2,503	2,679
Other, net	669	985	615

	$13,923	$31,987	$31,716

MOVIE GALLERY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
       Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income taxes. Components of our deferred tax assets and liabilities are as follows (in thousands):

	January 4,	January 2,
	2004	2005

Deferred tax assets:
Non-compete agreements	$3,998	$3,853
Alternative minimum tax credit carryforward	2,492	—
Net operating loss carryforwards	40,621	38,717
Equity investments	551	1,558
Accrued bonus	3,075	2,205
Other	2,173	5,197

Total deferred tax assets	52,910	51,530
Valuation allowance	(34,444)	(32,642)

Net deferred tax assets	18,466	18,888
Deferred tax liabilities:
Property, furnishings and equipment	(19,605)	(24,028)
Rental inventory amortization	(18,891)	(31,525)
Goodwill	(5,784)	(9,666)
Other	(2,340)	(929)

Total deferred tax liabilities	(46,620)	(66,148)

Net deferred tax liabilities	$(28,154)	$(47,260)

       We had federal and state net operating loss carryforwards at January 2, 2005 of approximately $103 million and $45 million, respectively. These net operating loss carryforwards resulted primarily from the Video Update acquisition in 2001 and expire in years 2007 through 2021. During the year, adjustments were made to the valuation allowance for state net operating losses that were not charged to income tax expense in the amount of $1.8 million. Accordingly, we have adjusted our recorded valuation allowance to $32.6 million related to the net deferred tax assets of $38.7 million. This adjustment was primarily related to changes in these net operating losses. This valuation allowance has been established as there exists uncertainty regarding our ability to realize these net operating losses in their entirety.
       In forming our conclusion about the future recoverability of the net operating losses from our 2001 acquisition of Video Update, we consider, among other things, the applicable provisions of the federal income tax code, which limit the deductibility of net operating loss carryforwards to the post-acquisition taxable income (on a cumulative basis) of the acquired subsidiary on a separate return basis, as well as other limitations that may apply to the future deductibility of these net operating losses. We also consider the availability of reversing taxable temporary differences during the carryforward period, the length of the available carryforward period, recent operating results, our expectations of future taxable income during the carryforward period, changes in tax law, IRS interpretive guidance and judicial rulings.

6.	Stockholders’ Equity

Common Stock
       During the second and third quarters of 2004, we completed two $25 million common stock repurchase programs. Under the common stock repurchase programs, we repurchased 2,624,712 shares of our common stock at an average price of $18.06 per share.

MOVIE GALLERY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock Option Plan
       In June 2003, our Board of Directors adopted, and our stockholders approved, the Movie Gallery, Inc. 2003 Stock Plan. The plan provides for the award of stock options, restricted stock and stock appreciation rights to employees, directors and consultants. Prior to adoption of the 2003 plan, stock option awards were subject to our 1994 Stock Plan which expired in 2004. As of January 2, 2005, 2,594,706 shares are reserved for issuance under the plans. Options granted under the plan have a ten-year term and generally vest over four years.
       In accordance with the provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, we apply Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for the plans and, accordingly, have not recognized compensation cost in connection with the plans, except for the variable options and the transactions with current and former executives, described below. If we had elected to recognize compensation cost based on the fair value of the options granted at the grant date as prescribed by Statement 123, net income and earnings per share would have been adjusted to the pro forma amounts indicated in Note 1. The effect on net income and earnings per share is not expected to be indicative of the effects on net income and earnings per share in future years.
       The fair value of each option grant was estimated at the date of grant using the Black-Scholes option pricing model. The weighted-average assumptions used and weighted average grant date fair values of options granted were as follows:

	Fiscal Year Ended

	January 5,	January 4,	January 2,
	2003	2004	2005

Expected volatility	0.705	0.700	0.632
Risk-free interest rate	5.26%	4.81%	2.97%
Expected life of option in years	5.1	4.9	3.4
Expected dividend yield	0.0%	0.0%	0.6%
Weighted average grant date fair value per share	$7.62	$9.84	$8.70
       The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because our employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in our opinion, the existing models do not necessarily provide a reliable single measure of the fair value of our employee stock options.
       In the third quarter of fiscal 2004, we repurchased 145,900 shares of the common stock from current and former executives at an average price of $17.89 under our stock repurchase program. Since these individuals obtained these shares through the exercise of stock options, the company accounted for these transactions as a repurchase of stock options resulting in compensation expense of approximately $767,000.
       We repriced 864,000 stock options in March 2001, and reduced the exercise price to $1.78 per share. The repriced stock options are accounted for as variable until the stock options are exercised, forfeited or expire unexercised. Assuming all repriced stock options are exercised, we will ultimately receive $0.6 million less than if no repricing had occurred. The total variable compensation expense recognized under these repriced options was $2,279,000, $1,481,000 and $64,000 in fiscal 2002, 2003 and 2004, respectively. As of January 2, 2005, approximately 28,000 of these options remained outstanding and they will expire, if not exercised or forfeited, in 2008 and 2009. Total stock option compensation for fiscal 2004 on the statements of income includes the expense associated with the common stock that was repurchased from current and former executive as previously described.

MOVIE GALLERY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Employee Stock Purchase Plan
       Under the 2003 Employee Stock Purchase Plan, 250,000 shares of our common stock were made available for purchase through a series of six month offering periods commencing on or about April 1 and October 1 of each year. The first offering period commenced on October 1, 2003. All employees are eligible to participate in the plan. The purchase price of each share is 85% of the fair market value of a share of common stock on the offering date or on the purchase date, whichever is lower. Employees purchased approximately 26,000 shares of stock under the plan in fiscal 2004. At January 2, 2005, approximately 224,000 shares were available for future purchases.
       A summary of our stock option activity and related information is as follows:

		Weighted-
	Outstanding	Average Exercise
	Options	Price Per Share

Outstanding at January 6, 2002	3,445,509	$4.71
Granted	456,250	14.61
Exercised	(946,935)	2.81
Cancelled	(43,531)	3.25

Outstanding at January 5, 2003	2,911,293	6.90
Granted	537,500	20.30
Exercised	(778,978)	4.29
Cancelled	(33,722)	10.50

Outstanding at January 4, 2004	2,636,093	10.36
Granted	102,000	19.36
Exercised	(875,884)	6.31
Cancelled	(268,653)	13.71

Outstanding at January 2, 2005	1,593,556	12.59

Exercisable at January 5, 2003	1,873,068	6.92
Exercisable at January 4, 2004	1,643,236	7.74
Exercisable at January 2, 2005	1,024,181	9.34
       Options outstanding as of January 2, 2005 had a weighted-average remaining contractual life of 6 years and exercise prices ranging from $1.00 to $22.00 as follows:

	Exercise price of

	$1.00 to $3.00	$6.00 to $12.00	$13.00 to $22.00

Options outstanding	458,118	101,250	1,034,188
Weighted-average exercise price	$1.56	$7.25	$18.00
Weighted-average remaining contractual life	5.2 years	1.5 years	7.2 years
Options exercisable	454,743	101,250	468,188
Weighted-average exercise price of exercisable options	$1.56	$7.25	$17.36

MOVIE GALLERY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
7.    Commitments and Contingencies
      Rent expense for fiscal 2002, 2003 and 2004 totaled $82,597,000, $103,160,000 and $126,050,000, respectively. Future minimum payments under the remaining noncancellable terms of operating leases with remaining terms in excess of one year (excluding renewal options) at January 2, 2005 (in thousands):

2005	$97,327
2006	82,549
2007	59,804
2008	39,763
2009	25,675
Thereafter	27,469

$332,587

       Several companies acquired by us prior to 1997 had pre-existing long-term contracts with Rentrak Corporation under which product would be provided under pay-per-transaction revenue sharing arrangements. During late 1996, we consolidated existing contracts with Rentrak into one national agreement which had an expiration date in September 2006. The contract provided for minimum gross annual purchase commitments with the ability to satisfy the cumulative obligation as early as December 31, 2003. In 2004 we satisfied our obligation under the contract.
       In the second quarter of fiscal 2002, we obtained a preliminary court order approving a settlement agreement in certain putative class action lawsuits filed against us alleging that the extended viewing fees charged to our customers for keeping rental products beyond the initial rental period were penalties in violation of certain common law and equitable principles. Under the terms of the settlement agreement, we were required to give class members certificates with values ranging from $9 to $16, redeemable between January 30, 2003 and June 30, 2003, for movie rentals, game rentals, and non-food purchases in our stores. We also agreed to pay the plaintiffs’ attorneys up to $850,000 in fees. The terms of the settlement were approved in a fairness hearing on November 22, 2002. The settlement is non-appealable and released all claims made by all class members in all the pending class actions, other than a de minimis number of members who chose not to participate in the settlement. We incurred a one-time charge to our earnings of approximately $4 million in the second quarter of 2002 as a result of the settlement, which amount includes $850,000 of plaintiffs’ attorneys’ fees.
       We are occasionally involved in litigation in the ordinary course of business, none of which, individually or in the aggregate, is material to our business or results of operations.
8.    Related Party Transactions
       We hold a one-third interest in ECHO, LLC, a supply sales and distribution company. We purchase office and store supplies and other business products from ECHO. Transactions with ECHO are as follows:

	Fiscal Year Ended

	January 5,	January 4,	January 2,
	2003	2004	2005

	(in thousands)
Purchases from ECHO	$6,422	$13,056	$13,962
Distributions from ECHO	40	161	151
Interest from ECHO	6	5	5
Note receivable from ECHO		125	—
Accounts payable to ECHO		309	193

MOVIE GALLERY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
9.    Foreign Operations
       We operate in one reporting segment for purposes of Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“Statement”) No. 131, Disclosures about Segments of an Enterprise and Related Information. The following table sets forth our consolidated revenues, operating income and assets by geographic area. All intercompany balances and transactions have been eliminated.

	Fiscal Year Ended

	January 5,	January 4,	January 2,
	2003	2004	2005

	(in thousands)
Revenues:
United States	$505,807	$648,428	$731,851
Canada	23,181	43,967	58,931
Mexico	—	—	395

Total revenues	$528,988	$692,395	$791,177

Operating income:
United States	$36,111	$78,796	$78,871
Canada	(230)	4,545	9,131
Mexico	—	—	(428)

Total operating income	$35,881	$83,341	$87,574

Assets (at end of fiscal year):
United States		$423,118	$441,519
Canada		34,766	49,390
Mexico		—	1,233

Total assets		$457,884	$492,142

10.  Summary of Quarterly Results of Operations (Unaudited)
       The following is a summary of our unaudited quarterly results of operations (in thousands, except per share data):

	Thirteen Weeks Ended

	April 6,	July 6,	October 5,	January 4,
	2003	2003	2003	2004

Revenues	$168,649	$160,998	$167,239	$195,509
Gross profit	108,394	108,404	112,675	128,340
Net income(1)	13,284	9,477	9,215	17,460
Basic earnings per share	0.41	0.29	0.28	0.53
Diluted earnings per share	0.40	0.28	0.28	0.52

MOVIE GALLERY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Thirteen Weeks Ended

	April 4,	July 4,	October 3,	January 2,
	2004	2004	2004	2005

Revenues	$203,302	$189,591	$189,855	$208,429
Gross profit	140,617	129,551	130,072	140,835
Net income(2)	18,252	10,634	9,214	11,388
Basic earnings per share	0.55	0.32	0.29	0.37
Diluted earnings per share	0.54	0.32	0.29	0.36

(1)	Fiscal 2003 includes a non-cash charge related to a fourth quarter fiscal 2002 change in the estimates used to amortize rental inventory of $2.7 million, $1.4 million, $1.0 million and $0.8 million or $0.05, $0.03, $0.02 and $0.01 per diluted share, for the first, second, third and fourth quarters, respectively. (see Note 1)

(2)	The fourth quarter of fiscal 2004 includes an after-tax charge of $3.9 million, or $0.12 per diluted share, representing a cumulative adjustment to reduce the useful lives over which we depreciate leasehold improvements. Of this amount, $1.8 million related to prior fiscal years and $492,000, $528,000 and $543,000 related to the first, second and third quarters of fiscal 2004. Excluding the effects of these cumulative error corrections, net income for the fourth quarter of 2004 would have been $14.7 million and quarterly diluted earnings per share would have been $0.53, $0.30, and $0.27 per diluted share, for the first, second, and third quarters, respectively. (see Note 1)
11.  Subsequent Events
       On January 9, 2005, we entered into an Agreement and Plan of Merger (“Merger Agreement”) with Hollywood Corporation (Nasdaq: HLYW) (“Hollywood”) contemplating our acquisition of Hollywood for approximately $850 million in cash plus our assumption of approximately $350 million in debt of Hollywood. Hollywood is the second largest home video specialty retailer in the United States, operating approximately 2,000 stores in 47 states and the District of Columbia, some of which contain the approximately 700 Game Crazy video game specialty retail stores, where game enthusiasts can buy, sell and trade new and used video game hardware, software and accessories. Pursuant to the Merger Agreement, we will merge a subsidiary of ours with and into Hollywood, with Hollywood surviving the merger as our wholly-owned subsidiary.
       Consummation of the Hollywood merger is subject to the satisfaction of a variety of closing conditions, including the approval of the proposed merger by the shareholders of Hollywood and our consummation of the financing necessary to fund the acquisition. In addition, both we and Hollywood have customary termination rights in some circumstances, including a right by Hollywood to terminate the Merger Agreement to accept an unsolicited superior acquisition proposal.
       On March 2, 2005, we entered into a definitive agreement with VHQ Entertainment, Inc. (“VHQ”) to commence a tender offer for all of its outstanding common stock at a price of C$1.15 per share. Total consideration for the transaction is approximately C$20.4 million (US$16.5 million), including C$17.5 million in equity and C$2.9 million in assumed debt. The common stock of VHQ trades on the Toronto Stock Exchange under the symbol “VHQ.” VHQ owns and operates 61 video rental stores in secondary and suburban markets in Alberta, Saskatchewan and the Northwest Territories.
       The VHQ transaction is conditioned upon, among other matters, the tender of two-thirds of VHQ’s outstanding shares into the offer and the receipt of certain third party consents. Shareholders of VHQ Entertainment representing approximately 50% of the outstanding shares have committed to tender their shares into our offer. The transaction is also subject to customary regulatory approvals, including receipt of notice from the Minister of Culture that the acquisition provides a net benefit to Canada, consistent with the conditions of the Investments Canada Act.

MOVIE GALLERY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
12.  Consolidating Financial Statements
       The following tables present condensed consolidating financial information for: (a) Movie Gallery, Inc. (the “Parent”) on a stand-alone basis; (b) on a combined basis, the guarantors of the 11% Senior Notes (“Subsidiary Guarantors”), which include Movie Gallery US, Inc.; Movie Gallery Finance, Inc.; Movie Gallery Licensing, Inc.; Movie Gallery Services, Inc.; M.G.A. Realty I, LLC; M.G. Digital, LLC; Movie Gallery Asset Management, Inc., and (c) on a combined basis, the Non-Guarantor Subsidiaries, which include Movie Gallery Canada, Inc. and Movie Gallery Mexico, Inc., S. de R.L. de C.V. Each of the Subsidiary Guarantors is wholly-owned by Movie Gallery, Inc. The guarantees issued by each of the Subsidiary Guarantors are full, unconditional, joint and several. Accordingly, separate financial statements of the wholly-owned Subsidiary Guarantors are not presented because the Subsidiary Guarantors are jointly, severally and unconditionally liable under the guarantees, and we believe separate financial statements and other disclosures regarding the Subsidiary Guarantors are not material to investors. Furthermore, there are no significant legal restrictions on the Parent’s ability to obtain funds from its subsidiaries by dividend or loan.
       The Parent is a Delaware holding company and has no independent operations other than investments in subsidiaries and affiliates.
Movie Gallery, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
For the Year Ended January 2, 2005

			Non-
		Subsidiary	Guarantor
	Parent	Guarantors	Subsidiaries	Eliminations	Consolidated

	(in thousands)
Revenues:
Rentals	$—	$675,754	$53,413	$—	$729,167
Product sales	—	56,096	5,914	—	62,010

Total revenues	—	731,850	59,327	—	791,177
Cost of Sales:
Cost of rental revenues	—	193,229	14,931	—	208,160
Cost of product sales	—	37,993	3,949	—	41,942

Gross profit	—	500,628	40,447	—	541,075
Operating costs and expenses:
Store operating expenses	—	367,991	27,434	—	395,425
General and administrative	110	50,378	4,156	—	54,644
Amortization of intangibles	—	2,448	153	—	2,601
Stock option compensation	—	831	—	—	831

Operating income	(110)	78,980	8,704	—	87,574
Interest expense, net	9	(660)	27	—	(624)
Equity in losses of unconsolidated subsidiaries	(5,746)	—	—	—	(5,746)
Equity in earnings of subsidiaries	53,139	5,263	—	(58,402)	—

Income before income taxes	47,292	83,583	8,731	(58,402)	81,204
Income taxes	(2,196)	30,444	3,468	—	31,716

Net income	$49,488	$53,139	$5,263	$(58,402)	$49,488

MOVIE GALLERY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Movie Gallery, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
For the Year Ended January 4, 2004

			Non-
		Subsidiary	Guarantor
	Parent	Guarantors	Subsidiaries	Eliminations	Consolidated

	(in thousands)
Revenues:
Rentals	$—	$591,498	$38,295	$—	$629,793
Product sales	—	56,929	5,673	—	62,602

Total revenues	—	648,427	43,968	—	692,395
Cost of Sales:
Cost of rental revenues	—	172,774	11,665	—	184,439
Cost of product sales	—	45,796	4,347	—	50,143

Gross profit	—	429,857	27,956	—	457,813
Operating costs and expenses:
Store operating expenses	—	303,771	20,695	—	324,466
General and administrative	104	43,795	2,623	—	46,522
Amortization of intangibles	—	1,911	92	—	2,003
Stock option compensation	—	1,481	—	—	1,481

Operating income	(104)	78,899	4,546	—	83,341
Interest expense, net	3	(476)	5	—	(468)
Equity in losses of unconsolidated subsidiaries	(1,450)	—	—	—	(1,450)
Equity in earnings of subsidiaries	50,444	2,540	—	(52,984)	—

Income before income taxes	48,893	80,963	4,551	(52,984)	81,423
Income taxes	(543)	30,519	2,011	—	31,987

Net income	$49,436	$50,444	$2,540	$(52,984)	$49,436

MOVIE GALLERY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Movie Gallery, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
For the Year Ended January 5, 2003

			Non-
		Subsidiary	Guarantor
	Parent	Guarantors	Subsidiaries	Eliminations	Consolidated

	(in thousands)
REVENUES:
Rentals	$—	$469,161	$21,675	$—	$490,836
Product sales	—	36,646	1,506	—	38,152

Total revenues	—	505,807	23,181	—	528,988
COST OF SALES:
Cost of rental revenues	—	157,646	7,172	—	164,818
Cost of product sales	—	28,684	1,168	—	29,852

Gross profit	—	319,477	14,841	—	334,318
OPERATING COSTS AND EXPENSES:
Store operating expenses	—	240,809	13,056	—	253,865
General and administrative	67	38,917	2,011	—	40,995
Amortization of intangibles	—	1,294	4	—	1,298
Stock option compensation	—	2,279	—	—	2,279

Operating income	(67)	36,178	(230)	—	35,881
Interest expense, net	2	(1,032)	6	—	(1,024)
Equity in losses of unconsolidated subsidiaries	—	—	—	—	—
Equity in earnings of subsidiaries	20,976	(123)	—	(20,853)	—

Income before income taxes	20,911	35,023	(224)	(20,853)	34,857
Income taxes	(23)	14,047	(101)	—	13,923

Net income	$20,934	$20,976	$(123)	$(20,853)	$20,934

MOVIE GALLERY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Movie Gallery, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
January 2, 2005

			Non-
		Subsidiary	Guarantor
	Parent	Guarantors	Subsidiaries	Eliminations	Consolidated

	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$1	$15,711	$9,806	$—	$25,518
Merchandise inventory	—	24,806	2,613	—	27,419
Prepaid expenses	—	11,607	1,105	—	12,712
Store supplies and other	23	8,344	1,126	—	9,493
Deferred income taxes	—	2,994	364	—	3,358

Total current assets	24	63,462	15,014	—	78,500
Rental inventory, net	—	113,939	12,602	—	126,541
Property, furnishings and equipment, net	—	116,462	11,720	—	128,182
Goodwill, net	—	133,292	10,469	—	143,761
Other intangibles, net	—	7,144	597	—	7,741
Deposits and other assets	806	6,028	583	—	7,417
Investments in subsidiaries	328,494	30,644	—	(359,138)	—

Total assets	$329,324	$470,971	$50,985	$(359,138)	$492,142

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$—	$63,465	$5,512	$—	$68,977
Accrued liabilities	(1,810)	27,323	5,057	—	30,570
Deferred revenue	—	10,415	428	—	10,843

Total current liabilities	(1,810)	101,203	10,997	—	110,390
Deferred income taxes	—	47,468	3,150	—	50,618
Payable to affiliate	—	(6,194)	6,194	—	—
Stockholders’ equity	331,134	328,494	30,644	(359,138)	331,134

Total liabilities and stockholders’ equity	$329,324	$470,971	$50,985	$(359,138)	$492,142

MOVIE GALLERY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
MOVIE GALLERY, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
January 4, 2004

			Non-
		Subsidiary	Guarantor
	Parent	Guarantors	Subsidiaries	Eliminations	Consolidated

	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$—	$34,849	$3,157	$—	$38,006
Merchandise inventory	—	24,036	2,437	—	26,473
Prepaid expenses	—	9,936	750	—	10,686
Store supplies and other	23	10,139	857	—	11,019
Deferred income taxes	—	1,161	470	—	1,631

Total current assets	23	80,121	7,671	—	87,815
Rental inventory, net	—	93,808	8,671	—	102,479
Property, furnishings and equipment, net	—	106,186	8,170	—	114,356
Goodwill, net	—	126,283	9,725	—	136,008
Other intangibles, net	—	7,755	718	—	8,473
Deposits and other assets	3,150	5,320	283	—	8,753
Investments in subsidiaries	317,377	21,106	—	(338,483)	—

Total assets	$320,550	$440,579	$35,238	$(338,483)	$457,884

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$—	$65,769	$5,170	$—	$70,939
Accrued liabilities	434	21,118	4,609	—	26,161
Deferred revenue	—	10,470	271	—	10,741

Total current liabilities	434	97,357	10,050	—	107,841
Other accrued liabilities	—	94	48	—	142
Deferred income taxes	—	29,997	(212)	—	29,785
Payable to affiliate	—	(4,246)	4,246	—	—
Stockholders’ equity	320,116	317,377	21,106	(338,483)	320,116

Total liabilities and stockholders’ equity	$320,550	$440,579	$35,238	$(338,483)	$457,884

MOVIE GALLERY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
MOVIE GALLERY, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
For the Year Ended January 2, 2005

			Non-
		Subsidiary	Guarantor
	Parent	Guarantors	Subsidiaries	Eliminations	Consolidated

	(in thousands)
OPERATING ACTIVITIES:
Net income	$49,488	$53,139	$5,263	$(58,402)	$49,488
Adjustments to reconcile net income to net cash provided by operating activities:
Rental inventory amortization	—	132,691	11,830	—	144,521
Purchases of rental inventory	—	(137,022)	(13,902)	—	(150,924)
Depreciation and intangibles amortization	—	34,035	2,150	—	36,185
Non-cash stock option compensation	64	—	—	—	64
Tax benefit of stock options exercised	4,305	—	—	—	4,305
Deferred income taxes	—	15,638	3,468	—	19,106
Equity in earnings of subsidiaries	(53,139)	(5,263)	—	58,402	—
Changes in operating assets and liabilities:
Merchandise inventory	—	(315)	(176)	—	(491)
Other current assets	—	124	(624)	—	(500)
Deposits and other assets	2,344	(708)	(300)	—	1,336
Accounts payable	—	(2,304)	342	—	(1,962)
Accrued liabilities and deferred revenue	(2,191)	5,995	557	—	4,361
Intercompany payable/receivable	—	(1,948)	1,948	—	—

Net cash provided by operating activities	871	94,062	10,556	—	105,489
INVESTING ACTIVITIES:
Business acquisitions	—	(12,186)	(776)	—	(12,962)
Purchases of rental inventory-base stock	—	(13,757)	(1,859)	—	(15,616)
Purchases of property, furnishings and equipment	—	(40,960)	(5,547)	—	(46,507)
Investment in subsidiaries	(11,408)	(4,275)	—	15,683	—

Net cash used in investing activities	(11,408)	(71,178)	(8,182)	15,683	(75,085)
FINANCING ACTIVITIES:
Borrowings on credit facility	129,500	—	—	—	129,500
Net payments on credit facility	(129,500)	—	—	—	(129,500)
Proceeds from exercise of stock options	5,523	—	—	—	5,523
Proceeds from employee stock purchase plan	403	—	—	—	403
Purchases and retirement of common stock	(47,390)	—	—	—	(47,390)
Payment of dividends	(3,889)	—	—	—	(3,889)
Capital contribution from parent	—	11,408	4,275	(15,683)	—
Dividend to parent	55,891	(55,891)	—	—	—

Net cash provided by (used in) financing activities	10,538	(44,483)	4,275	(15,683)	(45,353)
Effect of exchange rate changes on cash and cash equivalents	—	2,461	—	—	2,461

Increase (decrease) in cash and cash equivalents	1	(19,138)	6,649	—	(12,488)
Cash and cash equivalents at beginning of fiscal year	—	34,849	3,157	—	38,006

Cash and cash equivalents at end of fiscal year	$1	$15,711	$9,806	$—	$25,518

MOVIE GALLERY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Movie Gallery, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
For the Year Ended January 4, 2004

			Non-
		Subsidiary	Guarantor
	Parent	Guarantors	Subsidiaries	Eliminations	Consolidated

	(in thousands)
OPERATING ACTIVITIES:
Net income	$49,436	$50,444	$2,540	$(52,984)	$49,436
Adjustments to reconcile net income to net cash provided by operating activities:
Rental inventory amortization	—	122,663	10,315	—	132,978
Purchases of rental inventory	—	(118,579)	(11,924)	—	(130,503)
Depreciation and intangibles amortization	—	22,111	1,458	—	23,569
Non-cash stock option compensation	1,481	—	—	—	1,481
Tax benefit of stock options exercised	3,747	—	—	—	3,747
Deferred income taxes	—	24,718	(682)	—	24,036
Equity in earnings of subsidiaries	(50,444)	(2,540)	—	52,984	—
Changes in operating assets and liabilities:
Merchandise inventory	—	(5,739)	(1,493)	—	(7,232)
Other current assets	—	(4,456)	(449)	—	(4,905)
Deposits and other assets	(3,150)	(1,747)	(188)	—	(5,085)
Accounts payable	—	4,578	1,730	—	6,308
Accrued liabilities and deferred revenue	(534)	(416)	2,675	—	1,725
Intercompany payable / receivable	—	(2,946)	2,946	—	—

Net cash provided by operating activities	536	88,091	6,928	—	95,555
INVESTING ACTIVITIES:
Business acquisitions	—	(26,505)	(4,167)	—	(30,672)
Purchases of rental inventory-base stock	—	(15,883)	(819)	—	(16,702)
Purchases of property, furnishings and equipment	—	(41,507)	(5,609)	—	(47,116)
Investment in subsidiaries	(10,485)	(4,743)	—	15,228	—

Net cash used in investing activities	(10,485)	(88,638)	(10,595)	15,228	(94,490)
FINANCING ACTIVITIES:
Borrowings on credit facility	31,450	—	—	—	31,450
Net payments on credit facility	(31,450)	—	—	—	(31,450)
Proceeds from exercise of stock options	3,333	—	—	—	3,333
Capital contribution from parent	—	10,485	4,743	(15,228)	—
Dividend to parent	6,611	(6,611)	—	—	—

Net cash provided by (used in) financing activities	9,944	3,874	4,743	(15,228)	3,333
Effect of exchange rate changes on cash and cash equivalents	—	4,053	—	—	4,053

Increase (decrease) in cash and cash equivalents	(5)	7,380	1,076	—	8,451
Cash and cash equivalents at beginning of fiscal year	5	27,469	2,081	—	29,555

Cash and cash equivalents at end of fiscal year	$—	$34,849	$3,157	$—	$38,006

MOVIE GALLERY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Movie Gallery, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
For the Year Ended January 5, 2003

			Non-
		Subsidiary	Guarantor
	Parent	Guarantors	Subsidiaries	Eliminations	Consolidated

	(in thousands)
OPERATING ACTIVITIES:
Net income	$20,934	$20,976	$(123)	$(20,853)	$20,934
Adjustments to reconcile net income to net cash provided by operating activities:
Rental inventory amortization	—	121,660	6,640	—	128,300
Purchases of rental inventory	—	(101,510)	(6,036)	—	(107,546)
Depreciation and intangibles amortization	—	18,756	590	—	19,346
Non-cash stock option compensation	2,279	—	—	—	2,279
Tax benefit of stock options exercised	4,454	—	—	—	4,454
Deferred income taxes	—	4,653	—	—	4,653
Equity in earnings of subsidiaries	(20,976)	123	—	20,853	—
Changes in operating assets and liabilities:
Merchandise inventory	—	(10,222)	(750)	—	(10,972)
Other current assets	73	(7,445)	(700)	—	(8,072)
Deposits and other assets	—	(1,143)	(79)	—	(1,222)
Accounts payable	—	12,197	884	—	13,081
Accrued liabilities and deferred revenue	(42)	3,772	237	—	3,967
Intercompany payable / receivable	8,460	(9,190)	730	—	—

Net cash provided by operating activities	15,182	52,627	1,393	—	69,202
INVESTING ACTIVITIES:
Business acquisitions	—	(47,164)	(10,511)	—	(57,675)
Purchases of rental inventory-base stock	—	(10,045)	(162)	—	(10,207)
Purchases of property, furnishings and equipment	—	(30,823)	(493)	—	(31,316)
Investment in subsidiaries	(63,651)	(10,046)	—	73,697	—

Net cash used in investing activities	(63,651)	(98,078)	(11,166)	73,697	(99,198)
FINANCING ACTIVITIES:
Borrowings on credit facility	70,610	—	—	—	70,610
Net payments on credit facility	(96,610)	—	—	—	(96,610)
Net proceeds from issuance of common stock	66,769	—	—	—	66,769
Proceeds from exercise of stock options	2,659	—	—	—	2,659
Capital contribution from parent	—	63,651	10,046	(73,697)	—
Dividend to parent	5,019	(5,019)	—	—	—

Net cash provided by (used in) financing activities	48,447	58,632	10,046	(73,697)	43,428
Effect of exchange rate changes on cash and cash equivalents	—	(226)	—	—	(226)

Increase (decrease) in cash and cash equivalents	(22)	12,955	273	—	13,206
Cash and cash equivalents at beginning of fiscal year	27	14,514	1,808	—	16,349

Cash and cash equivalents at end of fiscal year	$5	$27,469	$2,081	$—	$29,555

MOVIE GALLERY, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands, except per share data)

	January 2,	April 3,
	2005	2005

Assets
Current assets:
Cash and cash equivalents	$25,518	$22,609
Merchandise inventory	27,419	28,535
Prepaid expenses	12,712	16,298
Store supplies and other	9,493	12,045
Deferred income taxes	3,358	4,000

Total current assets	78,500	83,487
Rental inventory, net	126,541	130,402
Property, furnishings and equipment, net	128,182	130,743
Goodwill, net	143,761	147,035
Other intangibles, net	7,741	7,583
Deposits and other assets	7,417	8,172

Total assets	$492,142	$507,422

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$68,977	$54,402
Accrued liabilities	30,570	35,783
Deferred revenue	10,843	8,245

Total current liabilities	110,390	98,430
Deferred income taxes	50,618	54,844
Stockholders’ equity:
Preferred stock, $.10 par value; 2,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.001 par value; 65,000 shares authorized, 31,076 and 31,499 shares issued and outstanding, respectively	31	31
Additional paid-in capital	188,098	197,186
Unearned compensation	—	(3,128)
Retained earnings	136,750	154,198
Accumulated other comprehensive income	6,255	5,861

Total stockholders’ equity	331,134	354,148

Total liabilities and stockholders’ equity	$492,142	$507,422

See accompanying notes.

MOVIE GALLERY, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(in thousands, except per share data)

	Thirteen Weeks
	Ended

	April 4,	April 3,
	2004	2005

Revenues:
Rentals	$186,757	$216,741
Product sales	16,545	17,050

Total revenues	203,302	233,791
Cost of sales:
Cost of rental revenues	51,745	66,360
Cost of product sales	10,940	12,190

Gross profit	140,617	155,241
Operating costs and expenses:
Store operating expenses	94,425	108,479
General and administrative	13,796	15,451
Amortization of intangibles	614	600
Stock compensation	56	141

Operating income	31,726	30,570
Interest expense, net	(99)	(80)
Equity in losses of unconsolidated entities	(1,630)	(337)

Income before income taxes	29,997	30,153
Income taxes	11,745	11,760

Net income	$18,252	$18,393

Net income per share:
Basic	$0.55	$0.59
Diluted	$0.54	$0.58
Weighted average shares outstanding:
Basic	33,071	31,199
Diluted	33,737	31,588
Cash dividends per common share	$0.03	$0.03
See accompanying notes.

MOVIE GALLERY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Thirteen Weeks
	Ended

	April 4,	April 3,
	2004	2005

Operating activities:
Net income	$18,252	$18,393
Adjustments to reconcile net income to net cash provided by operating activities:
Rental inventory amortization	34,073	42,930
Purchases of rental inventory	(36,760)	(42,942)
Depreciation and intangibles amortization	6,842	8,801
Non-cash stock compensation	56	141
Tax benefit of stock options exercised	2,989	2,175
Deferred income taxes	5,256	3,584
Changes in operating assets and liabilities:
Merchandise inventory	530	(894)
Other current assets	138	(6,138)
Deposits and other assets	456	(755)
Accounts payable	(10,393)	(14,575)
Accrued liabilities and deferred revenue	(382)	2,590

Net cash provided by operating activities	21,057	13,310
Investing activities:
Business acquisitions	(2,206)	(4,654)
Purchases of rental inventory-base stock	(3,883)	(3,258)
Purchases of property, furnishings and equipment	(13,065)	(10,612)

Net cash used in investing activities	(19,154)	(18,524)
Financing activities:
Borrowings on credit facility	—	500
Payments on credit facility	—	(500)
Proceeds from exercise of stock options	2,162	3,475
Proceeds from employee stock purchase plan	—	169
Payment of dividends	(985)	(945)

Net cash provided by financing activities	1,177	2,699
Effect of exchange rate changes on cash and cash equivalents	(668)	(394)

Decrease in cash and cash equivalents	2,412	(2,909)
Cash and cash equivalents at beginning of period	38,006	25,518

Cash and cash equivalents at end of period	$40,418	$22,609

See accompanying notes.

MOVIE GALLERY, INC.
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.	Accounting Policies

Principles of Consolidation
       The accompanying unaudited interim financial statements present the consolidated financial position, results of operations and cash flows of Movie Gallery, Inc. and subsidiaries. Investments in unconsolidated subsidiaries where we have significant influence but do not have control are accounted for using the equity method of accounting for investments in common stock. All material intercompany accounts and transactions have been eliminated.

Basis of Presentation
       The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, the unaudited consolidated financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete consolidated financial statements. The balance sheet at January 2, 2005 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the thirteen week period ended April 3, 2005 are not necessarily indicative of the results that may be expected for the fiscal year ending January 1, 2006. For further information, refer to the consolidated financial statements and footnotes thereto included in our Annual Report on Form 10-K for the fiscal year ended January 2, 2005.

Reclassifications
       Certain reclassifications have been made to the prior year financial statements to conform to the current year presentation. These reclassifications had no impact on stockholders’ equity or net income.
       In the third quarter of 2004, we began classifying losses on unconsolidated equity investments in alternative delivery vehicles recognized under the equity method of accounting on a separate line item in our statements of income. These losses were previously grouped with store operating expenses in our statements of income, and have been reclassified to “Equity in losses of unconsolidated entities”. We reclassified those losses for prior periods to conform to the current year presentation.

Stock Plan
       We account for stock-based employee compensation under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. Stock compensation is reflected in net income for non-vested stock granted under the plan and variable options outstanding under the plan that were repriced in March 2001. No stock compensation is reflected in net income for fixed options outstanding under the plan, as the exercise price was equal to the market value of the underlying common stock on the date of grant.
       On March 25, 2005, approximately 130,000 non-vested shares of common stock were granted to employees and directors for which unearned compensation of approximately $3.1 million was recorded in the quarter. The vesting periods are from one to four years over which compensation cost is expected to be recognized. The fair value of these non-vested shares was determined based on the closing trading price of our shares on the grant date, which was $24.06.

MOVIE GALLERY, INC.
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)
       The following table illustrates the effect on net income and earnings per share if we had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, as amended, to stock-based employee compensation.

	Thirteen Weeks
	Ended

	April 4,	April 3,
	2004	2005

	(in thousands,
	except per share
	data)
Net income, as reported	$18,252	$18,393
Add: Stock compensation included in reported net income, net of tax	34	86
Deduct: Stock compensation determined under fair value based methods for all awards, net of tax	(257)	(279)

Pro forma net income	$18,029	$18,200

Net income per share, as reported:
Basic	$0.55	$0.59
Diluted	$0.54	$0.58
Pro forma net income per share:
Basic	$0.55	$0.58
Diluted	$0.53	$0.58

Recently Issued Accounting Pronouncements
       In December 2004, the FASB issued a revised Statement No. 123, Share Based Payment (“Statement 123R”), to address the accounting for stock-based employee plans. The Statement eliminates the ability to account for share-based compensation transactions using APB 25 and instead requires that such transactions be accounted for using a fair value based method of accounting. The impact of adoption of Statement 123R cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had we adopted Statement 123R in prior periods, the impact of that standard would have approximated the impact of Statement 123 as described in the table above. Statement 123R also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce the amount of net operating cash flows recognized in periods after adoption. While we cannot estimate what those amounts will be in the future (because they depend on, among other things, when employees exercise stock options), the amount of operating cash flows recognized in prior periods for such excess tax deductions were $3.0 million and $2.2 million in the first quarter of 2004 and 2005, respectively. Statement 123R is required to be adopted no later than the beginning of the first fiscal year beginning after June 15, 2005.

MOVIE GALLERY, INC.
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

2.	Goodwill and Other Intangible Assets
       The components of goodwill and other intangible assets are as follows (in thousands):

		January 2, 2005		April 3, 2005
	Weighted-
	Average	Gross Carrying	Accumulated	Gross Carrying	Accumulated
	Amortization Period	Amount	Amortization	Amount	Amortization

Goodwill	—	$175,172	$(31,411)	$178,446	$(31,411)

Non-compete agreements	8 years	$7,426	$(4,937)	$7,589	$(5,208)
Customer lists	5 years	7,628	(2,376)	7,905	(2,703)

Total other intangible assets		$15,054	$(7,313)	$15,494	$(7,911)

       Estimated amortization expense for other intangible assets for the remainder of 2005 and the five succeeding fiscal years is as follows (in thousands):

2005 (remainder)	$1,744
2006	2,035
2007	1,893
2008	1,354
2009	483
2010	45
       The changes in the carrying amount of goodwill for the fiscal year ended January 2, 2005 and the thirteen weeks ended April 3, 2005, are as follows (in thousands):

Balance as of January 4, 2004	$136,008
Goodwill acquired	7,753

Balance as of January 2, 2005	143,761
Goodwill acquired	3,274

Balance as of April 3, 2005	$147,035

       During the thirteen weeks ended April 3, 2005, we purchased 18 stores in 5 separate transactions for a total of approximately $4.7 million and recorded approximately $3.3 million in goodwill, $0.3 million for customer lists and $0.2 million for non-compete agreements related to these transactions.

3.	Credit Agreement
       On June 27, 2001, we entered into a credit agreement with a syndicate of banks, led by SouthTrust Bank (now Wachovia), with respect to a revolving credit facility. Our credit facility is unsecured, provides for borrowings of up to $75 million, and matures on July 3, 2006. The interest rate on our credit facility is based on LIBOR plus an applicable margin percentage, which depends on cash flow generation and borrowings outstanding. As of April 3, 2005, there were no outstanding borrowings under our credit facility. The amount available for borrowing, which was reduced by standby letters of credit outstanding of $3.4 million, was $71.6 million as of April 3, 2005.
       On April 27, 2005, we completed our cash acquisition of Hollywood Entertainment Corporation (“Hollywood”), refinanced substantially all of the existing indebtedness of Hollywood, and replaced our existing unsecured revolving credit facility. We obtained a senior secured credit facility from a lending syndicate led by Wachovia and Merrill Lynch. The new senior secured credit facility is in an aggregate

MOVIE GALLERY, INC.
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)
amount of $870.0 million, consisting of a five-year, $75.0 million revolving credit facility bearing interest at an initial rate of LIBOR plus 2.75%, and two term loan facilities in an aggregate principal amount of $795.0 million. Term Loan A is a $95 million, five-year facility bearing interest at an initial rate of LIBOR plus 2.75%. Term Loan B is a $700 million, six-year facility bearing interest at an initial rate of LIBOR plus 3.00%. The senior secured credit facility is guaranteed by Hollywood and all of our domestic subsidiaries. In addition to the senior secured credit facility, we issued $325.0 million of 11% senior unsecured notes, due 2012.

4.	Earnings Per Share
       Basic earnings per share is computed based on the weighted average number of shares of common stock outstanding during the periods presented. Diluted earnings per share is computed based on the weighted average number of shares of common stock outstanding during the periods presented, increased by the effects of shares that could be issued from the exercise of dilutive common stock options (666,000 and 389,000 for the thirteen weeks ended April 4, 2004 and April 3, 2005, respectively) and non-vested stock grants. No adjustments were made to net income in the computation of basic or diluted earnings per share.
5.    Comprehensive Income
       Comprehensive income was as follows (in thousands):

	Thirteen Weeks
	Ended

	April 4,	April 3,
	2004	2005

Net income	$18,252	$18,393
Foreign currency translation adjustment	(668)	(394)

Comprehensive income	$17,584	$17,999

6.    Subsequent Events
       On April 27, 2005, we completed our cash acquisition of Hollywood. We paid $862.1 million to purchase all of Hollywood’s outstanding common stock and $384.7 million to refinance Hollywood’s debt. Hollywood operates over 2,000 home video retail stores in the United States. The combination of our company and Hollywood creates the second largest North American video rental company with pro-forma combined annual revenues in excess of $2.5 billion and approximately 4,500 stores located in all 50 U.S. states, Canada and Mexico. Assuming the acquisition of Hollywood and the related financing (described above) had occurred as of the beginning of our fiscal year ended January 2, 2005 (for statement of income

MOVIE GALLERY, INC.
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)
data) or as of April 3, 2005 (for balance sheet data), unaudited pro forma financial information (compared to our historical selected financial data) is as follows (in thousands, except per share data):

		Pro-Forma
	Historical	Combined

For the fiscal year ended January 2, 2005:
Revenues	$791,177	$2,571,821
Net income	49,488	82,468
Earnings per share
Basic	$1.54	$2.57
Diluted	$1.52	$2.53
For the thirteen weeks ended April 3, 2005:
Revenues	$233,791	$709,276
Net income	18,393	35,294
Earnings per share
Basic	$0.59	$1.13
Diluted	$0.58	$1.12
At April 3, 2005:
Total assets	$507,422	$1,902,709
Total liabilities	153,274	1,551,080
       The unaudited pro forma combined financial data reflects a preliminary allocation of the purchase price, which is subject to change based on finalization of the fair values of assets acquired and liabilities assumed and is further subject to change pending final determination of the purchase price, including transaction costs and expenses, as reflected in the pro forma financial information we filed with the Securities and Exchange Commission on Form 8-K/A on July 11, 2005. For a more complete discussion of the basis of presentation of the summary pro forma financial information presented above, refer to our Current Report on Form 8-K/A. We will account for the acquisition of Hollywood using the purchase method of accounting.
       On June 29, 2005, we completed the acquisition of VHQ Entertainment, Inc. (“VHQ”). Total consideration for the transaction is approximately C$20.4 million (US$16.5 million), including C$17.5 million in equity and C$2.9 million in assumed debt. VHQ owns and operates 58 video rental stores in secondary and suburban markets in Alberta, Saskatchewan and the Northwest Territories. The pro forma effects on consolidated revenues and net income of our acquisition of VHQ are not presented herein because they are not material.

7.	Condensed Consolidating Financial Information
       The following tables present condensed consolidating financial information for: (a) Movie Gallery, Inc. (the “Parent”) on a stand-alone basis; (b) on a combined basis, the guarantors of the 11% Senior Notes (“Subsidiary Guarantors”), which include Movie Gallery US, Inc.; Movie Gallery Finance, Inc.; Movie Gallery Licensing, Inc.; Movie Gallery Services, Inc.; M.G.A. Realty I, LLC; M.G. Digital, LLC; Movie Gallery Asset Management, Inc., and (c) on a combined basis, the Non-Guarantor Subsidiaries, which include Movie Gallery Canada, Inc. and Movie Gallery Mexico, Inc., S. de R.L. de C.V. Each of the Subsidiary Guarantors is wholly-owned by Movie Gallery, Inc. The guarantees issued by each of the

MOVIE GALLERY, INC.
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)
Subsidiary Guarantors are full, unconditional, joint and several. Accordingly, separate financial statements of the wholly-owned Subsidiary Guarantors are not presented because the Subsidiary Guarantors are jointly, severally and unconditionally liable under the guarantees, and we believe separate financial statements and other disclosures regarding the Subsidiary Guarantors are not material to investors. Furthermore, there are no significant legal restrictions on the Parent’s ability to obtain funds from its subsidiaries by dividend or loan.
       The Parent is a Delaware holding company and has no independent operations other than investments in subsidiaries and affiliates.
Movie Gallery, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
For the Thirteen Weeks Ended April 3, 2005

			Non-
		Subsidiary	Guarantor
	Parent	Guarantors	Subsidiaries	Eliminations	Consolidated

	(unaudited, in thousands)
Revenues:
Rentals	$—	$200,499	$16,242	$—	$216,741
Product sales	—	15,601	1,449	—	17,050

Total revenues	—	216,100	17,691	—	233,791
Cost of Sales:
Cost of rental revenues	—	61,315	5,045	—	66,360
Cost of product sales	—	11,231	959	—	12,190

Gross profit	—	143,554	11,687	—	155,241
Operating costs and expenses:
Store operating expenses	—	99,856	8,623	—	108,479
General and administrative	59	14,103	1,289	—	15,451
Amortization of intangibles	—	559	41	—	600
Stock option compensation	—	141	—	—	141

Operating Income	(59)	28,895	1,734	—	30,570
Interest expense, net	—	(107)	27	—	(80)
Equity in losses of unconsolidated subsidiaries	(337)	—	—	—	(337)
Equity in earnings of subsidiaries	18,651	1,038	—	(19,689)	—

Income before income taxes	18,255	29,826	1,761	(19,689)	30,153
Income taxes	(138)	11,175	723	—	11,760

Net Income	$18,393	$18,651	$1,038	$(19,689)	$18,393

MOVIE GALLERY, INC.
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)
Movie Gallery, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
For the Thirteen Weeks Ended April 4, 2004

			Non-
		Subsidiary	Guarantor
	Parent	Guarantors	Subsidiaries	Eliminations	Consolidated

	(unaudited, in thousands)
Revenues:
Rentals	$—	$174,629	$12,128	$—	$186,757
Product sales	—	15,067	1,478	—	16,545

Total revenues	—	189,696	13,606	—	203,302
Cost of Sales:
Cost of rental revenues	—	48,113	3,632	—	51,745
Cost of product sales	—	9,921	1,019	—	10,940

Gross profit	—	131,662	8,955	—	140,617
Operating costs and expenses:
Store operating expenses	—	87,636	6,789	—	94,425
General and administrative	20	12,689	1,087	—	13,796
Amortization of intangibles	—	576	38	—	614
Stock option compensation	—	56	—	—	56

Operating income	(20)	30,705	1,041	—	31,726
Interest expense, net	—	(104)	5	—	(99)
Equity in losses of unconsolidated subsidiaries	(1,630)	—	—	—	(1,630)
Equity in earnings of subsidiaries	19,325	607	—	(19,932)	—

Income before income taxes	17,675	31,208	1,046	(19,932)	29,997
Income taxes	(577)	11,883	439	—	11,745

Net income	$18,252	$19,325	$607	$(19,932)	$18,252

MOVIE GALLERY, INC.
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)
Movie Gallery, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
April 3, 2005

			Non-
		Subsidiary	Guarantor
	Parent	Guarantors	Subsidiaries	Eliminations	Consolidated

	(unaudited, in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$1	$13,230	$9,378	$—	$22,609
Merchandise inventory	—	25,583	2,952	—	28,535
Prepaid expenses	—	14,948	1,350	—	16,298
Store supplies and other	52	10,781	1,212	—	12,045
Deferred income taxes	—	3,630	370	—	4,000

Total current assets	53	68,172	15,262	—	83,487
Rental inventory, net	—	118,156	12,246	—	130,402
Property, furnishings and equipment, net	—	118,227	12,516	—	130,743
Goodwill, net	—	136,662	10,373	—	147,035
Other intangibles, net	—	7,033	550	—	7,583
Deposits and other assets	731	6,963	478	—	8,172
Investments in subsidiaries	350,198	31,772	—	(381,970)	—

Total assets	$350,982	$486,985	$51,425	$(381,970)	$507,422

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$—	$50,768	$3,634	$—	$54,402
Accrued liabilities	(3,166)	32,930	6,019	—	35,783
Deferred revenue	—	8,058	187	—	8,245

Total current liabilities	(3,166)	91,756	9,840	—	98,430
Deferred income taxes	—	51,602	3,242	—	54,844
Payable to affiliate	—	(6,571)	6,571	—	—
Stockholders’ equity	354,148	350,198	31,772	(381,970)	354,148

Total liabilities and stockholders’ equity	$350,982	$486,985	$51,425	$(381,970)	$507,422

MOVIE GALLERY, INC.
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)
Movie Gallery, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
For the Thirteen Weeks Ended April 3, 2005

			Non-
		Subsidiary	Guarantor
	Parent	Guarantors	Subsidiaries	Eliminations	Consolidated

	(unaudited, in thousands)
OPERATING ACTIVITIES:
Net income	$18,393	$18,651	$1,038	$(19,689)	$18,393
Adjustments to reconcile net income to net cash provided by operating activities:
Rental inventory amortization	—	38,957	3,973	—	42,930
Purchases of rental inventory	—	(39,681)	(3,261)	—	(42,942)
Depreciation and intangibles amortization	—	8,119	682	—	8,801
Non-cash stock option compensation	141	—	—	—	141
Tax benefit of stock options exercised	2,175	—	—	—	2,175
Deferred income taxes	—	3,498	86	—	3,584
Equity in earnings of subsidiaries	(18,651)	(1,038)	—	19,689	—
Changes in operating assets and liabilities:
Merchandise inventory	—	(555)	(339)	—	(894)
Other current assets	(29)	(5,778)	(331)	—	(6,138)
Deposits and other assets	75	(935)	105	—	(755)
Accounts payable	—	(12,697)	(1,878)	—	(14,575)
Accrued liabilities and deferred revenue	(1,356)	3,225	721	—	2,590
Intercompany payable/receivable	—	(377)	377	—	—

Net cash provided by operating activities	748	11,389	1,173	—	13,310
INVESTING ACTIVITIES:
Business acquisitions	—	(4,756)	102	—	(4,654)
Purchases of rental inventory-base stock	—	(2,902)	(356)	—	(3,258)
Purchases of property, furnishings and equipment	—	(9,175)	(1,437)	—	(10,612)
Investment in subsidiaries	(6,380)	(90)	—	6,470	—

Net cash used in investing activities	(6,380)	(16,923)	(1,691)	6,470	(18,524)
FINANCING ACTIVITIES:
Borrowings on credit facility	500	—	—	—	500
Net payments on credit facility	(500)	—	—	—	(500)
Proceeds from exercise of stock options	3,475	—	—	—	3,475

MOVIE GALLERY, INC.
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

			Non-
		Subsidiary	Guarantor
	Parent	Guarantors	Subsidiaries	Eliminations	Consolidated

	(unaudited, in thousands)
Proceeds from employee stock purchase plan	169	—	—	—	169
Payment of dividends	(945)	—	—	—	(945)
Capital contribution from parent	—	6,380	90	(6,470)	—
Dividend to parent	2,933	(2,933)	—	—	—

Net cash provided by (used in) financing activities	5,632	3,447	90	(6,470)	2,699
Effect of exchange rate changes on cash and cash equivalents	—	(394)	—	—	(394)

Increase (decrease) in cash and cash equivalents	—	(2,481)	(428)	—	(2,909)
Cash and cash equivalents at beginning of fiscal year	1	15,711	9,806	—	25,518

Cash and cash equivalents at end of fiscal year	$1	$13,230	$9,378	$—	$22,609

MOVIE GALLERY, INC.
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)
Movie Gallery, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
For the Thirteen Weeks Ended April 4, 2004

			Non-
		Subsidiary	Guarantor
	Parent	Guarantors	Subsidiaries	Eliminations	Consolidated

	(unaudited, in thousands)
OPERATING ACTIVITIES:
Net income	$18,252	$19,325	$607	$(19,932)	$18,252
Adjustments to reconcile net income to net cash provided by operating activities:
Rental inventory amortization	—	31,156	2,917	—	34,073
Purchases of rental inventory	—	(33,453)	(3,307)	—	(36,760)
Depreciation and intangibles amortization	—	6,393	449	—	6,842
Non-cash stock option compensation	56	—	—	—	56
Tax benefit of stock options exercised	2,989	—	—	—	2,989
Deferred income taxes	—	5,256	—	—	5,256
Equity in earnings of subsidiaries	(19,325)	(607)	—	19,932	—
Changes in operating assets and liabilities:
Merchandise inventory	—	173	357	—	530
Other current assets	—	249	(111)	—	138
Deposits and other assets	(1,251)	1,814	(107)	—	456
Accounts payable	—	(10,116)	(277)	—	(10,393)
Accrued liabilities and deferred revenue	(1,018)	231	405	—	(382)
Intercompany payable/receivable	—	(653)	653	—	—

Net cash provided by operating activities	(297)	19,768	1,586	—	21,057
INVESTING ACTIVITIES:
Business acquisitions	—	(2,367)	161	—	(2,206)
Purchases of rental inventory-base stock	—	(3,406)	(477)	—	(3,883)
Purchases of property, furnishings and equipment	—	(11,663)	(1,402)	—	(13,065)
Investment in subsidiaries	(880)	55	—	825	—

Net cash used in investing activities	(880)	(17,381)	(1,718)	825	(19,154)
FINANCING ACTIVITIES:
Proceeds from exercise of stock options	2,162	—	—	—	2,162
Payment of dividends	(985)	—	—	—	(985)
Capital contribution from parent	—	880	(55)	(825)	—

Net cash provided by (used in) financing activities	1,177	880	(55)	(825)	1,177
Effect of exchange rate changes on cash and cash equivalents	—	(668)	—	—	(668)

Increase (decrease) in cash and cash equivalents	—	2,599	(187)	—	2,412
Cash and cash equivalents at beginning of fiscal year	—	34,849	3,157	—	38,006

Cash and cash equivalents at end of fiscal year	$—	$37,448	$2,970	$—	$40,418

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of
Hollywood Entertainment Corporation:
       We have completed an integrated audit of Hollywood Entertainment Corporation’s 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2004 and audits of its 2003 and 2002 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.
Consolidated financial statements
       In our opinion, the consolidated balance sheets and the related consolidated statements of operations, of shareholders’ equity and of cash flows present fairly, in all material respects, the financial position of Hollywood Entertainment Corporation and its subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
       As discussed in Note 3 to the consolidated financial statements, the 2003 and 2002 financial statements have been restated to correct errors in accounting for leases.
Internal control over financial reporting
       Also, we have audited management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting appearing on page F-89 of this registration statement, that Hollywood Entertainment Corporation did not maintain effective internal control over financial reporting as of December 31, 2004, because the Company did not maintain effective controls over the selection, application and monitoring of its accounting policies related to leasing transactions, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit.
       We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.
       A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
       Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
       A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The following material weakness has been identified and included in management’s assessment. As of December 31, 2004, the Company did not maintain effective controls over the selection, application and monitoring of its accounting policies related to leasing transactions. Specifically, the Company’s controls over its selection, application and monitoring of its accounting policies related to the effect of lessee involvement in asset construction, lease incentives, rent holidays and leasehold amortization periods were ineffective to ensure that such transactions were accounted for in conformity with generally accepted accounting principles. This control deficiency resulted in the restatement of the Company’s annual and interim consolidated financial statements for 2003 and 2002 and for the first, second and third quarters of 2004 as well as an audit adjustment to the fourth quarter 2004 financial statements. Additionally, this control deficiency could result in a misstatement of prepaid rent, leasehold improvements, deferred rent, rent expense and depreciation expense that would result in a material misstatement to annual or interim financial statements that would not be prevented or detected. Accordingly, management determined that this control deficiency constitutes a material weakness. This material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2004 consolidated financial statements, and our opinion regarding the effectiveness of the Company’s internal control over financial reporting does not affect our opinion on those consolidated financial statements.
       In our opinion, management’s assessment that Hollywood Entertainment Corporation did not maintain effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on criteria established in Internal Control — Integrated Framework issued by the COSO. Also, in our opinion, because of the effect of the material weakness described above on the achievement of the objectives of the control criteria, Hollywood Entertainment Corporation has not maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control — Integrated Framework issued by the COSO.

/s/ PricewaterhouseCoopers LLP
Portland, Oregon
March 17, 2005

HOLLYWOOD ENTERTAINMENT CORPORATION
CONSOLIDATED BALANCE SHEETS

		December 31,
	December 31,	2003
	2004	(Restated)

	(In thousands,
	except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$46,160	$48,057
Marketable securities	147,600	26,076

Total Cash, cash equivalents, and marketable securities	193,760	74,133
Receivables, net	37,922	33,987
Merchandise inventories	148,154	129,864
Prepaid expenses and other current assets	22,835	13,233

Total current assets	402,671	251,217
Rental inventory, net	289,144	268,748
Property and equipment, net	227,824	243,413
Goodwill	69,465	68,406
Deferred income tax asset, net	87,980	122,598
Prepaid rent	27,194	34,019
Other assets	15,249	17,654

	$1,119,527	$1,006,055

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term obligations	$555	$647
Current maturities of financing obligations	15,581	3,245
Accounts payable	174,427	159,586
Accrued expenses	150,436	117,867
Accrued interest	6,445	6,489
Income taxes payable	3,404	284

Total current liabilities	350,848	288,118
Long-term obligations, less current portion	350,701	370,669
Deferred rent	44,346	50,056

	745,895	708,843
Commitments and contingencies (Note 21)
Shareholders’ equity:
Preferred stock, 25,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, 100,000,000 shares authorized; 60,970,105 and 59,666,347 shares issued and outstanding, respectively	494,246	489,247
Unearned compensation	—	(133)
Accumulated deficit	(120,614)	(191,902)

Total shareholders’ equity	373,632	297,212

	$1,119,527	$1,006,055

See notes to Consolidated Financial Statements

HOLLYWOOD ENTERTAINMENT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Twelve Months Ended December 31,

		2003	2002
	2004	(Restated)	(Restated)

	(In thousands,
	except per share amounts)
REVENUE:
Rental product revenue	$1,388,298	$1,386,590	$1,324,017
Merchandise sales	394,066	295,958	166,049

	1,782,364	1,682,548	1,490,066

COST OF REVENUE:
Cost of rental product	417,588	441,034	447,278
Cost of merchandise	299,074	223,598	126,251

	716,662	664,632	573,529

GROSS PROFIT	1,065,702	1,017,916	916,537
Operating costs and expenses:
Operating and selling	793,317	727,024	647,483
General and administrative	123,946	106,024	89,602
Store opening expenses	2,141	4,768	3,093
Restructuring charge for closure of internet business	—	—	(12,430)
Restructuring charge for store closures	(190)	(2,106)	(828)

	919,214	835,710	726,920

INCOME FROM OPERATIONS	146,488	182,206	189,617
Non-operating expense:
Interest expense, net	(29,993)	(35,507)	(42,057)
Early debt retirement	—	(12,467)	(3,534)

Income before income taxes	116,495	134,232	144,026
Benefit (provision) for income taxes	(45,207)	(54,162)	115,719

NET INCOME	$71,288	$80,070	$259,745

Net income per share:
Basic	$1.18	$1.32	$4.54
Diluted	1.14	1.25	4.16
Weighted average shares outstanding:
Basic	60,496	60,439	57,202
Diluted	62,765	64,162	62,390
See notes to Consolidated Financial Statements.

HOLLYWOOD ENTERTAINMENT CORPORATION
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

	Common Stock
			Unearned	Accumulated
	Shares	Amount	Compensation	Deficit	Total

	(In thousands, except share amounts)
Balance at December 31, 2001 as previously reported	49,428,763	$375,503	$(1,655)	$(487,402)	$(113,554)

Restatement of prior periods (see note 3)	—	—	—	(44,315)	(44,315)

Balance at December 31, 2001 as Restated	49,428,763	375,503	(1,655)	(531,717)	(157,869)

Issuance of common stock:
Stock issuance	8,050,000	120,750	—	—	120,750
Equity offering costs	—	(7,677)	—	—	(7,677)
Stock options exercised	2,317,810	4,604	—	—	4,604
Stock option tax benefit	—	12,814	—	—	12,814
Stock compensation	—	(2,591)	958	—	(1,633)
Net income Restated	—	—	—	259,745	259,745

Balance at December 31, 2002 Restated	59,796,573	503,403	(697)	(271,972)	230,734

Issuance of common stock:
Stock options exercised	1,615,947	4,066	—	—	4,066
Stock option tax benefit	—	8,053	—	—	8,053
Stock compensation	—	—	564	—	564
Repurchase of common stock	(1,746,173)	(26,275)	—	—	(26,275)
Net income Restated	—	—	—	80,070	80,070

Balance at December 31, 2003 Restated	59,666,347	$489,247	$(133)	$(191,902)	$297,212

Issuance of common stock:
Stock options exercised	1,598,897	2,419	—	—	2,419
Stock option tax benefit	—	6,245	—	—	6,245
Stock compensation	—	—	133	—	133
Repurchase of common stock	(295,139)	(3,665)	—	—	(3,665)
Net income	—	—	—	71,288	71,288

Balance at December 31, 2004	60,970,105	$494,246	$—	$(120,614)	$373,632

See notes to Consolidated Financial Statements.

HOLLYWOOD ENTERTAINMENT CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,

		2003	2002
	2004	(Restated)	(Restated)

	(In thousands)
Operating activities:
Net income	$71,288	$80,070	$259,745
Adjustments to reconcile net income to cash provided by operating activities:
Write-off deferred financing costs	—	5,827	2,226
Amortization of rental product	186,847	211,806	218,905
Depreciation	59,971	61,129	57,057
Amortization of prepaid rent	8,654	8,525	8,416
Impairment of long-lived assets	18,182	—	—
Amortization of deferred financing costs	2,937	4,481	3,785
Tax benefit from exercise of stock options	6,245	8,053	12,814
Change in deferred rent	(5,709)	(6,612)	(7,297)
Change in deferred taxes	34,618	42,826	(127,027)
Non-cash stock compensation	133	564	(1,633)
Net change in operating assets and liabilities:
Receivables	(3,935)	1,010	(5,940)
Merchandise inventories	(18,291)	(32,557)	(35,722)
Accounts payable	14,841	1,163	(9,056)
Accrued interest	(44)	3,512	(3,249)
Other current assets and liabilities	24,988	1,658	(11,479)

Cash provided by operating activities	400,725	391,455	361,545

Investing activities:
Purchases of rental inventory, net	(207,243)	(220,364)	(288,079)
Purchase of property and equipment, net	(59,574)	(89,081)	(38,876)
Purchases of marketable securities	(390,685)	(211,283)	—
Sales of marketable securities	269,161	185,207	—
Increase in intangibles and other assets	(5,310)	(7,292)	(3,268)
Proceeds from indenture trustee	—	218,531	(218,531)

Cash used in investing activities	(393,651)	(124,282)	(548,754)

Financing activities:
Proceeds from issuance of common stock	—	—	120,750
Equity financing costs	—	—	(7,677)
Issuance of subordinated debt	—	—	225,000
Repayment of subordinated debt	—	(250,000)	—
Borrowings under term loan	—	200,000	150,000
Repayment of revolving loan	—	(107,500)	(240,000)
Decrease in credit facilities	(20,000)	(55,000)	(42,500)
Debt financing costs	—	(7,453)	(11,966)
Repayments of capital lease obligations	(590)	(10,291)	(13,816)
Repurchase of common stock	(3,665)	(26,275)	—

	Year Ended December 31,

		2003	2002
	2004	(Restated)	(Restated)

	(In thousands)
Proceeds from capital lease obligation	529	1,422	—
Increase (decrease) in financing obligations	12,336	(1,230)	(2,851)
Proceeds from exercise of stock options	2,419	4,066	4,604

Cash (used in) provided by financing activities	(8,971)	(252,261)	181,544

Increase (decrease) in cash and cash equivalents	(1,897)	14,912	(5,665)
Cash and cash equivalents at beginning of year	48,057	33,145	38,810

Cash and cash equivalents at end of year	$46,160	$48,057	$33,145

Other cash flow information:
Interest expense paid	$27,147	$36,381	$41,415
Income taxes paid, net	1,224	4,157	2,613
See notes to Consolidated Financial Statements

HOLLYWOOD ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003, 2002
1.    Significant Accounting Policies
Corporate Organization and Consolidation
       The accompanying financial statements include the accounts of Hollywood Entertainment Corporation and its wholly owned subsidiaries (the “Company”). The Company’s only subsidiary during 2004, 2003 and 2002 was Hollywood Management Company.
Nature of the Business
       The Company operates a chain of video stores (“Hollywood Video”) throughout the United States. The Company was incorporated in Oregon on June 2, 1988 and opened its first store in October 1988. As of December 31, 2004, 2003 and 2002, the Company operated 2,006 stores in 47 states, 1,920 stores in 47 states and 1,831 stores in 47 states, respectively. As of December 31, 2004, 695 Hollywood Video stores included an in-store game department (“Game Crazy”) where game enthusiasts can buy, sell and trade new and used video game hardware, software and accessories. A typical Game Crazy department carries over 2,500 video game titles and occupies an area of approximately 700 to 900 square feet within the store.
Use of Estimates in the Preparation of Financial Statements
       The preparation of financial statements in conformity with generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates relative to the Company include revenue recognition, merchandise inventory valuation, amortization of rental inventory, impairment of long-lived assets and goodwill, income taxes, lease accounting and legal contingencies.
Restatement of Prior Year Amounts
       The Company recently reviewed its accounting practices with respect to store operating leases and concluded that it needed to correct certain technical errors in its accounting for leases and restate prior periods. See note 3 for a discussion of the accounting changes and their impact to the financial statements.
Reclassification of Prior Year Amounts
       In addition to the restatement of prior year amounts noted above and discussed in Note 3, certain prior year amounts have been reclassified to conform to the presentation used for the current year. These reclassifications had no impact on previously reported net income or shareholders’ equity.
Revision of Classification
       The Company recently reviewed its accounting practices with respect to balance sheet classification of marketable securities. As a result, the Company determined it was inappropriate to classify its marketable securities as cash equivalents as stated in SFAS 95. See Note 1.
Recently Issued Accounting Standards
       In December 2004, the FASB issued Statements of Financial Accounting Standards No. 123R (SFAS 123R), “Share-Based Payment,” which replaces SFAS 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS 123R requires all share-based payments to employees, including grants of employee stock options,

HOLLYWOOD ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
to be recognized in the financial statements based on their fair values beginning with the first interim or annual period after June 15, 2005. Pro forma disclosure is no longer an alternative. See Note 19 for the impact on Net Income. SFAS 123R is effective for the Company beginning July 1, 2005. The Company is in the process of evaluating the effect of SFAS 123R on the Company’s overall results of operations, financial position and cash flows.
Rental Revenue and Merchandise
       The Company recognizes revenue upon the rental and sale of its products. Revenue for extended rental periods (when the customer chooses to keep the product beyond the original rental period) is recognized when the extended rental period begins. Revenue recorded for extended rental periods includes an estimate of future cash collections for extended rental periods that have been incurred but not yet collected in cash. Because our estimate is based upon cash collections, the amount recorded is net of estimated amounts that the Company does not anticipate collecting based upon historical experience.
       Revenue generated from subscription sales or similar customer loyalty programs where a customer receives free rentals, reduced rental prices or discounted game prices in exchange for an up-front payment is recognized as revenue evenly over the time period the customer receives the benefit. Upon the sale of a loyalty program, a liability is recorded that is amortized to revenue over the applicable time period.
Gift Card and Gift Certificate Liability
       Gift card and gift certificate liabilities are recorded at the time of sale. Costs of designing, printing and distributing the cards and certificates, and transactional processing costs, are expensed as incurred. The liability is relieved and revenue is recognized upon redemption of the gift cards or gift certificate for rental or purchase at any Hollywood Video store.
Cost of Rental Product
       Cost of rental product includes revenue sharing expense, amortization of DVD and VHS movies, games, capitalized shipping and handling, the book value of previously viewed movies and games, disk repair and the book value of rental inventory loss.
Cost of Merchandise Sales
       Cost of merchandise sales is determined using an average costing method at an item level (by title) for movies, games and game accessories in the game departments and by using product groupings of similar products for concessions. Cost of merchandise sales includes product shipping and handling and valuation adjustments or markdowns that are necessary to record inventory at the lower of cost or market.
Cash and Cash Equivalents
       The Company considers highly liquid investment instruments, with an original maturity of three months or less, to be cash equivalents. The carrying amounts of cash and equals fair value.
Marketable Securities
       The Company accounts for marketable securities in accordance with SFAS 95, “Accounting for Certain Investments in Debt and Equity Securities.” Substantially all of the marketable securities are auction rate preferred securities and classified as “available for sale.” Accordingly, its investments in these AAA-rated securities are recorded at cost, which approximates fair value due to their variable interest rate, which typically resets every seven days. All income generated from these securities is recorded as interest income. At December 31, 2004, the available for sale securities had maturities of less than 30 years.

HOLLYWOOD ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Despite the long-term nature of their stated contractual maturities, the Company has the ability to quickly liquidate these securities upon the interest reset dates.
Inventories
       Merchandise inventories, consisting primarily of video games, new movies for sale, previously viewed movies for sale, concessions, and accessories held for resale, are stated at the lower of cost or market (or, in the case of rental inventory transferred to merchandise inventory at the carrying value thereof at the time of transfer). Used video game inventory includes games accepted as trade-ins from customers. Games are accepted from customers in exchange for in-store credit. At the time of trade-in, the inventory is recorded as well as the corresponding liability for the trade credit. The liability is relieved when the trade credit is redeemed.
       Rental inventory, which includes DVD and VHS movies and video games is stated at cost and amortized over its estimated useful life to a specified residual value. Shipping and handling charges related to rental and merchandise inventory are included in the cost of such inventory. See Notes 6 and 7 for a discussion of the amortization policy applied to rental inventory.
Property, Equipment, Depreciation and Amortization
       Property is stated at cost and is depreciated on a straight-line basis for financial reporting purposes over the estimated useful life of the assets, which range from approximately five to ten years. Leasehold improvements are amortized over the lesser of the assets economic life of 10 years or the contractual term of the lease. Optional renewal periods are included in the contractual term of the lease if renewal is reasonably assured at the time the asset is placed in service.
       Additions to property and equipment are capitalized and include acquisitions of property and equipment, costs incurred in the development and construction of new stores, including in some cases the fair value of lessor development in accordance with EITF 97-10, major improvements to existing property and major improvements in management information systems including certain costs incurred for internally developed computer software. Maintenance and repair costs are charged to expense as incurred, while improvements that extend the useful life of the assets are capitalized. As property and equipment is sold or retired, the applicable cost and accumulated depreciation and amortization are eliminated from the accounts and any gain or loss thereon is recorded.
Long-lived Assets
       The Company reviews for impairment of long-lived assets to be held and used in the business whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company periodically reviews and monitors its internal management reports for indicators of impairment. The Company considers a trend of unsatisfactory operating results that are not in line with management’s expectations to be its primary indicator of potential impairment. When an indicator of impairment is noted, assets are evaluated for impairment at the lowest level for which there are identifiable cash flows (e.g., at the store level). The Company deems a store to be impaired if a forecast of undiscounted future operating cash flows directly related to the store, including estimated disposal value, if any, is less than the asset carrying amount. If a store is determined to be impaired, the loss is measured as the amount by which the carrying amount of the store exceeds its fair value. Fair value is estimated using a discounted future cash flow valuation technique similar to that used by management in making a new investment decision. Considerable management judgment and assumptions are necessary to identify indicators of impairment and to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates.

HOLLYWOOD ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
       In the fourth quarter of 2004 the Company’s video store same store sales decreased 3%. These results were not in line with earlier management expectations and management felt that the recent trend of negative video store same store sales could continue. Accordingly, the Company evaluated its store assets and determined that certain stores were impaired. As a result, the Company recorded a $13.8 million charge for the period ended December 31, 2004, consisting of $11.8 million in property and equipment and $2.0 million in prepaid rent. There was not an impairment charge in 2003 and 2002. See Note 8 for additional discussion.
Goodwill & Intangible Assets
       The Company reviews goodwill and intangible assets on an annual basis or whenever events or circumstances occur indicating that goodwill may be impaired. When the Company is evaluating for possible impairment of goodwill, it compares the present value of future cash flows of its reporting unit, which is defined as the Company’s 2,006 video stores, to the goodwill recorded. If this indicates that the goodwill is impaired, the Company would record a charge to the extent that the goodwill balance would be adjusted to that of the present value of future cash flows.
Store Closure Reserves
       Reserves for store closures were established by calculating the present value of the remaining lease obligation, adjusted for estimated subtenant agreements or lease buyouts, were expensed along with any leasehold improvements. Store furniture and equipment was either transferred at historical costs to another location or disposed of and written-off.
Legal Contingencies Reserve
       All legal contingencies, which are judged to be both probable and estimable, are recorded as liabilities in the Consolidated Financial Statements in amounts equal to the Company’s best estimates of the costs of resolving or disposing of the underlying claims. These estimates are based upon judgments and assumptions. The Company regularly monitors its estimates in light of subsequent developments and changes in circumstances and adjusts its estimates when additional information causes the Company to believe that they are no longer accurate. If no particular amount is determined to constitute the Company’s best estimate of a particular legal contingency, the amount representing the low end of the range of the Company’s estimate of the costs of resolving or disposing of the underlying claim is recorded as a liability and the range of such estimates is disclosed. Legal costs are expensed as incurred.
Self-Insurance
       The Company is self-insured for worker’s compensation, general liability costs and certain insurance plans with per occurrence and aggregate limits on losses. The self-insurance liability recorded in the financial statements is based on claims filed and an estimate of claims incurred but not yet reported.
Treasury Stock
       In accordance with Oregon law, shares of common stock are automatically retired and classified as available for issuance upon repurchase.
Income Taxes
       The Company calculates income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes”, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements and tax returns. Valuation

HOLLYWOOD ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.
Deferred Rent
       Many of the Company’s operating leases contain predetermined fixed increases of the minimum rental rate during the initial lease term and/or rent holiday periods in which the Company does not pay rent. For these leases, the Company recognizes the related rental expense on a straight-line basis beginning on the date the property is delivered to the Company for construction and records the difference between the amount charged to expense and the rent paid as deferred rent, which is included in other liabilities.
Financing Obligations
       In accordance with EITF 97-10, the Company is considered the owner of the assets during the construction period for certain stores in which the Company has considerable construction risk. As a result the assets and corresponding financing obligation are recorded on the Company’s balance sheet. Once the construction is completed, the Company removes the asset and financing obligation from its books in accordance FAS 98 “Accounting for Leases”. If upon completion of construction the project does not qualify for sale lease back accounting per FAS 98, the financing obligation would be considered long-term. See Note 3 for additional discussion.
Fair Value of Financial Instruments
       In accordance with SFAS No. 107, “Disclosure about Fair Value of Financial Instruments”, the Company has disclosed the fair value, related carrying value and method for determining the fair value for the following financial instruments in the accompanying notes as referenced: cash and cash equivalents (see above), accounts receivable (see Note 4), and long-term obligations (see Note 15).
       The Company’s receivables do not represent significant concentrations of credit risk at December 31, 2004, due to the wide variety of customers, markets and geographic areas to which the Company’s products are rented and sold.
Accounting for Stock Based Compensation
       The Company accounts for its stock option plans under the recognition and measurement principles of Accounting Principles Board opinion No. 25, “Accounting for Stock Issued to Employees, and related Interpretations.” Pursuant to the disclosure requirements of Statement of Financial Accounting Standards No. 123 (SFAS 123), “Accounting for Stock-Based Compensation” and Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation — Transition and Disclo-

HOLLYWOOD ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
sure — an Amendment of SFAS 123,” the following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS 123.

	Year Ended December 31,

	2004	2003	2002

Net income as reported	$71,288	$80,070	$259,745
Add: Stock-based compensation expense included in reported net income, net of tax	81	337	596
Deduct: Total stock-based Employee compensation expense under fair value based method for all awards, net tax	(4,782)	(8,257)	(7,941)

Pro forma net income	$66,587	$72,150	$252,400

Earnings per share:
Basic — as reported	$1.18	$1.32	$4.54
Basic — pro forma	1.10	1.19	4.41
Diluted — as reported	1.14	1.25	4.16
Diluted — pro forma	1.08	1.16	4.16
Comprehensive Income
       Comprehensive income is equal to net income for all periods presented.
Advertising
       The Company receives cooperative reimbursements from vendors as eligible expenditures are incurred relative to the promotion of rental and sales product. Advertising costs, net of these reimbursements, are expensed as incurred. Advertising expense was $19.3 million, $16.2 million and $4.5 million for 2004, 2003 and 2002, respectively. The increase in 2004 was related to an increase in advertising for Game Crazy.

2.	Merger Agreement
       On January 9, 2005 the Company signed a definitive merger agreement with Movie Gallery, Inc. and its wholly owned subsidiary, TG Holdings, Inc., which provides for the merger of TG Holdings into Hollywood, with Hollywood surviving the merger as a wholly owned subsidiary of Movie Gallery. Under the terms of the merger agreement, its shareholders will be entitled to receive $13.25 per share in cash upon completion of the merger.
       The Company had previously entered into an amended and restated merger agreement, dated as of October 13, 2004, with Carso Holdings Corporation (“Carso”) and Hollywood Merger Corp., both affiliates of Leonard Green & Partners, L.P. Under the terms of this amended and restated merger agreement, its shareholders were to receive $10.25 per share in cash upon completion of the merger contemplated by the amended and restated merger agreement. By a termination agreement dated January 9, 2005, between the Company, Carso and its affiliates, and related documents, the Company terminated the amended and restated merger agreement. The termination of the merger agreement with Carso required its payment of Carso’s transaction expenses of $4.0 million.
       The Company terminated the agreement with Carso and entered into the merger agreement with Movie Gallery following a unanimous recommendation in favor of these actions by a special committee of its board of directors consisting of the independent directors of its board of directors. The special committee and our board of directors received a fairness opinion from Lazard Freres & Company, LLC as

HOLLYWOOD ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
to the consideration to be received by its shareholders pursuant to the merger agreement with Movie Gallery.
       The closing of the merger with TG Holdings is subject to terms and conditions customary for transactions of its type, including shareholder approval, antitrust clearance and the completion of financing. The parties to the merger agreement anticipate completing the merger in the second quarter of 2005.
       Blockbuster, Inc. has commenced unsolicited tender offers for all of its outstanding shares of common stock and for all of its outstanding 9.625% Senior Subordinated Notes due 2011. Blockbuster has also made filings under federal antitrust laws seeking clearance for a possible acquisition of Hollywood. The Company’s board of directors has recommended to shareholders that they not tender their shares of common stock to Blockbuster, based in large part on the uncertainty of completing a transaction with Blockbuster; the board has taken no position with respect to the tender of outstanding senior subordinated notes. The Company’s board may change its views depending on whether or not Blockbuster is cleared by federal agencies to acquire Hollywood and if so on what conditions. In addition to antitrust clearance, Blockbuster’s tender offers are subject to a number of other contingencies, including the tender of at least a majority of Hollywood’s shares, and they may not be completed.
3.    Restatement
       Like many other publicly traded retail companies, the Company reviewed its accounting practices with respect to store operating leases. This review was triggered in part by a February 7, 2005 letter issued from the Office of the Chief Accountant of the Securities and Exchange Commission (“SEC”) to the American Institute of Certified Public Accountants expressing the SEC’s views regarding proper accounting for certain operating lease matters under GAAP. The Company concluded that it needed to correct certain errors in its accounting for leases and restate prior periods. The restatement resulted in a $44.3 million charge to beginning retained earnings on January 1, 2002.
Classification of Store Build-out Costs
       The Company coordinates and directly pays for a varying amount of the construction of new stores based upon executed lease agreements. For some stores the Company is responsible for overseeing the construction while in others the lessor may be fully responsible for building the store to the Company’s specification. In all cases, however, the Company is reimbursed by the lessor for most of the construction costs. Historically the Company accounted for the unreimbursed portion of the construction as leasehold improvement assets that depreciated over 10 years, which approximated the term of the lease. Upon further review of the applicable accounting guidance, the Company has determined that the amount of assets recorded as leasehold improvements depends upon a number of factors, including the nature of the assets and the amount of construction risk the Company has during the construction period.
       Nature of the assets: Store build-out costs have been segregated between structural elements that benefit the lessor beyond the term of the lease and assets that are considered normal tenant improvements. In accordance with EITF 96-21 “Implementation Issues in Accounting for Leasing Transactions involving Special-Purpose Entities”, payments made by the Company for structural elements that are not reimbursed by the lessor should be considered a prepayment of rent that should be amortized as rent expense over the term of the lease. As a result, income from operations increased by $0.9 million and $0.9 million for the years ended December 31, 2003 and 2002, respectively.
       Construction risk: In store construction projects where the Company either pays directly for a portion of the construction cost of a new store and is not reimbursed by the lessor and/or is responsible for cost overruns, the Company may be deemed the owner of all store assets during construction under the provisions of EITF 97-10 “The Effect of Lessee Involvement in Asset Construction.” Upon completion of

HOLLYWOOD ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
construction, if the Company complies with the provisions of FAS 98, the Company is considered to have sold and leased back the asset from the lessor. The Company has analyzed all of the projects in which they were deemed the owner under the provisions of EITF 97-10 and have concluded that they complied with the provision of FAS 98 for sale-leaseback treatment upon completion of the project. As a result of the above, at December 31, 2003, we had an additional $3.2 million of property and equipment assets and financing obligations of which the Company was deemed to be the owner of during construction.
Classification of Tenant Improvement Allowances
       The Company historically accounted for tenant improvement allowances as a reduction to the related leasehold improvement assets. The Company has concluded that certain allowances should be considered lease incentives as discussed in Financial Accounting Standards Board Technical Bulletin No. 88-1, “Issues Relating to Accounting for Leases,” (FTB 88-1). For allowances determined to be incentives, FTB 88-1 requires lease incentives to be recorded as deferred rent liabilities on the balance sheet, a reduction in rent expense on the statement of operations and as a component of operating activities on the consolidated statements of cash flows. There is no impact to income from operations for this reclassification.
Rent Holidays
       The Company historically recognized rent on a straight-line basis over the lease term commencing with the store opening date. Upon re-evaluating FASB Technical Bulletin No. 85-3, “Accounting for Operating Leases with Scheduled Rent Increases,” the Company has determined that the lease term should commence on the date the property is ready for normal tenant improvements. As a result, income from operations increased $1.8 million and $2.3 million for the years ended December 31, 2003 and 2002, respectively.
Depreciation of Leasehold Improvements
       Historically the Company depreciated leasehold improvements over 10 years, which approximates the contractual term of the lease. The Company also depreciated leasehold improvements acquired subsequent to store opening, such as remodels, over 10 years. The Company has concluded that such leasehold improvements should be amortized over the lesser of the assets economic life of 10 years or the contractual term of the lease. Optional renewal periods are included in the contractual term of the lease if renewal is reasonably assured at the time the asset is placed in service. As a result, income from operations decreased $9.0 million and $6.3 million for the years ended December 31, 2003 and 2002, respectively.
Lease Incentive
       During 1996 to 2000, certain landlords reimbursed a portion of the Company’s grand opening events and advertising expenses. The Company has historically recorded these marketing allowances received for grand opening costs as a reduction of its advertising expense in the period that the marketing allowance was received. The Company now believes that these allowances should be considered lease incentives as discussed in Financial Accounting Standards Board Technical Bulletin No. 88-1, “Issues Relating to Accounting for Leases,” (FTB 88-1). FTB 88-1 requires lease incentives to be recorded as deferred rent liabilities on the balance sheet, and amortized against rent expense over the term of the lease. As a result, income from operations increased by $3.4 million and $3.4 million for the years ended December 31, 2003 and 2002, respectively.

HOLLYWOOD ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
       The effect of this restatement and the revision of the classification of Marketable Securities was as follows:
CONSOLIDATED BALANCE SHEET

	At December 31, 2003

	As Previously
	Reported	As Restated

	(In thousands,
	except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$74,133	$48,057
Marketable securities	—	26,076

Total cash, cash equivalents, and marketable securities	74,133	74,133
Receivables, net	33,987	33,987
Merchandise inventories	129,864	129,864
Prepaid expenses and other current assets	13,233	13,233

Total current assets	251,217	251,217
Rental inventory, net	268,748	268,748
Property and equipment, net	288,857	243,413
Goodwill	66,678	68,406
Deferred income tax asset, net	104,302	122,598
Prepaid rent	—	34,019
Other assets	17,655	17,654

	$997,457	$1,006,055

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term obligations	$647	$647
Financing obligations	—	3,245
Accounts payable	159,586	159,586
Accrued expenses	117,867	117,867
Accrued interest	6,467	6,489
Income taxes payable	284	284

Total current liabilities	284,851	288,118
Long-term obligations, less current portion	370,669	370,669
Other liabilities	16,108	50,056

	671,628	708,843
Common stock	489,247	489,247
Unearned compensation	(133)	(133)
Accumulated deficit	(163,285)	(191,902)

Total shareholders’ equity	325,829	297,212

	$997,457	$1,006,055

HOLLYWOOD ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONSOLIDATED STATEMENTS OF OPERATIONS

	Twelve Months Ended
	December 31, 2003

	As Previously
	Reported	As Restated

	(In thousands, except per
	share amounts)
REVENUE:
Rental product revenue	$1,386,590	$1,386,590
Merchandise sales	295,958	295,958

	1,682,548	1,682,548

COST OF REVENUE:
Cost of rental product	441,034	441,034
Cost of merchandise	223,598	223,598

	664,632	664,632

GROSS PROFIT	1,017,916	1,017,916
Operating costs and expenses:
Operating and selling	724,136	727,024
General and administrative	106,024	106,024
Store opening expenses	4,768	4,768
Restructuring charge for store closures	(2,106)	(2,106)

	832,822	835,710

INCOME FROM OPERATIONS	185,094	182,206
Non-operating expense:
Interest expense, net	(35,507)	(35,507)
Early debt retirement	(12,467)	(12,467)

Income before income taxes	137,120	134,232
Provision for income taxes	(54,848)	(54,162)

NET INCOME	$82,272	$80,070

Net income per share:
Basic	$1.36	$1.32
Diluted	1.28	1.25

HOLLYWOOD ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONSOLIDATED STATEMENTS OF OPERATIONS

	Twelve Months Ended
	December 31, 2002

	As Previously
	Reported	As Restated

	(In thousands, except per
	share amounts)
REVENUE:
Rental product revenue	$1,324,017	$1,324,017
Merchandise sales	166,049	166,049

	1,490,066	1,490,066

COST OF REVENUE:
Cost of rental product	447,278	447,278
Cost of merchandise	126,251	126,251

	573,529	573,529

GROSS PROFIT	916,537	916,537
Operating costs and expenses:
Operating and selling	647,773	647,483
General and administrative	89,602	89,602
Store opening expenses	3,093	3,093
Restructuring charge for closure of internet business	(12,430)	(12,430)
Restructuring charge for store closures	(828)	(828)

	727,210	726,920

INCOME FROM OPERATIONS	189,327	189,617
Non-operating expense:
Interest expense, net	(42,057)	(42,057)
Early debt retirement	(3,534)	(3,534)

Income before income taxes	143,736	144,026
Benefit of income taxes	98,109	115,719

NET INCOME	$241,845	$259,745

Net income per share:
Basic	$4.23	$4.54
Diluted	3.88	4.16

HOLLYWOOD ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended
	December 31, 2003

	As Previously
	Reported	As Restated

	(In thousands)
Operating activities:
Net income	$82,272	$80,070
Adjustments to reconcile net income to cash provided by operating activities:
Write-off deferred financing costs	5,827	5,827
Amortization of rental product	211,806	211,806
Depreciation	60,762	61,129
Amortization of prepaid rent		8,525
Amortization of deferred financing costs	4,481	4,481
Tax benefit from exercise of stock options	8,053	8,053
Change in deferred rent	(1,364)	(6,612)
Change in deferred taxes	43,512	42,826
Non-cash stock compensation	564	564
Net change in operating assets and liabilities:
Receivables	1,010	1,010
Merchandise inventories	(32,557)	(32,557)
Accounts payable	1,163	1,163
Accrued interest	3,544	3,512
Other current assets and liabilities	1,657	1,658

Cash provided by operating activities	390,730	391,455

Investing activities:
Purchases of rental inventory, net	(220,364)	(220,364)
Purchase of property and equipment, net	(94,123)	(89,081)
Purchase of marketable securities	—	(211,283)
Sales of marketable securities	—	185,207
Increase in intangibles and other assets	(2,755)	(7,292)
Proceeds from indenture trustee	218,531	218,531

Cash used in investing activities	(98,711)	(124,282)

Financing activities:
Extinguishment of subordinated debt	(250,000)	(250,000)
Borrowings under term loan	200,000	200,000
Repayment of revolving loan	(107,500)	(107,500)
Decrease in credit facilities	(55,000)	(55,000)
Debt financing costs	(7,453)	(7,453)
Repayments of capital lease obligations	(10,291)	(10,291)
Repurchase of common stock	(26,275)	(26,275)
Proceeds from capital lease obligation	1,422	1,422
Increase (decrease) in financing obligations	—	(1,230)
Proceeds from exercise of stock options	4,066	4,066

Cash used in financing activities	(251,031)	(252,261)

Increase (decrease) in cash and cash equivalents	40,988	14,912
Cash and cash equivalents at beginning of year	33,145	33,145

Cash and cash equivalents at end of year(1)	$74,133	$48,057

(1)	Restated cash and cash equivalents excludes Marketable Securities of $26.1 million at the end of the year

HOLLYWOOD ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended
	December 31, 2002

	As Previously
	Reported	As Restated

	(In thousands)
Operating activities:
Net income	$241,845	$259,745
Adjustments to reconcile net income to cash provided by operating activities:
Extraordinary loss on extinguishment of debt	2,226	2,226
Amortization of rental product	218,905	218,905
Depreciation	59,343	57,057
Amortization of prepaid rent		8,416
Amortization of deferred financing costs	3,785	3,785
Tax benefit from exercise of stock options	12,814	12,814
Change in deferred rent	(1,368)	(7,297)
Change in deferred taxes	(109,417)	(127,027)
Non-cash stock compensation	(1,633)	(1,633)
Net change in operating assets and liabilities:
Receivables	(5,940)	(5,940)
Merchandise inventories	(35,722)	(35,722)
Accounts payable	(9,056)	(9,056)
Accrued interest	(2,649)	(3,249)
Other current assets and liabilities	(11,478)	(11,479)

Cash provided by operating activities	361,655	361,545

Investing activities:
Purchases of rental inventory, net	(288,079)	(288,079)
Purchase of property and equipment, net	(44,254)	(38,876)
Increase in intangibles and other assets	(851)	(3,268)
Proceeds from indenture trustee	(218,531)	(218,531)

Cash used in investing activities	(551,715)	(548,754)

Financing activities:
Proceeds from issuance of common stock	120,750	120,750
Equity financing costs	(7,677)	(7,677)
Issuance of subordinated debt	225,000	225,000
Repayment of subordinated debt	—	—
Borrowings under term loan	150,000	150,000
Repayment of revolving loan	(240,000)	(240,000)
Decrease in credit facilities	(42,500)	(42,500)
Debt financing costs	(11,966)	(11,966)
Repayments of capital lease obligations	(13,816)	(13,816)
Repurchase of common stock	—	—
Proceeds from capital lease obligation	—	—
Increase (decrease) in financing obligations	—	(2,851)
Proceeds from exercise of stock options	4,604	4,604

Cash provided by financing activities	184,395	181,544

HOLLYWOOD ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Twelve Months Ended
	December 31, 2002

	As Previously
	Reported	As Restated

	(In thousands)
Increase (decrease) in cash and cash equivalents	(5,665)	(5,665)
Cash and cash equivalents at beginning of year	38,810	38,810

Cash and cash equivalents at end of year	$33,145	$33,145

4.    Receivables
       Accounts receivable as of December 31, 2004 and 2003 consists of (in thousands):

	2004	2003

Construction receivables	$5,455	$4,826
Additional rental fees, net	21,690	19,970
Marketing	5,894	8,468
Licensee receivables	1,361	1,509
Other	4,837	1,029

	39,237	35,802
Allowance for doubtful accounts	(1,315)	(1,815)

	$37,922	$33,987

       The carrying amount of accounts receivable approximates fair value because of the short maturity of those receivables. The allowance for doubtful accounts is primarily for marketing.
5.    Rental Inventory
       Rental inventory as of December 31, 2004 and 2003 consists of (in thousands):

	2004	2003

Rental inventory	$813,910	$773,953
Less accumulated amortization	(524,766)	(505,205)

	$289,144	$268,748

       Amortization expense related to rental inventory was $186.8 million, $211.8 million and $218.9 million in 2004, 2003 and 2002, respectively, and is included in cost of rental product. As rental inventory is transferred to merchandise inventory and sold as previously-viewed product, the applicable cost and accumulated amortization are eliminated from the rental inventory accounts, determined on a first-in-first-out (“FIFO”) basis applied in the aggregate to monthly purchases.
6.    Rental Inventory Amortization Policy
       The Company manages its rental inventories of movies as two distinct categories, new releases and catalog. New releases, which represent the majority of all movies acquired, are those movies which are primarily purchased on a weekly basis in large quantities to support demand upon their initial release by the studios and are generally held for relatively short periods of time. Catalog, or library, represents an investment in those movies the Company intends to hold for an indefinite period of time and represents a historic collection of movies which are maintained on a long-term basis for rental to customers. In

HOLLYWOOD ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
addition, the Company acquires catalog inventories to support new store openings and to build-up its title selection, primarily as it relates to changes in format preferences such as an increase in DVD from VHS.
       Purchases of new release movies are amortized over four months to current estimated average residual values of approximately $2.00 for VHS and $4.00 for DVD (net of estimated allowances for losses). Purchases of VHS and DVD catalog are currently amortized on a straight-line basis over twelve months and sixty months, respectively, to estimated residual values of $2.00 for VHS and $4.00 for DVD.
       For new release movies acquired under revenue sharing arrangements, the studios’ share of rental revenue is charged to cost of rental as revenue is earned on the respective revenue sharing titles, net of average estimated carrying values that are set up in the first four months following the movies release. The carrying value set up on VHS movies approximates the carrying value of VHS non-revenue sharing purchases after four months. The carrying value set up on DVD movies approximates the carrying value of DVD non-revenue sharing purchases after four months less anticipated revenue sharing payments on the sales of previously viewed DVD movies.
       The majority of games purchased are amortized over four months to an average residual value below $5.00. Games that the Company expects to keep in rental inventory for an indefinite period of time are amortized on a straight-line basis over two years to a current estimated residual value of $5.00. For games acquired under revenue sharing arrangements, the manufacturers share of rental revenue is charged to cost of rental as revenue is earned on the respective revenue sharing games, net of an average estimated carrying value of approximately $11.00 that is set up in the first four months following the games release. Revenue sharing games that the Company expects to keep in rental inventory for an indefinite period of time are then amortized on a straight-line basis over the remaining 20 months to an estimated residual value of $5.00.
7.    Change in Accounting Estimate for Rental Inventory
       The Company regularly evaluates and updates rental inventory accounting estimates. Effective October 1, 2004, the Company changed estimates relating to the carrying value that is set up on DVD movies that are purchased under revenue sharing arrangements. The Company reduced the set-up carrying value of DVD movies to approximate the carrying value of non-revenue sharing purchases less anticipated revenue sharing payments per unit on the sales of previously viewed DVD movies. Prior to October 1, 2004, the estimated carrying value was not reduced by an estimate of revenue sharing payments per unit on the sales of previously viewed DVD movies. The Company believes the change results in better matching of revenue and expense and the net impact to the fourth quarter of 2004 was immaterial.
       Effective October 1, 2002, estimated average residual values on new release movies was reduced from $3.16 to $2.00 for VHS and from $4.67 to $4.00 for DVD. In addition, the estimated residual value of catalog DVD inventory was reduced from $6.00 to $4.00. As a result of these changes in estimate, cost of rental product revenue in 2002 was $4.1 million higher and net income per share (basic and diluted) was $0.04 lower.

HOLLYWOOD ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
8.    Property and Equipment
       Property and equipment as of December 31, 2004 and 2003 consists of (in thousands):

		2003
	2004	(Restated)

Fixtures and equipment	$252,165	$232,379
Leasehold improvements	420,712	378,098
Equipment under capital lease	2,047	4,644
Leasehold improvements under capital lease	—	6,725

	674,924	621,846
Less accumulated depreciation and amortization	(447,100)	(378,433)

	$227,824	$243,413

       Accumulated depreciation and amortization, as presented above, includes accumulated amortization of assets under capital leases of $0.4 million and $6.4 million at December 31, 2004 and 2003, respectively. Depreciation expense related to property, plant and equipment was $60.0 million, $61.1 million and $57.1 million in 2004, 2003 and 2002, respectively.
       The Company reviews for impairment of long-lived assets to be held and used in the business whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company deems a store to be impaired if a forecast of undiscounted future operating cash flows directly related to the store, including estimated disposal value, if any, is less than the asset carrying amount.
       In the fourth quarter of 2004 the Company’s video store same store sales decreased 3%. These results were not in line with earlier management expectations and management felt that the recent trend of negative video store same store sales could continue. Accordingly, the Company evaluated the store assets and determined that certain stores were impaired. As a result, the Company recorded a $13.8 million non-cash charge in operating and selling expense consisting of $11.8 million in property and equipment and $2.0 million in prepaid rent. There were no impairment charges in 2003 and 2002.
       In the fourth quarter of 2004 the Company concluded that certain software development capitalized costs qualified for impairment per AICPA SOP 98-1 “Software for Internal Use” and FAS 144 “Accounting for Impairment or Disposal of Long-Lived Assets”. As a result, the Company recorded a $4.4 million impairment charge included in general and administrative expenses.
9.    Store Closure Restructuring
       In December 2000, the Company approved a restructuring plan involving the closure and disposition of 43 stores that were not operating to its expectations (the “Restructuring Plan”). In the fourth quarter of 2000, the company recorded charges aggregating $16.9 million, including an $8.0 million write down of property and equipment, a $1.5 million write down of goodwill and an accrual for store closing costs of $7.4 million. The established reserve for cash expenditures is for lease termination fees and other store closure costs. The Company has liquidated and plan to continue liquidating related store inventories through store closing sales; any remaining product will be used in other stores.
       Revenue for the stores subject to the store Restructuring Plan was $6.0 million and $6.3 million in 2003 and 2002, respectively. Operating results (defined as income or loss before interest expense and income taxes) was $0.3 million loss and $0.9 million loss in 2003 and 2002, respectively. The operating results for the stores in the closure plan were included in the Consolidated Statement of Operations.

HOLLYWOOD ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
       During the twelve months ended December 31, 2001, the Company closed 12 of the stores included in the plan and incurred $329,867 in expenses related to the closures and received $450,000 to exit one of the leases. During the twelve months ended December 31, 2002, the company closed one store included in the plan and incurred $90,000 in closure expenses.
       In December of 2001, 2002 and 2003, the Company amended the Restructuring Plan and removed 16 stores, 2 stores and 9 stores from the closure list, respectively. In accordance with the amended plans, and updated estimates on closing costs, the company reversed $3.8 million, $0.8 million and $2.1 of the original $16.9 million charge, leaving a $3.7 million, $2.8 million and $0.7 million accrual balance at December 31, 2001, 2002 and 2003, respectively, for store closing costs. At December 31, 2004, 0 stores remained to be closed under the Restructuring Plan.
       During the twelve months ended December 31, 2004, the Company closed two stores included in the plan and incurred $0.5 million in expenses related to the closures. At December 31, 2004 there were no remaining stores to be closed pursuant to the Company’s store closure plan. As a result, the remaining balance of $0.2 million was reversed in 2004.
10.  Goodwill and Intangible Assets
       Goodwill was $69.5 million and $68.4 million as of December 31, 2004 and 2003, respectively, and represents the excess of cost over the fair value of net assets purchased net of impairment charges and accumulated amortization recorded prior to the adoption of FAS 142.
       The increase in goodwill was the result of four stores acquired in four separate transactions during the year ended December 31, 2004. The aggregate purchase price was $1.3 million, of which, $1.1 million was allocated to goodwill. The remaining purchase price represented the fair market value of the assets acquired that were allocated to store inventory and leasehold improvements.
       In July 2001, the FASB issued SFAS Nos. 141 and 142, “Business Combinations” and “Goodwill and Other Intangible Assets,” respectively. SFAS 141 supersedes Accounting Principles Board (APB) Opinion No. 16 and eliminates pooling-of-interests accounting. It also provides guidance on purchase accounting related to the recognition of intangible assets and accounting for negative goodwill. SFAS 142 changes the accounting for goodwill from an amortization method to an impairment only approach. Under SFAS 142, goodwill and non-amortizing intangible assets shall be adjusted whenever events or circumstances occur indicating that goodwill has been impaired. The Company has completed its impairment testing of the valuation of its goodwill and has determined that there is no impairment. SFAS 141 and 142 were effective for all business combinations completed after June 30, 2001. Upon adoption of SFAS 142, amortization of goodwill recorded for business combinations consummated prior to July 1, 2001 ceased, and intangible assets acquired prior to July 1, 2001 that did not meet criteria for recognition under SFAS 141 were reclassified to goodwill. The Company adopted SFAS 142 on January 1, 2002, the beginning of fiscal 2002.
       The components of intangible assets are as follows (in thousands):

	December 31,		December 31,
	2003	Additions	2004

Goodwill	$68,406	$1,059	$69,465
Trade-name rights	6,224	514	6,738

	$74,630	$1,573	$76,203

HOLLYWOOD ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
11.  Reel.com Discontinued E-Commerce Operations
       On June 12, 2000, the Company announced that it would close down the e-commerce business of Reel.com. Although the Company had developed a leading web-site over the seven quarters after Reel.com was purchased in October of 1998, Reel.com’s business model of rapid customer acquisition led to large operating losses and required significant cash funding. Due to market conditions, the Company was unable to obtain outside financing for Reel.com, and could not justify continued funding from its video store cash flow. As a result of the discontinuation of Reel.com’s e-commerce operations, the Company recorded a total charge of $69.3 million in the second quarter of 2000, of which $27.3 million was accrued liabilities for contractual obligations, lease commitments, anticipated legal claims, legal fees, financial consulting, and other professional services incurred as a direct result of the closure of Reel.com. The accrual was reduced by $1.6 million, $3.3 million and $12.4 million in 2000, 2001 and 2002, respectively, because the Company was able to negotiate termination of certain obligations and lease commitments more favorably than originally anticipated. The Company has paid for all accrued liabilities, net of reductions, and does not anticipate further adjustments.
12.  Accounts Payable and Accrued Liabilities
       Accounts payable includes accrued revenue sharing (amounts accrued pursuant to revenue sharing arrangements in which the Company had not yet received an invoice).
       Accrued liabilities as of December 31, 2004 and 2003 consist of (in thousands):

	2004	2003

Payroll and benefits	$30,946	$27,236
Property taxes and rent and related	16,387	12,218
Gift cards and deferred revenue	30,725	22,908
Marketing	6,758	5,709
Store closures and lease terminations	—	1,127
Property, plant and equipment	7,013	5,050
Accrued insurance	12,519	5,425
Accrued sales tax	12,543	13,320
Legal commitments and contingencies	13,296	6,803
Other operating and general administration	20,249	18,071

	$150,436	$117,867

13.  Employee Benefit Plans
       The Company is self-insured for employee medical benefits under the Company’s group health plan. The Company maintains stop loss coverage for individual claims in excess of $150,000. While the ultimate amount of claims incurred is dependent on future developments, in management’s opinion, recorded reserves are adequate to cover the future payment of claims. Adjustments, if any, to recorded estimates of the Company’s potential claims liability will be reflected in results of operations for the period in which such adjustments are determined to be appropriate on the basis of actual payment experience or other changes in circumstances.
       The Company has a 401(k) plan in which eligible employees may elect to contribute up to 20% of their earnings. Eligible employees are at least 21 years of age, have completed at least one year of service and work at least 1,000 hours in a year. The Company matched 25% of the employee’s first 6% of contributions until June 30, 2003, when the Company elected to end the match.

HOLLYWOOD ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
       Beginning January 1, 2005, the Company will reinstate the match program. The 2005 Company match program will match 25% of the eligible employee’s first 6% of contributions.
       Beginning in April 2000 and ending January 1, 2005, the Company offered a deferred compensation plan to certain key employees designated by the Company. The plan allowed for the deferral and investment of current compensation on a pre-tax basis. The Company accrued $332,689 and $247,923 related to this plan at December 31, 2004 and 2003, respectively.
       Beginning in January 2002 and ending January 1, 2005, the Company offered a 401(k) supplemental plan that allowed its highly compensated employees the ability to receive the full 25% employer match on the first 6% of contributions (through June 30, 2003 when the Company elected to end the match) that were not available to them under the Company’s 401(k) plan. The plan allows for the deferral and investment of current compensation on a pre-tax basis. The Company accrued approximately $784,723 and $738,326 related to this plan at December 31, 2004 and 2003, respectively.
14.  Related Party Transactions
       In July 2001, Boards, Inc. (Boards) began to open Hollywood Video stores as a licensee of the Company pursuant to rights granted by the Company and approved by the Board of Directors in connection with Mark J. Wattles’ employment agreement in January 2001. These stores are operated by Boards and are not included in the 2,006 stores operated by the Company. Mark Wattles, the Company’s founder and former Chief Executive Officer, is the majority owner of Boards. Under the license arrangement, Boards pays the Company an initial license fee of $25,000 per store, a royalty of 2.0% of revenue and also purchases products and services from the Company at the Company’s cost. Boards is in compliance with the 30 day payment terms under the arrangement. The outstanding balance of $1.4 million due the Company is related to current activity. As of December 31, 2004, Boards operated 20 stores.
       The following table reconciles the net receivable balance due from Boards, Inc. (in thousands):

	Twelve Months
	Ended
	December 31,

	2004	2003

Beginning Receivable Balance	$1,509	$631

License fee	25	275
(2%)Royalty Fees	579	376
Products & Services	11,780	10,380

Expenses	12,384	11,031
Payments	(12,532)	(10,153)

Ending Receivable Balance	$1,361	$1,509

HOLLYWOOD ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
15.  Long-term Obligations and Liquidity
       The Company had the following long-term obligations as of December 31, 2004 and 2003 (in thousands):

	December 31,

	2004	2003

Borrowings under credit facilities	$125,000	$145,000
Senior subordinated notes due 2011(1)	225,000	225,000
Obligations under capital leases	1,256	1,316

	351,256	371,316
Current portions:
Capital leases	555	647

	555	647

Total long-term obligations net of current portion	$350,701	$370,669

(1)	Coupon payments at 9.625% are due semi-annually in March and September.
       On December 18, 2002, the Company completed the sale of $225 million 9.625% senior subordinated notes due 2011. The Company delivered the net proceeds to an indenture trustee to redeem $203.9 million of the $250 million 10.625% senior subordinated notes due 2004 including accrued interest and the required call premium. At December 31, 2002, the trustee was holding $218.5 million and the Company continued to carry the $250 million 10.625% senior subordinated notes on its balance sheet. On January 17, 2003, the redemption of $203.9 million of the notes was completed.
       The senior subordinated notes due 2011 are redeemable, at the option of the Company, beginning in March 15, 2007, at rates starting at 104.8% of principal amount reduced annually through March 15, 2009, at which time they become redeemable at 100% of the principal amount. The terms of the notes may restrict, among other things, payment of dividends and other distributions, investments, the repurchase of capital stock or subordinated indebtedness, the making of certain other restricted payments, the incurrence of additional indebtedness or liens by the Company or any of the company’s subsidiaries, and certain mergers, consolidations and disposition of assets. Additionally, if a change of control occurs, as defined, each holder of the notes will have the right to require the Company to repurchase such holder’s notes at 101% of principal amount thereof. Blockbuster, Inc. has commenced unsolicited tender offers for all of the company’s outstanding shares of common stock and for all of the company’s outstanding 9.625% Senior Subordinated Notes due 2011.
       Blockbuster has also made filings under federal antitrust laws seeking clearance for a possible acquisition of Hollywood. The Company’s board of directors has recommended to shareholders that they not tender their shares of common stock to Blockbuster, based in large part on the uncertainty of completing a transaction with Blockbuster. The board has taken no position with respect to the tender of outstanding senior subordinated notes. The Company’s board may change the company’s views depending on whether or not Blockbuster is cleared by federal agencies to acquire Hollywood and if so on what conditions. In addition to antitrust clearance, Blockbuster’s tender offers are subject to a number of other contingencies, including the tender of at least a majority of Hollywood’s shares, and they may not be completed.
       On January 16, 2003, the Company completed the closing of new senior secured credit facilities from a syndicate of lenders led by UBS Warburg LLC. The new facilities consist of a $200.0 million term loan facility and a $50.0 million revolving credit facility, each maturing in 2008. The Company used the net

HOLLYWOOD ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
proceeds from the transaction to repay amounts outstanding under the Company’s existing credit facilities which were due in 2004, redeem the remaining $46.1 million outstanding principal amount of the Company’s 10.625% senior subordinated notes due 2004 and for general corporate purposes. The Company completed the redemption of the 10.625% senior subordinated notes on February 18, 2003. The Company has prepaid $75 million of the term loan facility principal payments due through 2006, including a $20 million payment made on January 5, 2004.
       Revolving credit loans under the new facility bear interest, at the Company’s option, at an applicable margin over the bank’s base rate loan or the LIBOR rate. The initial margin over LIBOR was 3.5% for the term loan facility and will step down if certain performance targets are met. The credit facility contains financial covenants (determined in each case on the basis of the definitions and other provisions set forth in such credit agreement), some of which may become more restrictive over time, that include a (1) maximum debt to adjusted EBITDA test, (2) minimum interest coverage test, and (3) minimum fixed charge coverage test. Amounts outstanding under the credit agreement are collateralized by substantially all of the assets of the Company. Hollywood Management Company, and any future subsidiaries of Hollywood Entertainment Corporation, are guarantors under the credit agreement.
       As of December 31, 2004 and 2003, the Company was in violation of certain covenants restricting our investments in cash equivalents and marketable securities under our credit facility and our indenture for senior subordinated notes because it invested in rated marketable securities with maturities beyond those allowed. The lenders under its credit facility have waived the default through March 31, 2005; if the Company corrects the violation by that time, it will not need a waiver from holders of its senior subordinated notes. The Company expects to correct the violation and be in compliance with its credit facility and indenture covenants by transferring its investments to instruments authorized in the debt covenants by March 31, 2005.
       Maturities on long-term obligations at December 31, 2004 for the next five years is as follows (in thousands):

			Capital
			Leases
Year Ending	Subordinated	Credit	&
December, 31	Notes	Facility	Other	Total

2005	—	—	555	555
2006	—	—	612	612
2007	—	20,000	89	20,089
2008	—	105,000	—	105,000
2009	—	—	—	—
Thereafter	225,000	—	—	225,000

	$225,000	$125,000	$1,256	$351,256

       Interest income was $1.4 million, $0.8 million, and $0.5 million for the years ended December 31, 2004, 2003, and 2002, respectively. Total interest cost incurred was $31.6 million, $36.5 million, and $42.6 million for the years ended December 31, 2004, 2003, and 2002, respectively, while interest capitalized was $0.2 million, $0.2 million, and $0.1 million, for the years ended December 31, 2004, 2003, and 2002, respectively.
       The fair value of the 9.625% senior subordinated notes due 2011 was $240.8 million and $243.6 million as of December 31, 2004 and 2003, respectively, based on quoted market prices. The revolving credit facility is a variable rate loan, and thus, the fair value approximates the carrying amount as of December 31, 2004 and 2003.

HOLLYWOOD ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
       As of December 31, 2004 the Company had $15.7 million of outstanding letters of credit issued upon the revolving credit facility.
16.  Off Balance Sheet Arrangements
       The Company leases all of its stores, corporate offices, distribution centers and zone offices under non-cancelable operating leases. The Company’s stores generally have an initial operating lease term of five to fifteen years and most have options to renew for between five and fifteen additional years. Restated rent expense was $251.9 million, $232.9 million and $221.4 million for the years ended December 31, 2004, 2003, and 2002, respectively. Most operating leases require payment of additional occupancy costs, including property taxes, utilities, common area maintenance and insurance. These additional occupancy costs were $49.9 million, $46.2 million and $42.1 million for the years ended December 31, 2004, 2003, and 2002, respectively.
       At December 31, 2004, the future minimum annual rental commitments under non-cancelable operating leases were as follows (in thousands):

Year Ending	Operating
December 31,	Leases

2005	$258,703
2006	240,881
2007	207,383
2008	168,011
2009	135,709
Thereafter	324,641
       Total sublease income was $4.9 million, $5.4 million, and $6.2 million for the years ended December 31, 2004, 2003, and 2002, respectively.
       At December 31, 2004, the future minimum annual sublease income under operating subleases were as follows (in thousands):

Year Ending	Sublease
December 31,	Income

2005	$2,402
2006	2,237
2007	1,737
2008	1,124
2009	722
Thereafter	1,036

HOLLYWOOD ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
17.  Income Taxes
       The provision for (benefit from) income taxes from continuing operations for the years ended December 31, 2004, 2003 and 2002 consists of (in thousands):

		2003	2002
	2004	(Restated)	(Restated)

Current:
Federal	$2,855	$2,265	$(3,507)
State	1,512	1,018	2,107

Total current provision (benefit)	4,367	3,283	(1,400)
Deferred:
Federal	36,537	40,952	(95,938)
State	4,303	9,927	(18,381)

Total deferred provision (benefit)	40,840	50,879	(114,272)

Total provision (benefit)	$45,207	$54,162	$(115,719)

       The Company is subject to minimum state taxes in excess of statutory state income taxes in many of the states in which it operates. These taxes are included in the current provision for state and local income taxes. The difference between the tax provision at the statutory federal income tax rate and the tax provision attributable to income from continuing operations before income taxes for the three years ended December 31 is analyzed below:

		2003	2002
	2004	(Restated)	(Restated)

Statutory federal rate provision	35.0%	35.0%	34.0%
State income taxes, net of federal income tax benefit	3.3	5.3	4.0
Net non-deductible expense	0.5	0.4	0.4
Federal credits & adjustment	(1.1)	1.4	(0.7)
Decrease in valuation allowance	—	—	(118.0)
Change in Deferred Tax Rate	—	(2.9)	—
Other, net	1.1	1.1	—

	38.8%	40.3%	(80.3%)

HOLLYWOOD ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
       Deferred income taxes reflect the impact of “temporary differences” between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities from continuing operations at December 31 are as follows (in thousands):

		2003
	2004	(Restated)

Deferred tax assets:
Tax loss carryforward	$107,507	$117,953
Deferred rent	39,355	38,518
Accrued liabilities and reserves	12,559	11,300
Tax credit carryforward	10,089	6,820
Restructure charges	5,335	2,604
Inventory valuation	18,444	23,957
Amortization	(2,720)	1,474

Total deferred tax assets	190,569	202,626
Deferred tax liabilities:
Depreciation and amortization	(99,592)	(76,541)
Capitalized and financing leases	(2,997)	(3,487)

Total deferred tax liabilities	(102,589)	(80,028)

Net deferred tax asset	$87,980	$122,598

       As of December 31, 2004, the Company had approximately $274.4 million of federal net operating loss carryforwards available to reduce future taxable income. The carryforward periods expire in years 2019 through 2023. The Company has federal Alternative Minimum Tax (AMT) credit carryforwards of $4.9 million which are available to reduce future regular taxes in excess of AMT. These credits have no expiration date. The Company has federal and state tax credit carryforwards of $5.2 million which are available to reduce future taxes. The carryforward periods expire in years 2012 through 2024, or have no expiration date.
       In the fourth quarter of 2000, in light of significant doubt that existed regarding the Company’s future income and therefore the Company’s ability to use its net operating loss carryforwards, the Company recorded a $229.8 million valuation allowance against our $229.8 million net deferred tax asset. In 2002 and 2001, as a result of our operating performance for each year, as well as anticipated future operating performance, the Company determined that it was more likely than not that future tax benefits would be realized. Consequently, the Company benefited by the reversal of $165.5 million and $64.3 million of the valuation allowance in 2002 and 2001, respectively.
       Federal tax laws impose restrictions on the utilization of net operating loss carryforwards and tax credit carryforwards in the event of an “ownership change,” as defined by the Internal Revenue Code. Such ownership changes occurred in October 2000 and December 2001 as a result of significant changes in stock ownership. The Company’s ability to utilize its net operating loss carryforwards and tax credit carryforwards is subject to restrictions pursuant to these provisions. Utilization of the federal net operating loss and tax credits will be limited annually and any unused limitation in a given year may be carried forward to the next year. The annual limitation on utilization of the net operating loss carryforwards ranges between $52.4 million and $209.5 million and varies due to the fact that there were two ownership changes. The Company believes it is more likely than not that it will fully realize all net operating loss carryforwards and tax credit carryforwards and therefore a valuation reserve is not necessary at December 31, 2004 and December 31, 2003.

HOLLYWOOD ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
       The Company realized a tax benefit in the amount of $6.2 million and $8.1 million in 2004 and 2003, respectively, as a result of the exercise of employee stock options. For financial reporting purposes, the impact of this tax benefit is credited directly to shareholders’ equity.
18.  Shareholders’ Equity
Preferred Stock
       At December 31, 2004, the Company was authorized to issue 25,000,000 shares of preferred stock in one or more series. With the exception of 3,119,737 shares which have been designated as “Series A Redeemable Preferred Stock” but have not been issued, the Board of Directors has authority to designate the preferences, special rights, limitations or restrictions of such shares.
Common Stock
       During the first quarter of 2004, the Company repurchased a total of 295,139 shares of its common stock for an aggregate purchase price of $3.7 million.
       During the third and fourth quarters of 2003, the Company repurchased a total of 1,746,173 shares of its common stock for an aggregate purchase price of $26.3 million.
       On March 11, 2002, the Company completed a public offering of 8,050,000 shares of its common stock.
19.  Stock Option Plans
       In general, the Company’s stock option plans provide for the granting of options to purchase Company shares at a fixed price. It has been the Company’s Board of Directors general policy to set the price at the market price of such shares as of the option grant date. The options generally have a nine year term and become exercisable on a pro rata basis over the first three years or at such other periods as determined by the Board. The Company adopted stock option plans in 1993, 1997 and 2001 providing for the granting of non-qualified stock options, stock appreciation rights, bonus rights and other incentive grants to employees up to an aggregate of 21,000,000 shares of common stock. The Company granted non-qualified stock options pursuant to the 1993, 1997 and 2001 Plans totaling 86,000, 1,485,667, and 3,311,368 in 2004, 2003 and 2002, respectively. The Company cancelled 0.8 million, 1.3 million, and 2.2 million of stock options in 2004, 2003 and 2002, respectively.
       The Company has elected to follow APB Opinion 25; “Accounting for Stock Issued to Employees” (“APB 25”), and related interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the Company’s employee stock options equals the market price of the underlying stock on the date of the grant, no compensation expense is recognized upon the date of grant. Pro forma information regarding net income per share is required by SFAS No. 123, “Accounting for Stock-Based Compensation”, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value of these options was estimated at the date of grant using Black-Scholes option pricing model with the following weighted-average assumptions for 2004, 2003 and 2002:

	2004	2003	2002

Risk free interest rate	2.44%	2.33%	2.17%
Expected dividend yield	0%	0%	0%
Expected lives	5 years	5 years	4 years
Expected volatility	93.7%	96.9%	108%

HOLLYWOOD ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
       The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in the Company’s opinion, the existing available models do not necessarily provide a reliable single measure of the fair value of the Company’s employee stock options.
       Using the Black-Scholes option valuation model, the weighted average grant date value of options granted during 2004, 2003 and 2002 was $8.17, $10.70, and $10.03 per share subject to the option, respectively.
       For the purpose of pro forma disclosures, the estimated fair value of the options is amortized over the option’s vesting period. The Company’s pro forma information is as follows (in thousands, except per share amounts):

	Year Ended December 31,

		2003	2002
	2004	(Restated)	(Restated)

Net income as reported	$71,288	$80,070	$259,745
Add: Stock-based compensation expense included in reported net income, net of tax	81	337	596
Deduct: Total stock- based employee compensation expense under fair value based method for all awards, net of tax	(4,782)	(8,257)	(7,941)

Pro forma net income	$66,587	$72,150	$252,400

Earnings per Share:
Basic — as reported	$1.18	$1.32	$4.54
Basic — pro forma	1.10	1.19	4.41
Diluted — as reported	1.14	1.25	4.16
Diluted — pro forma	1.08	1.16	4.16

HOLLYWOOD ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
       A summary of the Company’s stock option activity and related information for 2004, 2003 and 2002 is as follows (in thousands, except per share amounts):

		Weighted
		Average
		Exercise
	Shares	Price

Outstanding as December 31, 2001	12,354	$3.52
Granted	3,311	13.47
Exercised	(2,318)	2.39
Cancelled	(2,199)	7.32

Outstanding as December 31, 2002	11,148	5.96
Granted	1,486	14.73
Exercised	(1,616)	2.96
Cancelled	(1,287)	8.35

Outstanding as December 31, 2003	9,731	7.48
Granted	86	11.31
Exercised	(1,599)	1.86
Cancelled	(786)	13.67

Outstanding as December 31, 2004	7,432	$8.08

       A summary of options outstanding and exercisable at December 31, 2004 is as follows (in thousands, except per share amounts):

	Options Outstanding			Options Exercisable

		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
Range of		Life (in	Exercise		Exercise
Exercise Prices	Options	years)	Price	Options	Price

$ 1.000 – $ 1.090	3,367	5.24	$1.09	3,367	$1.09
1.094 – 12.000	1,514	5.98	10.68	257	4.94
12.020 – 16.310	1,400	6.49	13.76	435	14.08
16.340 – 20.320	1,151	4.39	18.23	803	18.43

	7,432	5.50	$8.08	4,862	$5.35

       In the first quarter of 2000, the Company granted stock options to approximately fifty key employees. The grants were for the same number of shares issued to these employees prior to January 1, 2000. In the third quarter of 2000, the Company cancelled the stock options that were issued prior to January 1, 2000 for the fifty employees. The grant and cancellation of the same number of options for these employees resulted in variable accounting treatment for the related options for 850,000 shares of the Company’s common stock. Variable accounting treatment resulted in unpredictable stock-based compensation impacted by fluctuations in quoted prices for the Company’s common stock. In 2002, the variable options were canceled and the Company reversed expense that was recognized in 2001 on the canceled options. As a result, the Company reversed compensation expense in 2002 of $2.6 million relating to the variable stock options.

HOLLYWOOD ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
       The Company recorded compensation expense related to certain stock options issued below the fair market value of the related stock in the amount of $0.1 million, $0.6 million and $1.0 million for the year ended December 31, 2004, 2003 and 2002, respectively.
20. Earnings Per Share
       A reconciliation of the basic and diluted per share computations for 2004, 2003 and 2002 is as follows (in thousands, except per share data):

	2004

		Weighted
		Average	Per Share
	Income	Shares	Amount

Income per common share	$71,288	60,496	$1.18
Effect of dilutive securities:
Stock options	—	2,269	(.04)

Income per share assuming dilution	$71,288	62,765	$1.14

	2003
	(Restated)		(Restated)

		Weighted
		Average	Per Share
	Income	Shares	Amount

Income per common share	$80,070	60,439	$1.32
Effect of dilutive securities:
Stock options	—	3,723	(.07)

Income per share assuming dilution	$80,070	64,162	$1.25

	2002
	(Restated)		(Restated)

		Weighted
		Average	Per Share
	Income	Shares	Amount

Income per common share	$259,745	57,202	$4.54
Effect of dilutive securities:
Stock options	—	5,188	(0.38)

Income per share assuming dilution	$259,745	62,390	$4.16

       Antidilutive stock options excluded from the calculation of diluted income in 2004, 2003, and 2002 were 4.0 million, 1.3 million and 0.8 million, respectively.
21.     Legal Contingencies
       On January 3, 2005, the Company received a letter from The Nasdaq Stock Market, Inc. indicating that its securities were subject to delisting from The Nasdaq National Market because it failed to comply with Marketplace Rules 4350(e) and 4350(g), which requires that the Company hold an annual shareholder meeting and distribute a proxy statement and solicit proxies for the meeting. The Company

HOLLYWOOD ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
requested and received a hearing before a Nasdaq Listing Qualifications Panel to review the staff determination. On February 15, 2005, the Panel informed the Company that its securities would be delisted at the opening of business on February 17, 2005. The Company requested that the Panel reconsider its decision, which it did. The Panel has agreed to continue listing its securities under specified conditions, including that the Company holds an annual meeting on or before March 30, 2005. The Company has set a March 30, 2005 annual meeting date. If we are unable to hold a meeting on that date, our securities may be delisted and thus no longer eligible to trade on The Nasdaq National Market System, which may affect the liquidity of our securities and their trading price.
       The Company was named as a defendant in several purported class action lawsuits asserting various causes of action, including claims regarding its membership application and additional rental period charges. The Company has vigorously defended these actions and maintains that the terms of its additional rental charge policy are fair and legal. The Company has been successful in obtaining dismissal of three of the actions filed against it. A statewide class action entitled George Curtis v. Hollywood Entertainment Corp., dba Hollywood Video, Defendant, No. 01-2-36007-8 SEA was certified on June 14, 2002 in the Superior Court of King County, Washington. On May 20, 2003, a nationwide class action entitled George DeFrates v. Hollywood Entertainment Corporation, No. 02 L 707 was certified in the Circuit Court of St. Clair County, Twentieth Judicial Circuit, State of Illinois. The Company reached a nationwide settlement with the plaintiffs. This settlement encompasses all of the legal claims asserted in each of the related actions. Preliminary approval of settlement was granted on August 10, 2004. The Company has agreed to pay plaintiffs’ legal counsel $2.675 million and to give class members a rent-one-get-one coupons on a claims made basis with a guaranteed total redemption of $9 million along with other remedial relief. A hearing to obtain final court approval of the settlement is set for June 24, 2005. Notice began on October 10, 2004 and will last for six months. Coupons will likely be distributed to the class beginning in the fall of 2005 and payment will be made to plaintiffs’ legal counsel following final court approval in June 2005. The Company believes it has provided adequate reserves in connection with these lawsuits.
       The Company and the members of its board are defendants in several lawsuits pending in Clackamas County, Oregon (and one in Multnomah County, Oregon). The lawsuits assert breaches of duties associated with the merger agreement executed with a subsidiary of Leonard Green & Partners, L.P. With the termination of the Leonard Green transaction, the Company is uncertain as to whether these cases will proceed and if so, in what form. The Company and the members of its board have also been named as defendants in a separate lawsuit, JDL Partners, L.P. v. Mark J. Wattles et al., filed in Clackamas County, Oregon Circuit Court. This lawsuit, filed before the Company’s announcement of the merger agreement with Movie Gallery, alleges breaches of fiduciary duties related to a recent bid by Blockbuster for the Company as well as breaches related to a loan to Mr. Wattles that the Company forgave in December 2000. A motion is pending in Clackamas County to consolidate this lawsuit with the previously filed actions. It is not clear how the Merger Agreement with Movie Gallery will affect the pending litigation and there is no assurance that a settlement will be effected or that current reserves for this litigation will be adequate.
       The Company was named as a defendant in three actions asserting wage and hour claims in California. The plaintiffs sought to certify a statewide class action alleging that certain California employees were denied meal and rest periods. There were several additional related claims for unpaid overtime, unpaid off the clock work, and penalties for late payment of wages and record keeping violations. Mediation took place on September 9, 2004 and the parties reached a settlement of all claims alleged in each of the actions. Pursuant to the settlement, two of the actions were dismissed and all claims asserted by plaintiffs were alleged in a single action. The Company received preliminary approval of the settlement on January 10, 2005. Notice was sent directly to class members on February 4, 2005. Final approval is scheduled for hearing on April 21, 2005. The Company believes it has provided adequate reserves in connection with these lawsuits.

HOLLYWOOD ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
       In addition, the Company has been named to various other claims, disputes, legal actions and other proceedings involving contracts, employment and various other matters. The Company believes it has provided adequate reserves for contingencies and that the outcome of these matters should not have a material adverse effect on its consolidated results of operations, financial condition or liquidity. As of December 31, 2004 and 2003, the legal contingencies reserve was $13.3 million and $6.8 million, respectively.
22.  Segment Reporting
       The Company’s management regularly evaluates the performance of two segments, Hollywood Video and Game Crazy, in its assessment of performance and in deciding how to allocate resources. Hollywood Video represents the Company’s 2,006 video stores excluding the operations of Game Crazy. Game Crazy represents 715 in-store departments and free-standing stores that allows game enthusiasts to buy, sell, and trade used and new video game hardware, software and accessories. The Company measures segment profit as operating income (loss), which is defined as income (loss) before interest expense and income taxes. Information on segments and reconciliation to operating income (loss) are as follows (in thousands):

	Year Ended December 31, 2004

	Hollywood	Game
	Video	Crazy	Total

Revenues	$1,495,830	$286,534	$1,782,364
Depreciation	53,259	6,712	59,971
Impairment of Assets	16,174	2,008	18,182
Income (loss) from operations	168,040	(21,552)	146,488
Goodwill	69,050	415	69,465
Total assets	1,000,495	119,032	1,119,527
Purchases of property and equipment	50,704	8,870	59,574

	Year Ended December 31, 2003
	(Restated)

	Hollywood	Game
	Video	Crazy	Total

Revenues	$1,502,416	$180,132	$1,682,548
Depreciation	57,077	4,052	61,129
Income (loss) from operations	206,891	(24,685)	182,206
Goodwill	67,991	415	68,406
Total assets	905,773	100,282	1,006,055
Purchases of property and equipment	61,760	27,321	89,081
       Game Crazy’s loss from operations included an overhead allocation for information support services, treasury and accounting functions, and other general and administrative services. Game Crazy revenue for 2002 was $56.7 million. Information regarding Game Crazy’s results of operations, total assets and purchases of property and equipment as reported above for 2004 and 2003 is not available for prior periods before 2003 due to Game Crazy’s smaller scale when costs were not segregated and captured.

HOLLYWOOD ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
23.  Consolidating Financial Statements
       Hollywood Entertainment Corporation (HEC) had only one wholly owned subsidiary as of December 31, 2004, Hollywood Management Company (HMC). HMC is a guarantor of certain indebtedness of HEC, including the obligations under the new credit facilities and the 9.625% senior subordinated notes due 2011. Prior to June 2000, HEC had a wholly owned subsidiary, Reel.com (Reel),that was merged with and into HEC in June 2000. The consolidating condensed financial statements below present the results of operations and financial position of the subsidiaries of the Company.
Consolidating Condensed Balance Sheet

	December 31, 2004

	HEC	HMC	Eliminations	Consolidated

	(in thousands)
ASSETS
Cash and cash equivalents	$2,346	$43,814	$—	$46,160
Marketable Securities	—	147,600	—	147,600
Accounts receivable, net	27,119	469,279	(458,476)	37,922
Merchandise inventories	148,154	—	—	148,154
Prepaid expenses and other current assets	6,703	16,132	—	22,835
Total current assets	184,322	676,825	(458,476)	402,671
Rental inventory, net	289,144	—	—	289,144
Property & equipment, net	205,286	22,538	—	227,824
Goodwill, net	69,465	—	—	69,465
Deferred income tax asset	87,980	—	—	87,980
Prepaid Rent	27,194	—	—	27,194
Other assets, net	410,641	7,907	(403,299)	15,249
Total assets	$1,274,032	$707,270	$(861,775)	$1,119,527
LIABILITIES & SHAREHOLDERS’ EQUITY (DEFICIT)
Current maturities of long-term obligations	$555	$—	$—	$555
Financing Obligations	15,581	—	—	15,581
Accounts payable	458,476	174,427	(458,476)	174,427
Accrued expenses	30,672	119,764	—	150,436
Accrued interest	69	6,376	—	6,445
Income taxes payable	—	3,404	—	3,404
Total current liabilities	505,353	303,971	(458,476)	350,848
Long-term obligations, less current portion	350,701	—	—	350,701
Other liabilities	44,346	—	—	44,346
Total liabilities	900,400	303,971	(458,476)	745,895
Common stock	494,246	4,008	(4,008)	494,246
Unearned compensation	—	—	—	—
Retained earnings (accumulated deficit)	(120,614)	399,291	(399,291)	(120,614)
Total shareholders’ equity equity (deficit)	373,632	403,299	(403,299)	373,632
Total liabilities and shareholders equity (deficit)	$1,274,032	$707,270	$(861,775)	$1,119,527

HOLLYWOOD ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Consolidating Condensed Balance Sheet

	December 31, 2003 Restated

	HEC	HMC	Eliminations	Consolidated

	(in thousands)
ASSETS
Cash and cash equivalents	$2,259	$45,798	$—	$48,057
Marketable Securities	—	26,076	—	26,076
Accounts receivable, net	24,796	489,188	(479,997)	33,987
Merchandise inventories	129,864	—	—	129,864
Prepaid expenses and other current assets	10,041	3,192	—	13,233
Total current assets	166,960	564,254	(479,997)	251,217
Rental inventory, net	268,748	—	—	268,748
Property & equipment, net	219,812	23,601	—	243,413
Goodwill, net	68,406	—	—	68,406
Deferred income tax asset	122,598	—	—	122,598
Prepaid Rent	34,019	—	—	34,019
Other assets, net	344,212	7,193	(333,751)	17,654
Total assets	$1,224,755	$595,048	$(813,748)	$1,006,055
LIABILITIES & SHAREHOLDERS’ EQUITY (DEFICIT)
Current maturities of long-term obligations	$647	$—	$—	$647
Financing Obligations	3,245	—	—	3,245
Accounts payable	479,997	159,586	(479,997)	159,586
Accrued expenses	22,907	94,960	—	117,867
Accrued interest	22	6,467	—	6,489
Income taxes payable	—	284	—	284
Total current liabilities	506,818	261,297	(479,997)	288,118
Long-term obligations, less current portion	370,669	—	—	370,669
Other liabilities	50,056	—	—	50,056
Total liabilities	927,543	261,297	(479,997)	708,843
Common stock	489,247	4,008	(4,008)	489,247
Unearned compensation	(133)	—	—	(133)
Retained earnings (accumulated deficit)	(191,902)	329,743	(329,743)	(191,902)
Total shareholders’ equity equity (deficit)	297,212	333,751	(333,751)	297,212
Total liabilities and shareholders equity (deficit)	$1,224,755	$595,048	$(813,748)	$1,006,055

HOLLYWOOD ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Consolidating Condensed Statement of Operations

	Twelve months ended December 31, 2004

	HEC	HMC	Eliminations	Consolidated

	(in thousands)
Revenue	$1,785,239	$169,317	$(172,192)	$1,782,364
Cost of revenue	716,662	—	—	716,662
Gross profit	1,068,577	169,317	(172,192)	1,065,702
Operating costs & expenses:
Operating and selling	767,882	25,435	—	793,317
General & administrative	231,281	64,857	(172,192)	123,946
Store opening expenses	2,141	—	—	2,141
Restructuring charges:
Closure of Internet business	—	—	—	—
Store closures	(190)	—	—	(190)
Income from operations	67,463	79,025	—	146,488
Interest income	—	35,552	(34,126)	1,426
Interest expense	(65,545)	—	34,126	(31,419)
Early debt retirement	—	—	—	—
Equity earnings in Subsidiary	69,748	—	(69,748)	—
Income before income taxes	71,666	114,577	(69,748)	116,495
(Provision for) income taxes	(378)	(44,829)	—	(45,207)
Net income	$71,288	$69,748	$(69,748)	$71,288
Consolidating Condensed Statement of Operations

	Twelve months ended December 31, 2003 Restated

	HEC	HMC	Eliminations	Consolidated

	(in thousands)
Revenue	$1,685,424	$151,186	$(154,062)	$1,682,548
Cost of revenue	664,632	—	—	664,632
Gross profit	1,020,792	151,186	(154,062)	1,017,916
Operating costs & expenses:
Operating and selling	703,365	23,659	—	727,024
General & administrative	211,914	48,172	(154,062)	106,024
Store opening expenses	4,768	—	—	4,768
Restructuring charges:
Closure of Internet business	—	—	—	—
Store closures	(2,106)	—	—	(2,106)
Income from operations	102,851	79,355	—	182,206
Interest income	—	38,818	(38,059)	759
Interest expense	(74,325)	—	38,059	(36,266)
Early debt retirement	(12,467)	—	—	(12,467)
Equity earnings in subsidiary	70,734	—	(70,734)	—
Income before income taxes	86,793	118,173	(70,734)	134,232
(Provision for) income taxes	(6,723)	(47,439)	—	(54,162)
Net income	$80,070	$70,734	$(70,734)	$80,070

HOLLYWOOD ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Consolidating Condensed Statement of Operations

	Twelve months ended December 31, 2002 Restated

	HEC	HMC	Eliminations	Consolidated

	(in thousands)
Revenue	$1,492,941	$156,057	$(158,932)	$1,490,066
Cost of revenue	573,529	—	—	573,529
Gross profit	919,412	156,057	(158,932)	916,537
Operating costs & expenses:
Operating and selling	637,449	10,034	—	647,483
General & administrative	199,254	49,280	(158,932)	89,602
Store opening expenses	3,093	—	—	3,093
Restructuring charges:
Closure of Internet business	(12,430)	—	—	(12,430)
Store closures	(828)	—	—	(828)
Income from operations	92,874	96,743	—	189,617
Interest income	—	31,619	(31,125)	494
Interest expense	(73,676)	—	31,125	(42,551)
Early debt retirement	(3,534)	—		(3,534)
Equity earnings in subsidiary	79,894	—	(79,894)	—
Income before income taxes	95,558	128,362	(79,894)	144,026
(Provision for) income taxes	164,187	(48,468)	—	115,719
Net income	$259,745	$79,894	$(79,894)	$259,745

HOLLYWOOD ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Consolidating Condensed Statement of Cash Flows

	Twelve months ended December 31, 2004

	HEC	HMC	Elimination	Consolidated

	(unaudited, in thousands)
OPERATING ACTIVITIES:
Net income	$71,288	$69,548	$(69,548)	$71,288
Equity Earnings in subsidiary	(69,548)	—	69,548	—
Adjustments to reconcile net income to cash provided by operating activities:
Write-off of deferred financing costs	—	—	—	—
Amortization of Rental	186,847	—	—	186,847
Product Depreciation & amortization	53,836	6,135	—	59,971
Amortization of Prepaid Rent	8,654	—	—	8,654
Impairment of Long Lived Assets	18,182	—	—	18,182
Amortization of Deferred Financing Costs	2,937	—	—	2,937
Tax benefit from exercise of stock options	6,245	—	—	6,245
Change in deferred tax asset	34,618	—	—	34,618
Change in deferred rent	(5,709)	—	—	(5,709)
Non cash stock compensation	133	—	—	133
Net change in operating assets & liabilities	(31,940)	49,499	—	17,559
Cash provided by (used in) Operating activities	275,543	125,182	—	400,725
INVESTING ACTIVITIES:
Purchases of rental inventory, net	(207,243)	—	—	(207,243)
Purchase of property & equipment, net	(54,500)	(5,074)	—	(59,574)
Increase in intangibles & other assets	(4,741)	(569)	—	(5,310)
Purchases of Marketable Securities	—	(390,685)	—	(390,685)
Sale of Marketable Securities	—	269,161	—	269,161
Cash used in investing activities	(266,484)	(127,167)	—	(393,651)
FINANCING ACTIVITIES:
Repayments of capital lease obligations	(590)	—	—	(590)
Repurchase of Common Stock	(3,665)	—	—	(3,665)
Proceeds from exercise of stock options	2,419	—	—	2,419
Decrease in Credit Facility	(20,000)	—	—	(20,000)
Debt financing costs	—	—	—	—
Proceeds from Capital lease Obligations	529	—	—	529
Increase/Decrease in Financing Obligations	12,336	—	—	12,336
Cash used in financing activities	(8,971)	—	—	(8,971)
Increase in cash and cash equivalents	88	(1,985)	—	(1,897)
Cash and cash equivalents at beginning of year	2,259	45,798	—	48,057
Cash and cash equivalents at the end of the third quarter	$2,347	$43,813	$—	$46,160

HOLLYWOOD ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Consolidating Condensed Statement of Cash Flows

	Twelve months ended December 31, 2003 Restated

	HEC	HMC	Elimination	Consolidated

	(unaudited, in thousands)
OPERATING ACTIVITIES:
Net income	$80,070	$70,733	$(70,733)	$80,070
Equity Earnings in subsidiary	(70,733)	—	70,733	—
Adjustments to reconcile net income to cash provided by operating activities:
Write-off of deferred financing costs	—	—	—	—
Depreciation & amortization	284,296	7,472	—	291,768
Tax benefit from exercise of stock options	8,053	—	—	8,053
Change in deferred rent	(6,612)	—	—	(6,612)
Change in deferred income taxes	42,826	—	—	42,826
Non cash stock compensation	564	—	—	564
Net change in operating assets & liabilities	218,698	(243,912)	—	(25,214)
Cash provided by (used in) Operating activities	557,162	(165,707)	—	391,455
INVESTING ACTIVITIES:
Purchases of rental inventory, net	(220,364)	—	—	(220,364)
Purchase of property & equipment, net	(77,867)	(11,214)	—	(89,081)
Purchase of Marketable Securities	—	(211,283)	—	(211,283)
Sale of Marketable Securities	—	185,207	—	185,207
Increase in intangibles & other assets	(6,454)	(838)	—	(7,292)
Refinancing proceeds	—	218,531	—	218,531
Cash used in investing activities	(304,685)	180,403	—	(124,282)
FINANCING ACTIVITIES:
Repayment of subordinated debt	(250,000)	—	—	(250,000)
Repayments of capital lease obligations	(8,869)	—	—	(8,869)
Repurchase of common stock	(26,275)	—	—	(26,275)
Proceeds from exercise of stock options	4,066	—	—	4,066
Decrease in revolving loans, net	30,047	—	—	30,047
Decrease in financing obligations	(1,230)	—	—	(1,230)
Cash provided by financing activities	(252,261)	—	—	(252,261)
Increase in cash and cash equivalents	216	14,696	—	14,912
Cash and cash equivalents at beginning of year	2,045	31,100	—	33,145
Cash and cash equivalents at end of year	$2,259	$45,798	$—	$48,057

HOLLYWOOD ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Consolidating Condensed Statement of Cash Flows

	Twelve months ended December 31, 2002 Restated

	HEC	HMC	Elimination	Consolidated

	(unaudited, in thousands)
OPERATING ACTIVITIES:
Net income	$259,745	$79,894	$(79,894)	$259,745
Equity Earnings in subsidiary	(79,894)	—	79,894	—
Adjustments to reconcile net income to cash provided by operating activities:
Extraordinary loss on extinguishment of debt	2,226	—	—	2,226
Depreciation & amortization	282,635	5,528	—	288,163
Tax benefit from exercise of stock options	12,814	—	—	12,814
Change in deferred rent	(7,297)	—	—	(7,297)
Change in deferred income taxes	(127,027)	—	—	(127,027)
Non cash stock compensation	(1,633)	—	—	(1,633)
Net change in operating assets & liabilities	(201,561)	136,115	—	(65,446)
Cash provided by (used in) operating activities	140,008	221,537	—	361,545
INVESTING ACTIVITIES:
Purchases of rental inventory, net	(288,079)	—	—	(288,079)
Purchase of property & equipment, net	(30,948)	(7,928)	—	(38,876)
Increase in intangibles & other assets	(2,478)	(790)	—	(3,268)
Refinancing proceeds	—	(218,531)	—	(218,531)
Cash used in investing activities	(321,505)	(227,249)	—	(548,754)
FINANCING ACTIVITIES:
Proceeds from sale of common stock, net	113,073	—	—	113,073
Issuance of subordinated debt	225,000	—	—	225,000
Cash used in financing activities	(13,816)	—	—	(13,816)
Decrease in financing obligations	(2,851)	—	—	(2,851)
Proceeds from exercise of stock options	4,604	—	—	4,604
Decrease in revolving loans, net	(144,466)	—	—	(144,466)
Cash provided by financing activities	181,544	—	—	181,544
Increase in cash and cash equivalents	47	(5,712)	—	(5,665)
Cash and cash equivalents at beginning of year	1,999	36,811	—	38,810
Cash and cash equivalents at end of year	$2,046	$31,099	$—	$33,145

HOLLYWOOD ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
24.     Quarterly Financial Data (Unaudited)
       Selected quarterly financial data is as follows (in thousands, except per share data):

	Quarter Ended

	March	June	September

2004 As Previously Reported
Total revenue	$442,791	$423,129	$410,554
Gross profit	270,526	258,220	256,792
Income from Operations	45,584	41,213	34,405
Net income	22,698	20,225	15,980
Net income per share:
Basic	0.38	0.33	0.26
Diluted	0.36	0.32	0.25

	Quarter Ended

	March	June	September	December

2004 As Restated
Total revenue	$442,791	$423,129	$410,554	$505,891
Gross profit	270,526	258,220	256,792	280,164
Income from Operations	46,851	40,658	33,729	25,249
Net income	23,471	19,887	15,568	12,363
Net income per share:
Basic	0.39	0.33	0.26	0.20
Diluted	0.38	0.32	0.25	0.20

	Quarter Ended

	March	June	September	December

2003 As Previously Reported
Total revenue	$417,592	$389,443	$401,958	$473,555
Gross profit	261,900	240,818	250,645	264,553
Income from operations	55,036	39,871	41,985	48,201
Net income	19,578	19,178	20,469	23,046
Net income per share:
Basic	0.33	0.32	0.34	0.38
Diluted	0.31	0.30	0.32	0.36

	Quarter Ended

	March	June	September	December

2003 As Restated
Total revenue	$417,592	$389,443	$401,958	$473,555
Gross profit	261,900	240,818	250,645	264,553
Income from operations	54,423	39,441	41,011	47,330
Net income	19,210	18,920	19,886	22,055
Net income per share:
Basic	0.32	0.31	0.33	0.37
Diluted	0.30	0.29	0.31	0.35

HOLLYWOOD ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Quarter Ended

	March	June	September	December

2002 As Previously Reported
Total revenue	$363,648	$345,261	$369,022	$412,135
Gross profit	223,009	216,810	228,425	248,293
Income from operations	40,935	51,818	41,984	54,590
Net income	26,443	41,456	31,945	142,001
Net income per share:
Basic	0.51	0.71	0.54	2.39
Diluted	0.46	0.64	0.50	2.21

	Quarter Ended

	March	June	September	December

2002 As Restated
Total revenue	$363,648	$345,261	$369,022	$412,135
Gross profit	223,009	216,810	228,425	248,293
Income from operations	42,078	52,733	42,038	52,768
Net income	27,129	42,005	31,977	158,634
Net income per share:
Basic	0.53	0.72	0.54	2.67
Diluted	0.47	0.65	0.50	2.47

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
      The management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.
      The management of the Company has assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004. In making its assessment of internal control over financial reporting, management used the criteria described in “Internal Control — Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
      A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. As of December 31, 2004, the Company did not maintain effective controls over the selection, application and monitoring of its accounting policies related to leasing transactions. Specifically, the Company’s controls over its selection, application and monitoring of its accounting policies related to the effect of lessee involvement in asset construction, lease incentives, rent holidays and leasehold amortization periods were ineffective to ensure that such transactions were accounted for in conformity with generally accepted accounting principles. This control deficiency resulted in the restatement of the Company’s annual and interim consolidated financial statements for 2003 and 2002 and for the first, second and third quarters of 2004 as well as an audit adjustment to the fourth quarter 2004 financial statements. Additionally, this control deficiency could result in a misstatement of prepaid rent, leasehold improvements, deferred rent, rent expense and depreciation expense that would result in a material misstatement to annual or interim financial statements that would not be prevented or detected. Accordingly, management determined that this control deficiency constitutes a material weakness. Because of this material weakness, we have concluded that the Company did not maintain effective internal control over financial reporting as of December 31, 2004, based on criteria in “Internal Control-Integrated Framework” issued by the COSO.
      Management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which appears herein.

HOLLYWOOD ENTERTAINMENT CORPORATION
CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands, except share amounts)

	March 31,	December 31,
	2005	2004

Assets
Current assets:
Cash and cash equivalents	$203,919	$46,160
Marketable securities	—	147,600

Total cash, cash equivalents, and marketable securities	203,919	193,760
Receivables, net	35,630	37,922
Merchandise inventories	148,334	148,154
Prepaid expenses and other current assets	35,843	22,835

Total current assets	423,726	402,671
Rental inventory, net	297,578	289,144
Property and equipment, net	211,289	227,824
Goodwill	69,465	69,465
Deferred income tax asset, net	86,517	87,980
Prepaid rent	26,416	27,194
Other assets	15,229	15,249

	$1,130,220	$1,119,527

Liabilities and shareholders’ equity
Current liabilities:
Current maturities of long-term obligations	$554	$555
Current maturities of financing obligations	5,837	15,581
Accounts payable	165,053	174,427
Accrued expenses	136,018	150,436
Accrued interest	876	6,445
Income taxes payable	3,840	3,404

Total current liabilities	312,178	350,848
Long-term obligations, less current portion	350,546	350,701
Deferred Rent	43,052	44,346

	705,776	745,895
Commitments and contingencies (Note 10)
Shareholders’ equity:
Preferred stock, 25,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, 100,000,000 shares authorized; 64,450,291 and 60,970,105 shares issued and outstanding, respectively	517,008	494,246
Accumulated deficit	(92,564)	(120,614)

Total shareholders’ equity	424,444	373,632

	$1,130,220	$1,119,527

The accompanying notes are an integral part of this financial statement.

HOLLYWOOD ENTERTAINMENT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended
	March 31,

		2004
	2005	(Restated)

Revenue:
Rental product revenue	$372,216	$359,517
Merchandise sales	103,811	83,274

	476,027	442,791

Cost of Revenue:
Cost of rental product	111,694	108,934
Cost of merchandise	75,899	63,331

	187,593	172,265

Gross Profit	288,434	270,526
Operating costs and expenses:
Operating and selling	199,299	191,233
General and administrative	36,612	32,116
Store opening expenses	319	326

	236,230	223,675

Income from Operations	52,204	46,851
Non-operating expense:
Interest expense, net	(6,594)	(7,754)

Income before income taxes	45,610	39,097
Provision for income taxes	(17,560)	(15,626)

Net Income	$28,050	$23,471

Net income per share:
Basic	$0.44	$0.39
Diluted	0.44	0.38
Weighted average shares outstanding:
Basic	63,061	59,647
Diluted	64,076	62,312
The accompanying notes are an integral part of this financial statement.

HOLLYWOOD ENTERTAINMENT CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Three Months Ended
	March 31,

		2004
	2005	(Restated)

Operating activities:
Net income	$28,050	$23,471
Adjustments to reconcile net income to cash provided by operating activities:
Amortization of rental product	46,184	51,596
Depreciation	14,132	15,276
Amortization of prepaid rent	1,709	2,173
Amortization of deferred financing costs	221	888
Tax benefit from exercise of stock options	15,204	2,457
Change in deferred rent	(1,295)	(1,452)
Change in deferred taxes	1,463	11,726
Non-cash stock compensation	—	133
Net change in operating assets and liabilities:
Receivables	2,292	2,528
Merchandise inventories	(180)	10,145
Accounts payable	(9,373)	(36,542)
Accrued interest	(5,569)	(5,354)
Other current assets and liabilities	(26,250)	(119)

Cash provided by operating activities	66,588	76,926

Investing activities:
Purchases of rental inventory, net	(54,619)	(46,682)
Purchases of property and equipment, net	(7,223)	(10,884)
Acquisition of construction phase assets, net	9,627	(12,948)
Purchase of marketable securities	—	(67,432)
Sales of marketable securities	147,600	59,508
Increase in intangibles and other assets	(1,872)	(634)

Cash provided by (used in) investing activities	93,513	(79,072)

Financing activities:
Decrease in credit facilities	—	(20,000)
Debt financing costs	—	(114)
Repayments of capital lease obligations	(156)	(140)
Repurchase of common stock	—	(3,665)
Proceeds from capital lease obligation	—	233
Proceeds from exercise of stock options	7,558	829
Increase (decrease) in financing obligations	(9,744)	13,475

Cash used in financing activities	(2,342)	(9,382)

Increase (decrease) in cash and cash equivalents	157,759	(11,528)
Cash and cash equivalents at beginning of year	46,160	48,057

Cash and cash equivalents at end of first quarter	$203,919	$36,529

The accompanying notes are an integral part of this financial statement.

HOLLYWOOD ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      The unaudited Consolidated Financial Statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles (GAAP) have been condensed or omitted pursuant to those rules and regulations, although Hollywood Entertainment Corporation (the “Company”) believes that the disclosures made are adequate to make the information presented not misleading. The information furnished reflects all adjustments (consisting of normal recurring adjustments) that are, in the opinion of management, necessary to provide a fair statement of the results for the interim periods presented. These financial statements should be read in conjunction with the financial statements and the notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the Securities and Exchange Commission. Results of operations for interim periods may not necessarily be indicative of the results that may be expected for the full year or any other period.

(1)	Accounting Policies
      The Consolidated Financial Statements included herein have been prepared in accordance with the accounting policies described in Note 1 to audited Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.
      As of December 31, 2004, the Company reviewed its accounting practices with respect to store operating leases and concluded that it needed to correct certain technical errors in its accounting for leases and restate prior periods. See note 3 for a discussion of the accounting changes and their impact to the financial statements.
      In addition to the restatement of prior year amounts noted above and discussed in Note 3, certain prior year amounts have been reclassified to conform to the presentation used for the current year. These classifications had no impact on previously reported net income or shareholders’ equity.
      As of December 31, 2004, the Company reviewed its accounting practices with respect to balance sheet classification of auction rate securities. Auction rate securities are variable rate bonds tied to short-term interest rates with maturities on the face of the securities in excess of 90 days. Auction rate securities have interest rate resets through a modified Dutch auction, at predetermined short-term intervals, usually every 7, 28 or 35 days. They trade at par and are callable at par on any interest payment date at the option of the issuer. Interest paid during a given period is based upon the interest rate determined during the prior auction. Although these securities are issued and rated as long-term bonds, they are priced and traded as short-term instruments because of the liquidity provided through the interest rate reset. The Company had historically classified these instruments as cash equivalents if the period between interest rate resets was 90 days or less, which was based the ability to either liquidate the holdings or roll the investment over to the next reset period. Based upon our re-evaluation of the maturity dates associated with the underlying bonds, we have revised our classification of our auction rate securities, previously classified as cash equivalents, as marketable securities in accordance with FAS 95 as of March 31, 2004. We have classified these investments as available for sale investments and consider them to be current assets based on the availability of these assets to fund current operations. The purchase and sale of marketable securities are now displayed in the investing section of the cash flow statement.
       The Company accounts for its stock option plans under the recognition and measurement principles of Accounting Principles Board opinion No. 25, “Accounting for Stock Issued to Employees, and related Interpretations.” Pursuant to the disclosure requirements of Statement of Financial Accounting Standards No. 123 (SFAS 123), “Accounting for Stock-Based Compensation” and Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure — an Amendment of SFAS 123.” The following table illustrates the effect on net income and

HOLLYWOOD ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
earnings per share if the Company had applied the fair value recognition provisions of SFAS 123 (in thousands, except per share amounts).

	Three Months Ended
	March 31,

		2004
	2005	(Restated)

Net income, as reported	$28,050	$23,471
Add: Stock-based compensation expense included in reported net income, net of tax	—	81
Deduct: Total stock-based employee compensation expense under fair value based method for all awards, net of tax	1,988	(1,681)

Pro forma net income	$30,038	$21,871

Earnings per Share:
Basic — as reported	$0.44	$0.39
Basic — pro forma	0.48	0.37
Diluted — as reported	0.44	0.38
Diluted — pro forma	0.47	0.36
       In December 2004, the FASB issued Statements of Financial Accounting Standards No. 123R (SFAS 123R), “Share-Based Payment,” which replaces SFAS 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first interim or annual period after December 31, 2005. Pro forma disclosure is no longer an alternative. See above for the impact on net income. SFAS 123R is effective for the Company beginning January 1, 2006. The Company is in the process of evaluating the effect of SFAS 123R on the Company’s overall results of operations, financial position and cash flows as well as its method of adoption.

(2)	Merger Agreement
       On January 9, 2005 the Company signed a definitive merger agreement with Movie Gallery, Inc. and its wholly owned subsidiary, TG Holdings, Inc., which provides for the merger of TG Holdings into Hollywood, with Hollywood surviving the merger as a wholly owned subsidiary of Movie Gallery. Under the terms of the merger agreement, the Company’s shareholders will be entitled to receive $13.25 per share in cash upon completion of the merger.
       The Company had previously entered into an amended and restated merger agreement, dated as of October 13, 2004, with Carso Holdings Corporation (“Carso”) and Hollywood Merger Corp., both affiliates of Leonard Green & Partners, L.P. Under the terms of this amended and restated merger agreement, its shareholders were to receive $10.25 per share in cash upon completion of the merger contemplated by the amended and restated merger agreement. By a termination agreement dated January 9, 2005, between the Company, Carso and its affiliates, and related documents, the Company terminated the amended and restated merger agreement. The termination of the merger agreement with Carso required its payment of Carso’s transaction expenses of $4.0 million, which was paid and recorded as expense in the period ended March 31, 2005.
       The Company terminated the agreement with Carso and entered into the merger agreement with Movie Gallery following a unanimous recommendation in favor of these actions by a special committee of

HOLLYWOOD ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
its board of directors consisting of the independent directors of its board of directors. The special committee and our board of directors received a fairness opinion from Lazard Freres & Company, LLC as to the consideration to be received by its shareholders pursuant to the merger agreement with Movie Gallery.
       The merger with TG Holdings, Inc. was completed on April 27, 2005.

(3)	Restatement of Prior Periods
       Like many other publicly traded retail companies, we reviewed our accounting practices with respect to store operating leases. This review was triggered in part by the February 7, 2005 letter issued from the Office of the Chief Accountant of the Securities and Exchange Commission (“SEC”) to the American Institute of Certified Public Accountants expressing the SEC’s views regarding proper accounting for certain operating lease matters under GAAP. We concluded that we needed to correct certain errors in our accounting for leases and restate prior periods.

Classification of Store Build-out Costs
       The Company coordinates and directly pays for a varying amount of the construction of new stores based upon executed lease agreements. For some stores the Company is responsible for overseeing the construction while in others the lessor may be fully responsible for building the store to the Company’s specification. In all cases, however, the Company is reimbursed by the lessor for most of the construction costs. Historically the Company accounted for the unreimbursed portion of the construction as leasehold improvement assets that depreciated over 10 years, which approximated the term of the lease. Upon further review of the applicable accounting guidance, the Company has determined that the amount of assets recorded as leasehold improvements depends upon a number of factors, including the nature of the assets and the amount of construction risk the Company has during the construction period.
       Nature of the assets: Store build-out costs have been segregated between structural elements that benefit the lessor beyond the term of the lease and assets that are considered normal tenant improvements. In accordance with EITF 96-21 “Implementation Issues in Accounting for Leasing Transactions Involving Special-Purpose Entities”, payments made by the Company for structural elements that are not reimbursed by the lessor should be considered a prepayment of rent that should be amortized as rent expense over the term of the lease. As a result, income from operations increased by $0.3 million for the three months ended March 31, 2004.

Classification of Tenant Improvement Allowances
       The Company historically accounted for tenant improvement allowances as a reduction to the related leasehold improvement assets. The Company has concluded that certain allowances should be considered lease incentives as discussed in Financial Accounting Standards Board Technical Bulletin No. 88-1, “Issues Relating to Accounting for Leases,” (FTB 88-1). For allowances determined to be incentives, FTB 88-1 requires lease incentives to be recorded as deferred rent liabilities on the balance sheet, a reduction in rent expense on the statement of operations and as a component of operating activities on the consolidated statements of cash flows. There is no impact to income from operations for this reclassification.

Rent Holidays
       The Company historically recognized rent on a straight-line basis over the lease term commencing with the store opening date. Upon re-evaluating FASB Technical Bulletin No. 85-3, “Accounting for Operating Leases with Scheduled Rent Increases,” the Company has determined that the lease term

HOLLYWOOD ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
should commence on the date the property is ready for normal tenant improvements. As a result, income from operations increased $0.4 million for the three months ended March 31, 2004.

Depreciation of Leasehold Improvements
       Historically the Company depreciated leasehold improvements over 10 years, which approximates the contractual term of the lease. The Company also depreciated leasehold improvements acquired subsequent to store opening, such as remodels, over 10 years. The Company has concluded that such leasehold improvements should be amortized over the lesser of the assets economic life of 10 years or the contractual term of the lease. Optional renewal periods are included in the contractual term of the lease if renewal is reasonably assured at the time the asset is placed in service. As a result, income from operations decreased $0.3 million for the three months ended March 31, 2004.

Lease Incentive
       During 1996 to 2000, certain landlords reimbursed a portion of the Company’s grand opening events and advertising expenses. The Company has historically recorded these marketing allowances received for grand opening costs as a reduction of its advertising expense in the period that the marketing allowance was received. The Company now believes that these allowances should be considered lease incentives as discussed in Financial Accounting Standards Board Technical Bulletin No. 88-1, “Issues Relating to Accounting for Leases,” (FTB 88-1). FTB 88-1 requires lease incentives to be recorded as deferred rent liabilities on the balance sheet, and amortized against rent expense over the term of the lease. As a result, income from operations increased $0.9 million for the three months ended March 31, 2004.

HOLLYWOOD ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
       The effect of this restatement and the revision of the classification of Marketable Securities were as follows:
CONSOLIDATED STATEMENTS OF OPERATIONS
Three Months Ended March 31, 2004

	As Previously
	Reported	As Restated

	(in thousands, except per
	share amounts)
REVENUE:
Rental product revenue	$359,517	$359,517
Merchandise sales	83,274	83,274

	442,791	442,791

COST OF REVENUE:
Cost of rental product	108,934	108,934
Cost of merchandise	63,331	63,331

	172,265	172,265
GROSS PROFIT	270,526	270,526
Operating costs and expenses:
Operating and selling	192,500	191,233
General and administrative	32,116	32,116
Store opening expenses	326	326

	224,942	223,675

INCOME FROM OPERATIONS	45,584	46,851
Non-operating expense:
Interest expense, net	(7,754)	(7,754)

Income before income taxes	37,830	39,097
Provision for income taxes	(15,132)	(15,626)

NET INCOME	$22,698	$23,471

Net income per share:
Basic	$0.38	$0.39
Diluted	0.36	0.38

HOLLYWOOD ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONSOLIDATED STATEMENTS OF CASH FLOWS
Three Months Ended March 31, 2004

	As Previously
	Reported	As Restated

	(in thousands)
Operating activities:
Net income	$22,698	$23,471
Adjustments to reconcile net income to cash provided by operating activities:
Amortization of rental product	51,596	51,596
Depreciation	17,223	15,276
Amortization of prepaid rent		2,173
Amortization of deferred financing costs	888	888
Tax benefit from exercise of stock options	2,457	2,457
Change in deferred rent	(129)	(1,452)
Change in deferred taxes	11,232	11,726
Non-cash stock compensation	133	133
Net change in operating assets and liabilities:
Receivables	2,528	2,528
Merchandise inventories	10,145	10,145
Accounts payable	(36,542)	(36,542)
Accrued interest	(5,403)	(5,354)
Other current assets and liabilities	773	(119)

Cash provided by operating activities	76,053	76,926

Investing activities:
Purchases of rental inventory, net	(46,682)	(46,682)
Purchase of property and equipment, net	(10,812)	(10,884)
Acquisition of construction phase assets, net	—	(12,948)
Purchase of marketable securities	—	(67,432)
Sales of marketable securities	—	59,508
Increase in intangibles and other assets	694	(634)

Cash used in investing activities	(56,800)	(79,072)

Financing activities:
Decrease in credit facilities	(20,000)	(20,000)
Debt financing costs	(114)	(114)
Repayments of capital lease obligations	(140)	(140)
Repurchase of common stock	(3,665)	(3,665)
Proceeds from capital lease obligation	233	233
Proceeds from exercise of stock options	829	829
Increase in financing obligations	—	13,475

Cash used in financing activities	(22,857)	(9,382)

Decrease in cash and cash equivalents	(3,604)	(11,528)
Cash and cash equivalents at beginning of year	74,133	48,057

Cash and cash equivalents at end of first quarter(1)	$70,529	$36,529

(1)	Restated cash and cash equivalents excludes Marketable Securities of $34.0 million as of March 31, 2004.

HOLLYWOOD ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(4)	Rental Inventory Amortization Policy
       The Company manages its rental inventories of movies as two distinct categories, new releases and catalog. New releases, which represent the majority of all movies acquired, are those movies which are primarily purchased on a weekly basis in large quantities to support demand upon their initial release by the studios and are generally held for relatively short periods of time. Catalog, or library, represents an investment in those movies the Company intends to hold for an indefinite period of time and represents a historic collection of movies which are maintained on a long-term basis for rental to customers. In addition, the Company acquires catalog inventories to support new store openings and to build-up its title selection, primarily as it relates to changes in format preferences such as an increase in DVD from VHS.
       Purchases of new release movies are amortized over four months to current estimated average residual values of approximately $2.00 for VHS and $4.00 for DVD (net of estimated allowances for losses). Purchases of VHS and DVD catalog are currently amortized on a straight-line basis over twelve months and sixty months, respectively, to estimated residual values of $2.00 for VHS and $4.00 for DVD.
       For new release movies acquired under revenue sharing arrangements, the studios’ share of rental revenue is charged to cost of rental as revenue is earned on the respective revenue sharing titles, net of average estimated carrying values that are set up in the first four months following the movies release. The carrying value set up on VHS movies approximates the carrying value of VHS non-revenue sharing purchases after four months. The carrying value set up on DVD movies approximates the carrying value of DVD non-revenue sharing purchases after four months less anticipated revenue sharing payments on the sales of previously viewed DVD movies.
       The majority of games purchased are amortized over four months to an average residual value below $5.00. Games that the Company expects to keep in rental inventory for an indefinite period of time are amortized on a straight-line basis over two years to a current estimated residual value of $5.00. For games acquired under revenue sharing arrangements, the manufacturers share of rental revenue is charged to cost of rental as revenue is earned on the respective revenue sharing games, net of an average estimated carrying value of approximately $11.00 that is set up in the first four months following the games release. Revenue sharing games that the Company expects to keep in rental inventory for an indefinite period of time are then amortized on a straight-line basis over the remaining 20 months to an estimated residual value of $5.00.

(5)	Property and Equipment
       Property and equipment as of March 31, 2005 and December 31, 2004 consists of (in thousands):

	2005	2004

Fixtures and equipment	$257,928	$252,165
Leasehold improvements	406,911	405,462
Construction phase assets	5,623	15,250
Equipment under capital lease	2,047	2,047

	672,509	674,924
Less accumulated depreciation and amortization	(461,220)	(447,100)

	$211,289	$227,824

       Accumulated depreciation and amortization, as presented above, includes accumulated amortization of assets under capital leases of $0.5 million and $0.4 million at March 31, 2005 and December 31, 2004,

HOLLYWOOD ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
respectively. Depreciation expense related to property, plant and equipment was $14.1 million and $15.3 million for the three months ended March 31, 2005 and March 31, 2004, respectively.
       The Company reviews for impairment its long-lived assets to be held and used in the business whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company deems a store to be impaired if a forecast of undiscounted future operating cash flows directly related to the store, including estimated disposal value, if any, is less than the asset carrying amount.
       In the fourth quarter of 2004 the Company’s video store same store sales decreased 3%. These results were not in line with earlier management expectations and management felt that the recent trend of negative video store same store sales could continue. Accordingly, the Company evaluated the store assets and determined that certain stores were impaired. As a result, in the fourth quarter of 2004, the Company recorded a $13.8 million non-cash charge in operating and selling expense consisting of $11.8 million in property and equipment and $2.0 million in prepaid rent. There were no impairment charges in 2002, 2003, or in the first quarter of 2005.
       In the fourth quarter of 2004 the Company concluded that certain software development capitalized costs qualified for impairment per AICPA SOP 98-1 “Software for Internal Use” and FAS 144 “Accounting for Impairment or Disposal of Long-Lived Assets”. As a result, the Company recorded a $4.4 million impairment charge included in general and administrative expenses.

(6)	Statements of Changes in Shareholders’ Equity
       A summary of changes to shareholders’ equity amounts for the three months ended March 31, 2005 is as follows (in thousands, except share amounts):

	Common Stock
			Accumulated
	Shares	Amount	Deficit	Total

Balance at 12/31/2004	60,970,105	$494,246	$(120,614)	$373,632

Issuance of common stock:
Stock options exercised	3,480,186	7,558		7,558
Stock options tax benefit		15,204		15,204
Net income			28,050	28,050

Balance at 03/31/2005	64,450,291	$517,008	$(92,564)	$424,444

(7)	Off Balance Sheet Arrangements
       The Company leases all of its stores, corporate offices, distribution centers and zone offices under non-cancelable operating leases. The Company’s stores generally have an initial operating lease term of five to fifteen years and most have options to renew for between five and fifteen additional years. Rent expense was $64.9 million and $61.0 million for the three months ended March 31, 2005 and 2004, respectively. Most operating leases require payment of additional occupancy costs, including property taxes, utilities, common area maintenance and insurance. These additional occupancy costs were $13.4 million and $12.2 million for the three months ended March 31, 2005 and 2004, respectively.

HOLLYWOOD ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
       At December 31, 2004, last fiscal year-end date, the future minimum annual rental commitments under non-cancelable operating leases were as follows (in thousands):

Operating
Leases
Year Ending December 31,
2005	$258,703
2006	240,881
2007	207,383
2008	168,011
2009	135,709
Thereafter	324,641
       Total sublease income was $1.3 million and $1.2 million for the three months ended March 31, 2005 and 2004 respectively.
       At December 31, 2004, the future minimum annual sublease income under operating subleases were as follows (in thousands):

Sublease
Income
Year Ending December 31,
2005	$2,402
2006	2,237
2007	1,737
2008	1,124
2009	722
Thereafter	1,036

(8)	Long-term Obligations and Liquidity
       The Company had the following long-term obligations as of March 31, 2005 and December 31, 2004 (in thousands):

	March 31,	December 31,
	2005	2004

Borrowings under credit facilities	$125,000	$125,000
Senior subordinated notes due 2011(1)	225,000	225,000
Obligations under capital leases	1,100	1,256

	351,100	351,256
Current portion:
Capital leases	554	555

	554	555

Total long-term obligations net of current portion and notes to be retired with cash held by trustee	$350,546	$350,701

(1)	Coupon payments at 9.625% are due semi-annually in March and September.
       On March 24, 2005, the Company commenced an offer to purchase for cash and consent solicitation relating to any and all of the outstanding 9.625% senior subordinated notes. On April 27, 2005, the

HOLLYWOOD ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Company accepted for payment $224,550,000 principal amount of the notes which had been tendered in the offer. The Company paid $1,142.13 per $1,000 principal amount of notes validly tendered before 5:00 p.m., New York City time, on April 12, 2005 and $1,112.13 per $1,000 principal amount of notes validly tendered after 5:00 p.m., New York City time, on April 12, 2005 plus, in both cases, accrued but unpaid interest. Pursuant to the Second Supplemental Indenture dated as of April 15, 2005, many of the restrictive covenants previously applicable to the notes were deleted or modified.
       On January 16, 2003, the Company completed the closing of new senior secured credit facilities from a syndicate of lenders led by UBS Warburg LLC. The new facilities consist of a $200.0 million term loan facility and a $50.0 million revolving credit facility, each maturing in 2008. The Company used the net proceeds from the transaction to repay amounts outstanding under the Company’s existing credit facilities which were due in 2004, redeem the remaining $46.1 million outstanding principal amount of the Company’s 10.625% senior subordinated notes due 2004 and for general corporate purposes.
       Revolving credit loans under the facility bore interest, at the Company’s option, at an applicable margin over the bank’s base rate loan or the LIBOR rate. The initial margin over LIBOR was 3.5% for the term loan facility and would step down if certain performance targets were met. The credit facility contained financial covenants that included a (1) maximum debt to adjusted EBITDA test, (2) minimum interest coverage test, and (3) minimum fixed charge coverage test. Amounts outstanding under the credit agreement were collateralized by substantially all of the assets of the Company. Hollywood Management Company was a guarantor under the credit agreement.
       As of December 31, 2004 and 2003, the Company was in violation of certain covenants restricting its investments in cash equivalents and marketable securities under its credit facility and its indenture for senior subordinated notes. The Company obtained a waiver from the lenders under the credit facilities for the violations, which expired on March 31, 2005. The Company corrected the violation by updating its investment profiles and was in compliance with its credit facility and indenture covenants as of March 31, 2005.
       These senior secured credit facilities were terminated on April 27, 2005 in connection with the acquisition of the Company by Movie Gallery, and all amounts outstanding were repaid.
       Maturities on long-term obligations at March 31, 2005 for the next five years are as follows (in thousands):

			Capital
	Subordinated	Credit	Leases &
	Notes	Facility	Other	Total

Year Ending December, 31
2005	$—	$—	$400	$400
2006	—	—	612	612
2007	—	20,000	88	20 088
2008	—	105,000	—	105,000
2009	—	—	—	—
Thereafter	225,000	—	—	225,000

	$225,000	$125,000	$1,100	$351,100

       Interest income was $1.0 million and $0.1 million for the three months ended March 31, 2005 and 2004, respectively. Total interest cost incurred was $6.6 million and $7.8 million for the three months

HOLLYWOOD ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
ended March 31, 2005 and 2004 respectively, while interest capitalized was $0.04 million and $0.03 million, for the three months ended March 31, 2005 and 2004 respectively.
       The fair value of the 9.625% senior subordinated notes due 2011 was $254.3 million and $240.8 million as of March 31, 2005 and December 31, 2004, respectively, based on quoted market prices. The revolving credit facility is a variable rate loan, and thus, the fair value approximates the carrying amount as of March 31, 2005 and December 31, 2004.
       As of March 31, 2005 the Company had $15.7 million of outstanding letters of credit issued upon the revolving credit facility.

(9)	Earnings per Share
       Earnings per basic share are calculated based on income available to common shareholders and the weighted-average number of common shares outstanding during the reported period. Earnings per diluted share include additional dilution from the effect of potential issuances of common stock, such as stock issuable pursuant to the exercise of stock options.
       The following tables are reconciliations of the earnings per basic and diluted share computations (in thousands, except per share amounts):

	Three Months Ended March 31,

	2005			2004 (Restated)

	Net		Per Share	Net		Per Share
	Income	Shares(1)	Amounts	Income	Shares(1)	Amounts

Income per basic share:	$28,050	63,061	$0.44	$23,471	59,647	$0.39

Effect of dilutive securities:
Stock options	—	1,015		—	2,665

Income per diluted share:	$28,050	64,076	$0.44	$23,471	62,312	$0.38

(1)	Represents weighted average shares outstanding.
       Antidilutive stock options excluded from the calculation of income per diluted share were 1.5 million shares and 4.3 million shares for the three months ended March 31, 2005 and 2004, respectively.

(10)	Commitments and Contingencies
       On January 3, 2005, the Company received a letter from The Nasdaq Stock Market, Inc. indicating that its securities were subject to delisting from The Nasdaq National Market because it failed to comply with Marketplace Rules 4350(e) and 4350(g), which require listed companies hold an annual shareholder meeting and distribute a proxy statement and solicit proxies for the meeting. The Company requested and received a hearing before a Nasdaq Listing Qualifications Panel to review the staff determination. On February 15, 2005, the Panel informed the Company that its securities would be delisted at the opening of business on February 17, 2005. The Company requested that the Panel reconsider its decision, which it did. The Panel agreed to continue listing the Company’s securities under specified conditions, including that it hold an annual meeting on or before March 30, 2005. The Company held its annual meeting on March 30, 2005, notified Nasdaq that it is in compliance with listing standards and requested confirmation

HOLLYWOOD ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
from Nasdaq that its securities are no longer subject to delisting. On April 5, 2005, the Company received a compliance letter from Nasdaq informing it that its securities would continue to be listed on the Nasdaq National Market and that the hearing file has been closed. On April 27, 2005 following the acquisition of the Company by Movie Gallery, the Company’s common stock ceased to be listed for trading on the Nasdaq National Market.
       The Company was named as a defendant in several purported class action lawsuits asserting various causes of action, including claims regarding its membership application and additional rental period charges. The Company has vigorously defended these actions and maintains that the terms of its additional rental charge policy are fair and legal. The Company has been successful in obtaining dismissal of three of the actions filed against it. A statewide class action entitled George Curtis v. Hollywood Entertainment Corp., dba Hollywood Video, Defendant, No. 01-2-36007-8 SEA was certified on June 14, 2002 in the Superior Court of King County, Washington. On May 20, 2003, a nationwide class action entitled George DeFrates v. Hollywood Entertainment Corporation, No. 02 L 707 was certified in the Circuit Court of St. Clair County, Twentieth Judicial Circuit, State of Illinois. Hollywood reached a nationwide settlement with the plaintiffs. This settlement encompasses all of the various claims asserted in each of the related actions. Preliminary approval of settlement was granted on August 10, 2004. Hollywood has agreed not to oppose plaintiffs’ application for an award of $2.675 million for fees and costs to class counsel and plaintiffs counsel, and up to $50K in class representative incentive awards. Class members will receive rent-one-get-one coupons on a claims-made basis with a guaranteed total redemption of $9 million along with other remedial relief. The final approval hearing is scheduled for June 24, 2005. Notice began on October 10, 2004 and will last through June 10, 2005. Coupons will likely be distributed to the class beginning in the fall of 2005 and payment will be made to class counsel following final approval in June 2005. The Company believes it has provided adequate reserves in connection with these lawsuits.
       The Company and the members of its board (including its former chairman Mark Wattles) are defendants in several lawsuits pending in Clackamas County, Oregon (and one in Multnomah County, Oregon). The lawsuits asserted breaches of duties associated with the merger agreement executed with a subsidiary of Leonard Green & Partners, L.P. (“LGP”). The Clackamas County actions were later consolidated and the plaintiffs filed an Amended Consolidate Complaint alleging four claims for relief against the board members arising out of the pending sale of Hollywood. The purported four claims for relief are breach of fiduciary duty; misappropriation of confidential information; failure to disclose material information in the proxy statement in support of the Movie Gallery Merger; and a claim for attorney’s fees and costs. The Amended Consolidate Complaint also names UBS Warburg and LGP as defendants. On April 7, 2005, the plaintiffs filed a motion seeking to enjoin the Company’s merger with Movie Gallery. The Company and its board members moved to dismiss the Amended Consolidate Complaint and opposed the effort to enjoin the merger. On April 19, 2005, the plaintiffs withdrew their request for an injunction and stated their intent to file another amended complaint seeking damages. The Company does not know when plaintiff will do so. The Company and the members of its board have also been named as defendants in a separate lawsuit — JDL Partners, L.P. v. Mark J. Wattles et. al, — filed in Clackamas County, Oregon Circuit Court. This lawsuit, filed before the Company’s announcement of the merger agreement with Movie Gallery, alleges breaches of fiduciary duties related to a bid by Blockbuster for the Company as well as breaches related to a loan to Mr. Wattles that the Company forgave in December 2000. On April 25, 2005, the JDL Partners action was consolidated with the other Clackamas County lawsuits. The Company was unable to determine that the likelihood of an unfavorable outcome of the above-described litigation is either probable or remote. The Company was unable to estimate the dollar amount or range of potential loss.
       The Company was named as a defendant in three actions asserting wage and hour claims in California. The plaintiffs sought to certify a statewide class action alleging that certain California employees were denied meal and rest periods. There were several additional related claims for unpaid

HOLLYWOOD ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
overtime, unpaid off the clock work, and penalties for late payment of wages and record keeping violations. A mediation took place on September 9, 2004 and the parties reached a settlement of all claims alleged in each of the actions. Pursuant to the settlement, two of the actions were dismissed and all claims asserted by plaintiffs were alleged in a single action. The Company received preliminary approval of the settlement on January 10, 2005. Notice was sent directly to class members on February 4, 2005. Final approval is scheduled for hearing on May 31, 2005. The Company believes it has provided adequate reserves in connection with these lawsuits.
       In addition, the Company has been named to various other claims, disputes, legal actions and other proceedings involving contracts, employment and various other matters. The Company believes it has provided adequate reserves for contingencies and that the outcome of these matters should not have a material adverse effect on its consolidated results of operation, financial condition or liquidity. At March 31, 2005, the legal contingencies reserve was $13.9 million. At December 31, 2004, the legal contingencies reserve was $13.3 million.

(11)	Related Party Transactions
       In July 2001, Boards, Inc. (Boards) began to open Hollywood Video stores as licensee of the Company pursuant to rights granted by the Company and approved by the Board of Directors in connection with Mark J. Wattles’ employment agreement in January 2001. These stores are operated by Boards and are not included in the 2,027 stores operated by the Company. Mark Wattles, the Company’s founder, is the majority owner of Boards. Mr. Wattles resigned all positions with the Company effective February 3, 2005. Under the license arrangement, Boards pays the Company an initial license fee of $25,000 per store, a royalty of 2.0% of revenue and also purchases products and services from the Company at the Company’s cost. Boards is in compliance with the 30 day payment terms under the arrangement. The outstanding balance of $1.7 million due the Company is related to current activity. As of March 31, 2005, Boards operated 20 stores.
       The following table reconciles the net receivable balance due from Boards, Inc (in thousands):

	Three Months
	Ended

	2005	2004

Receivable Balance Beginning of Year	$1,361	$1,509

License fee	—	—
(2%) Royalty fee	151	132
Products & Services	3,274	1,904

Expenses — First Quarter	3,425	2,036
Payments — First Quarter	(3,097)	(3,101)

Receivable Balance Ending March 31	$1,689	$444

(12)	SEGMENT REPORTING
       The Company’s management regularly evaluates the performance of two segments, Hollywood Video and Game Crazy, in its assessment of performance and in deciding how to allocate resources. Hollywood Video represents the Company’s 2,027 video stores excluding the operations of Game Crazy. Game Crazy represents 718 in-store departments and free-standing stores that allow game enthusiasts to buy, sell, and trade used and new video game hardware, software and accessories. The Company measures segment profit as operating income (loss), which is defined as income (loss) before interest expense and income

HOLLYWOOD ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
taxes. Information on segments and reconciliation to operating income (loss) are as follows (in thousands):

	As of And For The
	Three Months Ended March 31, 2005

	Hollywood	Game
	Video	Crazy	Total

Revenues	$401,669	$74,358	$476,027
Depreciation	12,149	1,983	14,132
Impairment of Assets	—	—	—
Income (loss) from operations	54,390	(2,186)	52,204
Goodwill	69,050	415	69,465
Total assets	1,010,441	119,779	1,130,220
Purchases of property and Equipment	6,907	316	7,223

	As of And For The
	Three Months Ended March 31, 2004
	(Restated)

	Hollywood	Game
	Video	Crazy	Total

Revenues	$385,423	$57,368	$442,791
Depreciation	13,307	1,969	15,276
Income (loss) from operations	51,475	(4,624)	46,851

	As of And For the
	Three Months Ended March 31, 2004
	(Restated)

	Hollywood	Game
	Video	Crazy	Total

Goodwill	67,991	415	68,406
Total assets	876,769	102,082	978,851
Purchases of property and equipment	9,693	1,191	10,884
       Game Crazy’s loss from operations included an overhead allocation for information support services, treasury and accounting functions, and other general and administrative services.
       Purchases of property and equipment does not include the acquisition of construction phase assets.

$325,000,000
MOVIE GALLERY, INC.
Offer to Exchange $325,000,000
11% New Senior Notes Due 2012 registered under the
Securities Act of 1933
for $325,000,000 aggregate principal amount of its outstanding unregistered
11% Senior Notes due 2012

PROSPECTUS

August 5, 2005